Exhibit 10.1

Execution Final

Credit Agreement

Dated as of March 30, 2023

among

BCCI SPV-1, LLC
as the Borrower

Brightwood Capital Advisors, LLC,
as the Servicer

The Financial Institutions from Time to Time Party Hereto,
as Lenders

KeyBank National Association,
as the Administrative Agent and Syndication Agent

U.S. Bank National Association,
as the Collateral Custodian

and

U.S. Bank Trust Company, National Association,
as Paying Agent

Table of Contents

Section	Heading	Page

Article I	Definitions	1
Section 1.1.	Certain Defined Terms	1
Section 1.2.	Other Terms	51
Section 1.3.	Computation of Time Periods	51
Section 1.4.	Interpretation	51
Section 1.5.	Rates	52
Article II	Advances	51
Section 2.1.	Advances	51
Section 2.2.	Procedures for Advances	53
Section 2.3.	Prepayments	53
Section 2.4.	Principal Repayments	55
Section 2.5.	Evidence of Indebtedness	55
Section 2.6.	Interest Payments	55
Section 2.7.	Fees	57
Section 2.8.	Settlement Procedures	57
Section 2.9.	Collections and Allocations	60
Section 2.10.	Payments, Computations, Etc.	60
Section 2.11.	Effect of Benchmark Transition Event	61
Section 2.12.	Increased Costs; Capital Adequacy; Illegality	63
Section 2.13.	Taxes	64
Section 2.14.	Discretionary Sales of Loans	68
Section 2.15.	Substitution and Transfer of Loans; Acquisitions During Revolving Period	69
Article III	Conditions of Effectiveness and Advances	73
Section 3.1.	Conditions to Effectiveness and Advances	73
Section 3.2.	Additional Conditions Precedent to all Advances	74
Article IV	Representations and Warranties	75
Section 4.1.	Representations and Warranties of the Borrower	75
Article V	General Covenants of the Borrower	87
Section 5.1.	Covenants of the Borrower	87
Section 5.2.	Post-Closing Covenants
Article VI	Security Interest	96
Section 6.1.	Security Interest	96
Section 6.2.	Remedies	97

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Exhibit A	—	Form of Borrowing Notice
Exhibit B	—	Form of Assignment and Acceptance
Exhibit C	—	Form of Monthly Report
Exhibit D	—	Form of Servicer’s Certificate
Exhibit E	—	Form of Release of Loan Documents
Exhibit F	—	Form of Loan Checklist Delivery Letter
Exhibit G	—	Form of Borrowing Base Certificate
Exhibit H	—	Custodial Receipt
Exhibit I	—	Form of U.S. Tax Compliance Certificate
Exhibit J	—	Form of Joinder Agreement

Schedule I	—	Places of Business; Locations of Records
Schedule II	—	Schedule of Documents
Schedule III	—	Loan List
Schedule IV	—	Brightwood Credit Policy
Schedule V	—	Forms of Originator’s Standard Documents
Schedule VI	—	DBRS Industry Classification Groups
Schedule VII	—	[Reserved].
Schedule VIII	—	Risk Factor
Schedule IX	—	Diversity Score
Schedule X	—	DBRS Risk Scores
Schedule XI	—	DBRS Rating Procedures
Schedule XII	—	Reserved
Schedule XIII	—	Brightwood Capital Corporation I Private Placement Memorandum
Schedule XIV	—	Collection Account and Operating Account Details

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This Credit Agreement is made as of March 30, 2023, by and among:

(1)            BCCI SPV-1, LLC, a Delaware limited liability company, as borrower (the “Borrower”);

(2)            Brightwood Capital Advisors, LLC, a Delaware limited liability company, as servicer (the “Servicer”);

(3)            Each financial institution from time to time party hereto as a “Lender” (whether on the signature pages hereto, in an Assignment and Acceptance) and their respective successors and permitted assigns (collectively, the “Lenders”);

(4)            KeyBank National Association, as administrative agent for the Lenders (together with its successors and assigns in such capacity, the “Administrative Agent”) and syndication agent (the “Syndication Agent”);

(5)            U.S. Bank National Association, not in its individual capacity but as the collateral custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”); and

(5)            U.S. Bank Trust Company, National Association, not in its individual capacity but as the paying agent (together with its successors and assigns in such capacity, the “Paying Agent”).

It Is Agreed as follows:

Article I

Definitions

Section 1.1.           Certain Defined Terms. (a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1.

(b)            As used in this Agreement and its exhibits, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“1940 Act” is defined in Section 4.1(x).

“Account Control Agreement” means (i) that certain securities account control agreement, dated as of March 30, 2023, among the Borrower, the Servicer, the Administrative Agent as Secured Party and on behalf of the other Secured Parties and U.S. Bank National Association, as securities intermediary, with respect to the Collection Account and Operating Account as the same may be amended, restated, modified or supplemented from time to time, and (ii) any other securities or deposit account control agreement entered into from time to time, in each case (x) in form and substance satisfactory to the Administrative Agent and (y) providing for “control” by the Administrative Agent of the applicable deposit account or securities account within the meaning of the UCC.

“Acquired Loan” is defined in Section 2.15.

“Acquisition” is defined in Section 2.15.

“Acquisition Date” is defined in Section 2.15.

“Acquisition Notice” is defined in Section 2.15.

“Adjusted Term SOFR Rate” means for any Available Tenor and Interest Period, the greater of (a) the Floor and (b) Term SOFR for such Interest Period.

“Administrative Agent” is defined in the preamble hereto.

“Administrative Expense Cap” means, for any rolling 12-month period, an amount equal to $150,000 per annum.

“Administrative Expenses” means all amounts (including indemnification payments) due or accrued and payable by the Borrower to the Administrative Agent, the Paying Agent, and the Collateral Custodian pursuant to any Transaction Document including any Paying Agent and Collateral Custodian Fees and Expenses. For the avoidance of doubt, Administrative Expenses shall not include any amount payable to any Lender or any other Person pursuant to any Transaction Document.

“Administrative Agent Fee” has the meaning set forth in the Administrative Agent Fee Letter.

“Administrative Agent Fee Letter” means that certain Administrative Agent Fee Letter by and among the Borrower, the Administrative Agent and the Syndication Agent dated as of the date hereof, as the same may be amended, restated or modified from time to time.

“Advance” means a loan made by a Lender to the Borrower under and in accordance with the terms hereof.

“Advance Rate” means (a) during the Ramp-up Period:

(i)             with respect to any Broadly Syndicated Loan that is a First Lien Loan other than a Unitranche Loan, 55% of the Outstanding Loan Balance;

(ii)            with respect to any Broadly Syndicated Loan that is a Unitranche Loan (but subject to the proviso in the definition of “Unitranche Loan”), 50% of the Outstanding Loan Balance;

(iii)           with respect to any Middle Market Loan that is a First Lien Loan other than a Unitranche Loan, 50% of the Outstanding Loan Balance; and

(iv)           with respect to any Middle Market Loan that is a Unitranche Loan, 45% of the Outstanding Loan Balance; and

(b)            after the Ramp-up Period:

(i)             with respect to any Broadly Syndicated Loan that is a First Lien Loan other than a Unitranche Loan, 70% of the Outstanding Loan Balance;

(ii)            with respect to any Broadly Syndicated Loan that is a Unitranche Loan (but subject to the proviso in the definition of “Unitranche Loan”), 65% of the Outstanding Loan Balance;

(iii)           with respect to any Middle Market Loan that is a First Lien Loan other than a Unitranche Loan, 65% of the Outstanding Loan Balance; and

(iv)           with respect to any Middle Market Loan that is a Unitranche Loan, 60% of the Outstanding Loan Balance;

provided, however, that (A) a First Lien Loan or a Unitranche Loan structured with a working capital facility shall have its respective Advance Rate reduced by 25% (i.e. a 65% Advance Rate becomes a 40% Advance Rate) if the ratio of the funded debt with respect to such working capital facility to EBITDA of the related Obligor for the twelve months then ended exceeds 1.0x and (B) any portion of a First Lien Loan that results in such Loan exceeding a Senior Leverage Ratio of 5.5 to 1.0, or any portion of a Unitranche Loan that results in such Loan exceeding a Senior Leverage Ratio of 6.5 to 1.0, shall have the Advance Rate (as adjusted by clause (A) above) associated with such portion reduced by 25%; provided, further, that the Administrative Agent shall, at is sole discretion, select the Advance Rate for any Eligible Loan that is an Eligible Loan pursuant to an approval by the Administrative Agent as provided in clause (a) of the definition of “Eligible Loan” (but only until such date as such Eligible Loan would, if it had been acquired by the Borrower on such date, qualify as an Eligible Loan under clause (b) of the definition of “Eligible Loan”, at which point the Advance Rate for such Eligible Loan shall be determined without giving effect to this proviso).

“Advances Outstanding” means, on any day, the aggregate principal amount of the Advances outstanding on such day, after giving effect to all repayments of the Advances and the making of new Advances on such day.

“Affected Party” is defined in Section 2.12(a).

“Affiliate” with respect to a Person, means any other Person controlling, controlled by or under common control with such Person; provided, however, that when used with respect to any Person that is an Obligor of a Loan, “Affiliate” shall not mean (i) any of the Borrower, the Servicer or the Originator unless the Borrower, the Servicer or the Originator is a Person controlling, controlled by or under common control with such Obligor as of the first date such Obligor’s Loan becomes a Transferred Loan hereunder (regardless of any subsequent reconveyance or re-transfer) or (ii) any such other Person with an affiliation arising solely as a result of ownership by a common financial sponsor. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative to the foregoing.

“Agent’s Account” means ABA: 021300077, Acct: 329953020917, Account Name: KeyBank NA, REF: BCCI SPV-1, LLC.

“Aggregate Outstanding Loan Balance” means on any day, the sum of the Outstanding Loan Balances of all Eligible Loans included as part of the Collateral on such date.

“Agreement” or “Credit Agreement” means this Credit Agreement, dated as of March 30, 2023, as hereafter amended, restated, supplemented or otherwise modified from time to time.

“Applicable Law” means, for any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, Credit Protection Laws, Regulation W, Regulation U and Regulation B of the Federal Reserve Board, the Foreign Corrupt Practices Act and the USA PATRIOT Act), and applicable judgments, decrees, injunctions, writs, orders or determination of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction, in each case which relates to such Person or its business in any material respect.

“Applicable Margin” is defined in the Lender Fee Letter.

“Applicable Prepayment Premium” means, as of any date of determination with respect to any prepayment under Section 2.3, an amount equal to the product of (x) the amount of such prepayment and (y) the Applicable Prepayment Premium Percentage. For the avoidance of doubt, any prepayment made in accordance with Sections 2.4, 2.8, 2.12(d), or 12.1, shall not be subject to the Applicable Prepayment Premium.

“Applicable Prepayment Premium Percentage” means, as of any date of determination, an amount equal to (i) during the period from and after the Effective Date to, but not including, the date that is the second anniversary of the Effective Date, one-half of one percent (0.50%); and (ii) thereafter, zero percent (0.00%).

“Approved Valuation Firm” means (i) Deloitte, (ii) Duff & Phelps Corporation, (iii) Houlihan Lokey, (iv) Lincoln International, (v) Price Waterhouse Coopers, (vi) Valuation Research Corporation and (vii) any other nationally recognized accounting firm or valuation firm recommended by the Servicer and approved by the Administrative Agent in its sole reasonable discretion.

“Asset Coverage Ratio” means, with respect to any Person, the “asset coverage ratio” as determined pursuant to the 1940 Act and any orders of the SEC issued to such Person thereunder.

“Assignment Agreement” has the meaning specified in the Master Transfer Agreement.

“Assignment and Acceptance” is defined in Section 11.1(b).

“Availability” means, for any Business Day during the Revolving Period, the least of (a) the Available Commitment, (b) the amount by which the Borrowing Base as of such day exceeds the Advances Outstanding on such Business Day and (c) during the CQT Exception Period only, $20,000,000 minus the amount of Advances previously made during the CQT Exception Period. After the Revolving Period, the Availability shall be zero.

“Available Commitment” means, for any Business Day during the Revolving Period, the Facility Amount minus the Advances Outstanding on such Business Day.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of the Interest Period or any other interest period pursuant to this Agreement, or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.11(d).

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101, et seq.), as amended from time to time.

“Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 1.50%, and (c) the Adjusted Term SOFR Rate (as determined pursuant to the definition of such term, but for an Available Tenor for a one-month period instead of a three-month period) plus 1.00%; provided that in no event shall the Base Rate be less than 0.0%.

“Base Rate Advance” means each Advance bearing interest at a rate equal to the Base Rate plus the Applicable Margin.

“BCA” means Brightwood Capital Advisors, LLC, a Delaware limited liability company.

“BDC” is defined in Section 8.1(p).

“BDC Tax Distribution” means any distributions in cash or other property (excluding for this purpose the Borrower’s equity) in any taxable year of the Borrower in amounts not to exceed the amount that is estimated in good faith by the Borrower to be required to allow Brightwood Capital to make sufficient distributions to qualify as a RIC or to otherwise eliminate federal or state income or excise taxes payable by Brightwood Capital in its capacity as a RIC in or with respect to any taxable year of Brightwood Capital (or any calendar year, as relevant); provided that the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of Brightwood Capital shall not exceed the amounts that the Borrower would have been required to distribute to the Brightwood Capital to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a RIC for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) and (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii) above, calculated assuming that the Borrower had qualified to be taxed as a RIC.

“Benchmark” means, initially, the Adjusted Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11(b). Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof, including with respect the Adjusted Term SOFR Rate, a Benchmark Transition Event with respect to Term SOFR Reference Rate shall constitute a Benchmark Transition Event with respect to the Adjusted Term SOFR Rate.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent as a component of the replacement for such Benchmark (the “Unadjusted Benchmark Replacement”) giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in U.S. Dollars at such time and (ii) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), if any, that has been selected by the Administrative Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “SOFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that any such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or the published component used in the calculation thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (i) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.11 and (ii) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.11.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA that is subject to Title IV of ERISA and/or Section 412 of the Code in respect of which the Borrower or any ERISA Affiliate of the Borrower is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Borrower” is defined in the preamble hereto.

“Borrower’s Counsel Non-Consolidation Opinion” means the “non-consolidation” opinion letter of Weil, Gotshal & Manges LLP delivered on March 30, 2023, as such opinion letter may be modified, supplemented, replaced or confirmed in any subsequent opinion letter covering such subject matter delivered to the Administrative Agent.

“Borrower’s Counsel True Sale Opinion” means the “true sale” opinion letter of Weil, Gotshal & Manges LLP delivered on March 30, 2023, as such opinion letter may be modified, supplemented, replaced or confirmed in any subsequent opinion letter covering such subject matter delivered to the Administrative Agent.

“Borrowing Base” means on any date of determination, the lowest of:

(i)             the result of:

(A)            the aggregate sum for each Eligible Loan of the product of (x) the Outstanding Loan Balance of such Eligible Loan as of such date minus the Excess Concentration Amount attributable to such Eligible Loan as of such date times (y) the applicable Advance Rate with respect to such Eligible Loan;

plus

(B)            the amount of cash and cash equivalents constituting Principal Collections on deposit in the Principal Collection Subaccount as of such date;

(ii)            the result of

(A)            the sum of (1) the aggregate Outstanding Loan Balance of all Eligible Loans as of such date, minus (2) the Excess Concentration Amount as of such date;

times

(B)            65%;

plus

(C)            the amount of cash and cash equivalents constituting Principal Collections on deposit in the Principal Collection Subaccount as of such date; and

(iii)           the sum of (A) the aggregate Outstanding Loan Balance of all Eligible Loans minus (B) the Minimum Equity Amount plus (C) the amount of cash and cash equivalents constituting Principal Collections on deposit in the Principal Collection Subaccount as of such date;

“Borrowing Base Certificate” means a certificate prepared and signed by a Responsible Officer of the Borrower (or the Servicer on behalf of the Borrower) in the form of Exhibit G hereto, including a calculation of the Borrowing Base as of the relevant Funding Date, Reporting Date or such other date as may be specified under Section 7.11(e).

“Borrowing Base and Pool Data Spreadsheet” means a Microsoft Excel file in a form agreed upon by the Borrower and Administrative Agent, which will include, among other things, certain Borrowing Base calculation data and pool and Loan data.

“Borrowing Base Test” means as of any date, a determination that (a) the Borrowing Base shall be equal to or greater than (b) the Advances Outstanding.

“Borrowing Notice” means a written notice (including a Borrowing Base and Pool Data Spreadsheet and a duly completed Borrowing Base Certificate that, in the case of any Funding Request gives pro forma effect to the Advance requested and the use of proceeds thereof) in the form of Exhibit A, to be used for each borrowing or Prepayments of Advances.

“Brightwood Capital” means Brightwood Capital Corporation I, a Maryland corporation.

“Broadly Syndicated Loan” means a Loan (i) that is a broadly syndicated commercial loan, (ii) that has first priority right of payments and is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, insolvency, moratorium or liquidation proceedings, (iii) that is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement), (iv) for which the Servicer has determined in good faith that the value of the collateral securing the Loan (or the enterprise value of the underlying business) on or about the time of origination equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral, (v) that has a Tranche Size of $250,000,000 or greater, (vi) that has a trailing twelve month EBITDA (as reported in the most recent financial statements or covenant compliance certificate of the Obligor) of $50,000,000 or greater at the time of origination or acquisition by the Borrower, (vii) for which the Servicer is capable of establishing and maintaining at all times a Quoted Price, and (viii) is rated by S&P and/or Moody’s (or the Obligor is rated by S&P or Moody’s) as of the acquisition date relating thereto, and such ratings are not lower than B3 by Moody’s or B- by S&P.

“Business Day” means (i) any day other than Saturday, Sunday or any other day on which commercial banks in Cleveland, Ohio or New York, New York are authorized or required by law to close and (ii) with respect to any matters relating to SOFR Advances, a SOFR Business Day.

“CBA” means CME Group Benchmark Administration Ltd.

“Change of Control” shall mean that (a) BCA or another Affiliate of BCA shall cease to be the investment advisor of Brightwood Capital or the manager of the Borrower, or (b) Brightwood Capital shall cease to own and control, in the aggregate, 100% of the limited liability company membership interests of the Borrower.

“Code” means The Internal Revenue Code of 1986, as amended.

“Collateral” means all right, title and interest, whether now owned or hereafter acquired or arising, and wherever located, of the Borrower (whether directly or in its capacity as a lender with respect to the Transferred Loans or otherwise) in, to and under any and all of the following:

(i)             the Transferred Loans, and all monies due or to become due in payment of the Transferred Loans on and after the related Conveyance Date;

(ii)            any Related Property securing the Transferred Loans including all Proceeds from any sale or other disposition of such Related Property;

(iii)           the Loan Documents relating to the Transferred Loans;

(iv)           the Collection Account (including the Interest Collection Subaccount and Principal Collection Subaccount therein), all funds held in such account, and all certificates and instruments, if any, from time to time representing or evidencing the Collection Account or such funds;

(v)            all Collections and all other payments made or to be made in the future with respect to the Transferred Loans, including such payments under any guarantee or similar credit enhancement with respect to such Transferred Loans;

(vi)           the Operating Account and all deposit or banking accounts of the Borrower with the Administrative Agent, and all funds held in such accounts, and all certificates and instruments, if any, from time to time representing or evidencing such accounts or such funds;

(vii)          the Borrower’s rights as a lender with respect to any deposit or banking accounts in which Collections are deposited from time to time;

(viii)         all of the Borrower’s rights under the Master Transfer Agreement (including (a) all rights to indemnification arising thereunder, and (b) all Liens granted in favor of the Borrower pursuant thereto);

(ix)           all other accounts, general intangibles, instruments, investment property, documents, chattel paper, goods, moneys, letters of credit, letter of credit rights, certificates of deposit, deposit accounts, commercial tort claims, oil, gas and minerals, and all other property and interests in property of the Borrower, whether tangible or intangible; and

(x)            all income and Proceeds of the foregoing.

“Collateral Custodian” means U.S. Bank National Association, a national banking association, in its capacity as Collateral Custodian, its successor in interest pursuant to Section 13.1 or such Person as shall have been appointed Collateral Custodian pursuant to Section 13.4.

“Collateral Custodian Fee” means any fee to be paid to the Collateral Custodian pursuant to any fee letter between the Borrower and the Collateral Custodian.

“Collateral Custodian Termination Notice” is defined in Section 13.4.

“Collateral Quality Test” means as of any date on which Advances are outstanding hereunder, a set of tests that are satisfied so long as each of the following are satisfied: (i) the Weighted Average Risk Factor is less than or equal to 3950 as of such date; (ii) the Weighted Average Remaining Term as of such date is, (A) if such date occurs in the year following the Effective Date, 5.0 years or less, (B) if such date is in the period from and excluding the one-year anniversary of the Effective Date to and including the two-year anniversary of the Effective Date, 4.5 years or less, and (C) with respect to any date thereafter, 4.0 years or less; (iii) the Diversity Score of the Eligible Loans included as part of the Collateral greater than or equal to 8; (iv) the Over-Collateralization Percentage is greater than or equal to 154.0% as of such date; (v) on any date following the first date that there are sixteen (16) Obligors with respect to the Eligible Loans, there are at least fifteen (15) different Obligors with respect to Eligible Loans (excluding any Defaulted Loans) included as part of the Collateral as of such date, (vi) the Weighted Average Spread is greater than or equal to 6.00% as of such date; and (vii) the weighted average Senior Leverage Ratio for all Eligible Loans, weighted on the basis of the Outstanding Loan Balance of each Eligible Loan, is less than or equal to 5.0 to 1.0.

“Collection Account” is defined in Section 7.4(e).

“Collection Date” means the date following the Termination Date on which the Advances Outstanding have been reduced to zero, the Lenders have received all accrued Interest, fees, and all other amounts owing to them under this Agreement and each of the Collateral Custodian, the Administrative Agent and the Managing Agents have received all amounts due to them in connection with the Transaction Documents.

“Collections” means (a) all cash collections and other cash proceeds of a Transferred Loan from or on behalf of any Obligor in payment of any amounts owed in respect of such Transferred Loan, including, without limitation, Interest Collections, Principal Collections, cash Proceeds, all related fees, penalties, guarantee payments and all cash Recoveries, (b) all amounts paid by the “Transferor” (as defined in the Master Transfer Agreement) to the Borrower in connection with the repurchase of an Ineligible Loan pursuant to Section 4 of the Master Transfer Agreement, (c) all amounts received by the Administrative Agent in connection with the purchase of a Transferred Loan pursuant to Section 7.7, and (d) interest earnings in the Collection Account, the Operating Account and any other transaction accounts. For the avoidance of doubt, Collections shall not include amounts paid by an Obligor to Originator in reimbursement of out-of-pocket expenses which are subject to reimbursement under the applicable Loan Documents and designated as such in the remittance thereof.

“Commitment” means the commitment of such Lender to fund the Advances to the Borrower during the Revolving Period in an amount set forth on such Lender’s signature page hereto; provided, however, following the Commitment Termination Date, the Commitment of each Lender hereunder shall be deemed to be zero.

“Commitment Termination Date” means earliest of (a) March 30, 2026, (b) the end of the Investment Period of the Parent and (c) the occurrence of an Event of Default (unless otherwise waived in writing by the Administrative Agent).

“Concentration Test Amount” means, as of any date of determination, the sum of (i) the aggregate sum for each Eligible Loan of the Outstanding Loan Balance of such Eligible Loan as of such date plus (ii) the amount of cash and cash equivalents constituting Principal Collections held in the Principal Collection Subaccount as of such date.

“Contractual Obligation” means, with respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership, by contract, arrangement or understanding, or otherwise. “Controlled” and “Controlling” have meanings correlative thereto.

“Convey” has the meaning specified in the Master Transfer Agreement.

“Conveyance Date” is defined in the Master Transfer Agreement.

“Cov-Lite Loan” means a Loan that does not (x) contain any financial covenants or (y) require the Obligor thereunder to comply with any Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by the Loan Documents for such Loan). For the purposes of this definition, “Maintenance Covenant” means a covenant by the Obligor to comply with one or more financial covenants during each reporting period, whether or not such Obligor has taken any specified action, and “Incurrence Covenant” means a covenant by the Obligor to comply with one or more financial covenants only upon the occurrence of certain actions of the Obligor, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“CQT Exception Period” means a period that shall commence on the first day during the Revolving Period that any Collateral Quality Test is not satisfied and ending on the earliest of (a) the date thirty (30) days after the first day such Collateral Quality Test is not satisfied, (b) the date each Collateral Quality Test is satisfied and (c) the Commitment Termination Date. There may be no more than one CQT Exception Period in any calendar year.

“Credit and Collection Policy” means (i) the written policies, procedures and guidelines of the Originator as set forth in the Confidential Private Placement Memorandum of Brightwood Capital attached hereto as Schedule XIII, as the same may be amended or modified from time to time with the prior written notice to the Administrative Agent.

“Credit Estimate” means, with respect to any Loan, a credit estimate obtained from DBRS in accordance with the Credit Estimate Procedures.

“Credit Estimate Procedures” means, with respect to any Loan:

(a)            if at any time such Loan does not have a DBRS Long Term Rating, then the Borrower shall, within 14 days after (x) the purchase of such Loan or (y) the withdrawal of a DBRS Long Term Rating from such Loan, apply to DBRS for a Credit Estimate (and promptly notify the Collateral Agent of such application), which shall be used to determine the DBRS Risk Score for such Loan;

(b)            if the DBRS Risk Score of such Loan is determined based on a Credit Estimate, (i) the Borrower shall renew such Credit Estimate at least annually and (ii) the Borrower shall notify DBRS within 10 Business Days of any amendment to the Loan Documents for such Loan that, in the judgment of the Servicer in accordance with the Servicing Standard, could reasonably be expected to materially impact the creditworthiness of such Loan; and

(c)            promptly following the receipt of a Credit Estimate from DBRS with respect to such Loan, the Borrower shall notify the Administrative Agent and provide the Administrative Agent with the details of such Credit Estimate.

“Credit Protection Laws” means all federal, state and local laws in respect of the business of extending credit to borrowers, including without limitation, the Truth in Lending Act (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Gramm-Leach-Bliley Financial Privacy Act, Real Estate Settlement Procedures Act, Home Mortgage Disclosure Act, Fair Housing Act, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, privacy laws and other similar laws, each to the extent applicable, and all applicable rules and regulations in respect of any of the foregoing.

“Current Pay Loan” means a Loan (other than a DIP Loan) that would otherwise be treated as a Defaulted Loan but as to which no payments are due and payable that are unpaid and with respect to which the Servicer has certified to the Administrative Agent (with a copy to the Collateral Custodian) in writing that it believes, in its reasonable business judgment, that the Obligor thereunder will continue to make Scheduled Payments of interest thereon and will pay the principal thereof by maturity or as otherwise contractually due.

“Custodial Receipt” is defined in Section 13.2.

“Custody Facilities” means the designated document custody office of the Collateral Custodian acting in its role as Collateral Custodian hereunder, which on the Effective Date is as specified under its name on the signature pages hereto immediately below the name of the Collateral Custodian or such other address within the United States as the Collateral Custodian may designate from time to time by notice to the Administrative Agent, the Borrower and Servicer.

“Daily Unused Commitment Fee” means a fee payable to the Lender in accordance with the terms hereunder that accrues on each day in the Revolving Period equal to the Unused Commitment for each such day multiplied by the Unused Commitment Fee Percentage for the related Interest Period divided by 360.

“DBRS” means DBRS, Inc. or any successor that is a nationally recognized statistical rating organization.

“DBRS Industry Classification Group” means a DBRS industry classification as set forth on Schedule VI attached hereto.

“DBRS Long Term Rating” means a long-term credit rating determined in accordance with the provisions set forth on Schedule XI.

“DBRS Rating” means, with respect to each Loan that is not rated by any of S&P, Moody’s or Fitch, the DBRS long term rating set forth opposite the DBRS Risk Score of such Loan on Schedule X attached hereto.

“DBRS Risk Score” means, with respect to each Loan, the “DBRS Risk Score” assigned to such Loan by DBRS which corresponds to a DBRS Rating as set forth on Schedule X attached hereto.

“Default Rate” means a rate per annum equal to the sum of (i) the rate calculated pursuant to clause (a) of the definition of Interest Rate plus (ii) 2.0%.

“Defaulted Loan” means a Loan as to which any of the following occurs:

(a)           a default as to all or any portion of one or more payments of principal, interest, and/or commitment fees has occurred with respect to such Loan and such default has not been cured by the earlier of (x) any grace period applicable thereto pursuant to the related Loan Documents and (y) five (5) Business Days past the applicable due date;

(b)           a default other than a payment default described in clause (a) above and for which the Borrower (or the administrative agent or required lenders pursuant to the related Loan Documents, as applicable) has elected to exercise any of its rights and remedies under such related Loan Documents (including, without limitation, acceleration or foreclosing on collateral);

(c)           the related Obligor of such Loan is subject of an Insolvency Event;

(d)           any or all of the principal balance due under such Loan is waived or forgiven;

(e)           the Servicer has reasonably determined in accordance with the Credit and Collection Policies that such Loan is not collectible or should be placed on “non-accrual” status; or

(f)           the Originator or any Affiliate thereof has made or acquired a debt obligation of the related Obligor for the purpose of enabling such Obligor to pay principal and interest on such Loan and to avoid a payment default thereunder.

For the avoidance of doubt, a Current Pay Loan shall not be a Defaulted Loan for purposes of this definition so long as such Loan continues to qualify as a Current Pay Loan.

“Delayed Draw Loan” means a Loan that (a) requires the Borrower to make one or more future advances to the Obligor under the related Loan Documents, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the Obligor thereunder, provided that any such Loan will be a Delayed Draw Loan only to the extent of undrawn commitments and solely until all commitments by the Borrower to make advances on such Loan to the Obligor thereunder expire or are terminated or are reduced to zero.

“Determination Date” means the last Business Day of each calendar month.

“DIP Loan” means any Loan to an Obligor that is a Chapter 11 debtor under the Bankruptcy Code which is permitted to be owned by the Borrower under the Credit and Collection Policies and also satisfies the following criteria: (i) the related Loan Documents are duly authorized by a final order of the applicable bankruptcy or federal district court under the provisions of subsection (b), (c) or (d) of 11 U.S.C. § 364, (ii) the Obligor’s bankruptcy case is still pending as a case under the provisions of Chapter 11 of Title 11 of the Bankruptcy Code and has not been dismissed or converted to a case under the provisions of Chapter 7 of Title 11 of the Bankruptcy Code, (iii) the Obligor’s obligations under such Loan Documents have not been (A) disallowed, in whole or in part, or (B) subordinated, in whole or in part, to the claims or interests of any other Person under the provisions of 11 U.S.C. § 510, (iv) the Loan is fully secured and the liens and security interests granted by the applicable federal bankruptcy or district court in relation to the Loan have not been subordinated, in whole or in part, to the liens or interests of any other lender under the provisions of 11 U.S.C. § 364(d) or otherwise, (v) the Obligor is not in default on its payment obligations under the Loan, and (vi) neither the Obligor nor any party in interest has filed a Chapter 11 plan with the applicable federal bankruptcy or district court that, upon confirmation, would (A) disallow or subordinate the Loan and obligations under the Loan Documents, in whole or in part, (B) subordinate, in whole or in part, any lien or security interest granted in connection with such Loan, (C) fail to provide for the repayment, in full and in cash, of the Loan upon the effective date of such plan, or (D) otherwise impair, in any manner, the claim evidenced by the Loan and related Loan Documents. For the purposes of this definition, an order is a “final order” if the applicable period for filing a motion to reconsider or notice of appeal in respect of a permanent order authorizing the obligor to obtain credit has lapsed and no such motion or notice has been filed with the applicable federal bankruptcy or district court or the clerk thereof or, if filed, remains pending.

“Discretionary Sale” is defined in Section 2.14.

“Discretionary Sale Notice” is defined in Section 2.14.

“Discretionary Sale Settlement Date” means the Business Day specified by the Borrower to the Administrative Agent in a Discretionary Sale Notice as the proposed settlement date of a Discretionary Sale.

“Discretionary Sale Trade Date” means the Business Day specified by the Borrower to the Administrative Agent in a Discretionary Sale Notice as the proposed trade date of a Discretionary Sale.

“Distribution” is defined in Section 5.1(j).

“Diversity Score” means a single number calculated as set forth in paragraph (f) of Schedule IX hereto.

“Dollar” means the United States dollar.

“EBITDA” means, with respect to any period and any Loan, “EBITDA”, “Adjusted EBITDA” or any comparable definition in the related Loan Documents for each such Loan (together with all add-backs and exclusions as designated in such loan agreement), and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Loan Documents, an amount, for the principal Obligor on such Loan and any of its parents or subsidiaries that are obligated pursuant to the related Loan Documents for such Loan (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus interest expense, income taxes and unallocated depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), and any other item the Borrower and the Administrative Agent mutually deem to be appropriate.

“Effective Date” means March 30, 2023.

“Eligible Assignee” means a Person that (i) is not a natural Person and (ii) who is approved by the Administrative Agent (such approval not to be unreasonably withheld); provided that, notwithstanding any of the foregoing, “Eligible Assignee” shall not include the Borrower, the Originator, the Servicer or any of their respective Affiliates or subsidiaries. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, a competitor of BCA or an Affiliate of such competitor as determined by the Administrative Agent in its reasonable discretion shall not be an Eligible Assignee without the prior written consent of the Borrower.

“Eligible Bid” is defined in Section 6.2(b).

“Eligible Loan” means each Loan (a) the acquisition of which by the Borrower is approved by the Administrative Agent (in its sole discretion and subject to the Advance Rate specified by the Administrative Agent) or (b) that satisfies each of the following requirements (x) in the case of any Existing Loan, as of the Effective Date, (y) in the case of any Substitute Loan, as of the applicable Substitution Date or (z) in the case of any Acquired Loan, as of the applicable Acquisition Date, or in each case, as of such earlier date specified below, unless waived in writing by the Administrative Agent in its sole discretion (with notice to each Managing Agent):

(i)           the Loan has been originated or acquired in the ordinary course of the business of the Originator or the Borrower and all in accordance with the Credit and Collection Policy;

(ii)           the origination of the Loan or the acquisition of the Loan from the Originator, as applicable, does not violate Applicable Law or cause the Administrative Agent or the Lenders to fail to comply with any request or directive from any banking authority or Governmental Authority having jurisdiction over any of them;

(iii)          the trailing twelve month EBITDA of the related Obligor of the Loan at the time of acquisition by the Borrower is greater than $10,000,000 and at any date of determination such EBITDA is not negative unless such Loan is a Defaulted Loan;

(iv)          if the Loan is not rated by S&P, Moody’s or Fitch, it has been assigned a DBRS Risk Score based on a current DBRS Long Term Rating or a Credit Estimate in accordance with the procedures in Schedule X);

(v)          If the Loan is not rated by S&P, Moody’s or Fitch and has not been assigned a DBRS Risk Score based on a current DBRS Long Term Rating or a DBRS Credit Estimate obtained in the past 90 days the Loan has an Internal Investment Rating of 4 or better;

(vi)         the Loan is a Unitranche Loan or a First Lien Loan;

(vii)        (a) the acquisition or holding of such Loan does not and will not cause the Borrower to be required to register as an “investment company” under the 1940 Act and (b) such Loan is an “eligible asset” as defined in Rule 3a-7 under the 1940 Act;

(viii)       the related Loan Documents are governed by the laws of a state or territory in the United States;

(ix)          does not constitute Margin Stock and no part of the proceeds of such loan or debt security or any other extension of credit made thereunder is permitted to be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock;

(x)           the Loan, together with the Loan Documents related thereto, is a “general intangible”, an “instrument”, or a “payment intangible” within the meaning of the UCC;

(xi)          the Originator clearly and unambiguously records the Loan on its books and records as a “true contribution” or “true sale”, and contributed or sold, as applicable, and transferred to the Borrower;

(xii)        the Related Property related to such Loan has not been used by the related Obligor in any manner or for any purpose which would result in any material risk of liability being imposed upon the Servicer, the Borrower, the Administrative Agent or the Lenders under any federal, state, local or foreign laws, common laws, statutes, codes, ordinances, rules, regulations, permits, judgments, agreements or orders related to or addressing the environment, health or safety;

(xiii)        the Loan, and any agreement pursuant to which Related Property is pledged to secure such Loan and each related Loan Document is the legal, valid and binding obligation of the related Obligor including any related guarantor and is enforceable in accordance with its terms, except as such enforcement may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(xiv)        the Loan was not adversely selected by the Originator or the Servicer for transfer to the Borrower (which will not be deemed to include bona fide selection criteria applied by the Originator or the Servicer in the ordinary course of their business and based on objective factors, including availability of funding, eligibility criteria, concentration limits and similar factors);

(xv)         each of the Borrower, the Originator, and the Servicer are in compliance in all material respects with any and all applicable licensing requirements of the laws of the state in which the Obligor and any Related Property is located to purchase, own, and service the Loan, as applicable, except where failure to be in compliance would not reasonably be expected to have a Material Adverse Effect;

(xvi)       the Obligor with respect to the Loan is an Eligible Obligor;

(xvii)       the Loan is not subject to any actual, pending or threatened litigation, right of rescission, set-off, counterclaim or defense at the time of acquisition, including the defense of usury, or any assertion thereof by the related Obligor, nor will the operation of any of the terms of such Loan or any related Loan Document, or the exercise of any right thereunder, including, without limitation, remedies after default, render either the Loan or any related Loan Document unenforceable in whole or in part;

        (xviii)     such Loan requires a fixed amount of principal payable in cash no later than at the stated maturity of such Loan to reduce the Loan balance to zero;

(xix)        such Loan is not a loan primarily for personal, family, or household use;

(xx)         such Loan and the related Loan Documents are in full force and effect and constitute the legal, valid and binding obligation of the Obligor of such Loan to pay the stated amount of the Loan and interest thereon; there is only one originally signed note evidencing the Loan and it has been delivered to the Collateral Custodian or the Loan is a “noteless” loan;

(xxi)        the Loan and the related Loan Documents do not contain a confidentiality provision that would (a) prohibit or impede in any material manner the Administrative Agent or the Lenders from receiving from the Servicer, conducting audits of (as contemplated hereunder) or otherwise accessing all material Obligor information, or (b) prohibit or impede in any material manner any Successor Servicer from performing their respective duties hereunder or under any other Transaction Document, in each case, subject to any requirement to enter into customary confidentiality agreements; provided, however, that a provision which requires the Administrative Agent or other prospective recipient of confidential information to maintain the confidentiality of such information shall not be deemed to restrict the exercise of such rights;

(xxii)       the Loan is not a commercial real estate loan, construction loan, or otherwise primarily secured by real estate;

        (xxiii)      the Loan is not an unsecured loan, a bridge loan, or a Structured Finance Obligation;

        (xxiv)      the Loan is not subject to and will not result in any withholding tax (other than with respect to FATCA or waiver, amendment, consent, extension, commitment and other similar fees), fee, or governmental charge payable by the Borrower or any other Person to any federal, state, or local government unless the Obligor thereon is required under the terms of the related Loan Documents to make “gross-up” payments in an amount covering the full amount of such withholding tax on an after-tax basis;

(xxv)      the Borrower, the Servicer and the related Obligor treat the payment obligations under the Loan as indebtedness for tax purposes;

        (xxvi)      the Loan is a Floating Rate Loan and is indexed to a SOFR based rate, USD LIBOR (and if USD LIBOR has customary fallback language in the underlying documentation and will be converted to SOFR based rate prior to June 30, 2023) or the Prime Rate;

        (xxvii)     the Loan is not a DIP Loan;

        (xxviii)   the Loan is not a Revolving Loan or a Delayed Draw Loan and the Borrower has no further funding obligations with respect to such Loan;

        (xxix)      such Loan is not a Participation Interest;

(xxx)        the Loan, together with the Loan Documents related thereto, does not contravene in any material respect any Applicable Laws (including, without limitation, laws, rules and regulations relating to OFAC, usury, Credit Protection Laws and privacy laws) and with respect to which no party to the Loan Documents related thereto is in material violation of any such Applicable Laws that would reasonably be expected to have a material adverse effect on the collectability, value, or payment terms of such Loan and with respect to which the proceeds thereof will not be used to finance activities with any Prohibited Industry;

        (xxxi)      the Loan has a cash spread (after giving effect to any USD LIBOR or SOFR floor) or cash coupon at least equal to the Benchmark plus 4.00%;

        (xxxii)      if such Loan is rated by (a) S&P, such rating is not lower than “CCC”, (b) Moody’s, such rating is not lower than “Caa2”, (c) Fitch, such rating is not lower than “CCC”; and (d) DBRS (based on Long-Term Rating or obtained Credit Estimate), such rating is not lower than “CCC”;

        (xxxiii)     if such Loan is a Cov-Lite Loan, (i) it is a First Lien Loan and (ii) it is a Broadly Syndicated Loan;

        (xxxiv)    the Loan is denominated and payable only in Dollars in the United States, and is not convertible by the Obligor into debt denominated in any other currency or into stock, warrants or interests of the Obligor which are treated as equity for United States federal income tax purposes;

        (xxxv)     on the date of acquisition thereof by the Borrower, there is no default, breach, violation or event of acceleration existing under the Loan or the related Loan Documents and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration;

        (xxxvi)    all of the Required Loan Documents have been delivered to the Collateral Custodian and the Administrative Agent no later than the Effective Date with respect to each Existing Loan and no later than three (3) Business Days after (x) the applicable Substitution Date with respect to any Substitute Loan or (y) the applicable Acquisition Date with respect to any additional Loan acquired during the Revolving Period, and the Custodial Receipt with respect to such Loan has been delivered to the Administrative Agent five (5) Business Days (or, in the case of Existing Loans, ten (10) Business Days) after the receipt of such Required Documents, in each case in conformity with the requirements of the Transaction Documents;

        (xxxvii)   the related Loan Documents require the Obligor thereunder to maintain the Related Property in good repair, to maintain adequate insurance with respect thereto and to pay all related maintenance, repair and insurance costs and taxes;

        (xxxviii)  the Loan, together with the related Loan Documents, is fully assignable to the Borrower without restriction (or subject only to restrictions which have been complied with) and the related Loan Documents contain no restriction (unless such restrictions have been complied with or are otherwise unenforceable) that would prevent the collateral assignment of such Loan by the Borrower to the Administrative Agent;

        (xxxix)    the related Loan File is or will be in the possession of the Collateral Custodian in conformity with the requirements of the Transaction Documents;

(xl)         All of the Loans on the Effective Date, or if such Loan is an additional Loan acquired during the Revolving Period, as of the applicable Acquisition Date of such Loan:

(A)      if such Loan is a First Lien Loan, the Senior Leverage Ratio with respect to such Loan is not greater than 4.50 to 1.0; and

(B)      if such Loan is a Unitranche Loan, the Senior Leverage Ratio with respect to such Loan is not greater than 5.50 to 1.0;

(xli)        the Borrower has good and indefeasible title to, and is the sole owner of the Loan subject to no Liens, other than Permitted Liens, and has (either directly or through the applicable collateral agent or administrative agent designated in the Loan Documents) a first-priority perfected security interest in the Related Property of such Loan (subject to customary exclusions and Permitted Obligor Liens) and the Administrative Agent, for the benefit of the Secured Parties, holds a first-priority perfected security interest in the Loan;

(xlii)        [reserved];

(xliii)       the information with respect to the Loan set forth in the Loan List and in the loan tape and Transferred Loan Checklist provided to the Administrative Agent on the Effective Date or on each Substitution Date or Acquisition Date, as applicable, with respect to such Loan, and in each Loan List, loan tape and Transferred Loan Checklist provided thereafter which includes such Loan, is true, complete and correct in all material respects as of the date of delivery thereof;

(xliv)      the Loan is documented pursuant to the Originator’s Standard Documents or such other negotiated documents as are substantially in conformance with the substance and content of such Originator’s Standard Documents or otherwise customary (including, for the avoidance of doubt, loan documents in connection with a syndicated loan facility) and was documented and closed in accordance with the Credit and Collection Policy;

(xlv)        [reserved];

(xlvi)      the Loan has a remaining term of no more than 72 months;

        (xlvii)     the Loan requires interest to be paid thereon on no less frequently than a quarterly basis;

        (xlviii)    no statement, report or other document signed by the Originator constituting a part of the Loan File with respect to the Loan contains any untrue statement of a material fact by the Originator or, to the Originator’s knowledge, by any other party thereto, as of the date such facts were stated;

(xlix)        on the date of acquisition thereof by the Borrower, the related Obligor is not the subject of any Insolvency Event;

(l)            the financing of the Loan by the Lenders does not contravene Regulation U of the Federal Reserve Board, nor require the Lenders to undertake reporting under such regulation which it would not otherwise have cause to make; and

(li)           all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the holding and maintaining of such Loan have been duly obtained, effected or given and are in full force and effect.

Notwithstanding the foregoing, until April 29, 2023, a Transferor Participation Interest shall be deemed to be an Eligible Loan hereunder and thereafter shall not be an Eligible Loan hereunder unless elevated to the related Specified Loan and the other requirements of the next sentence are satisfied. Upon elevation of a Transferor Participation Interest to the related Specified Loan, such Specified Loan shall not be an Eligible Loan unless Administrative Agent shall have received a “true sale” opinion letter of Weil, Gotshal & Manges LLP that covers the sale of the Specified Loans to the Borrower and is in form and substance satisfactory to the Administrative Agent.

“Eligible Obligor” means, on any day, any Obligor that satisfies each of the following requirements:

(i)           the location of such Obligor’s principal office and any Related Property material to the underwriting of the applicable Loan is in the United States or any territory of the United States;

(ii)           such Obligor is a Person duly formed, existing, and in good standing under the laws of the state of the United States of its organization; and

(iii)          such Obligor is not a natural person or a Governmental Authority; and

(iv)         such Obligor is not an Affiliate of the Borrower, the Servicer, the Parent or any of their respective Affiliates.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower; (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Erroneous Payment” has the meaning assigned to it in Section 10.9(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 10.9(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 10.9(d).

“Event of Default” is defined in Section 8.1.

“Exception Report” is defined in Section 13.2.

“Excess Concentration Amount” means, on any date of determination, the sum of the following, without duplication:

(a)           with respect to the Obligor with the largest concentration of Eligible Loans, the aggregate amount by which (i) the aggregate Outstanding Loan Balance of each Eligible Loan that is owed by such Obligor exceeds (ii) the lower of (A) 25% of the Concentration Test Amount and (B) $25.000,000;

(b)          with respect to the Obligor with the second largest concentration of Eligible Loans, the aggregate amount by which (i) the aggregate Outstanding Loan Balance of each Eligible Loan that is owed by such Obligor exceeds (ii) 20% of the Concentration Test Amount;

(c)          with respect to the five (5) Obligors with the largest concentration of Eligible Loans in the aggregate amount by which (i) the aggregate Outstanding Loan Balance of each Eligible Loan that is owed by such Obligors exceeds (ii) 60% of the Concentration Test Amount;

(d)          the aggregate amount by which (i) the aggregate Outstanding Loan Balance of each Eligible Loan that is a Broadly Syndicated Loan exceeds (ii) 15% of the Concentration Test Amount;

(e)          the aggregate amount by which (i) the aggregate Outstanding Loan Balance of each Eligible Loan that is a Unitranche Loan exceeds (ii) 20% of the Concentration Test Amount;

(f)           the aggregate amount by which (i) the aggregate Outstanding Loan Balance of each Eligible Loan that is a Cov-Lite Loan exceeds (ii) 10% of the Concentration Test Amount;

(g)          the aggregate amount by which (i) the aggregate Outstanding Loan Balance of each Eligible Loan that is a Current Pay Loan exceeds (ii) 5% of the Concentration Test Amount;

(h)          the aggregate amount by which (i) the aggregate Outstanding Loan Balance of all Eligible Loans included as part of the Collateral which are Loans that have been the subject of a Material Modification but are not Defaulted Loans exceeds (ii) 10% of the Concentration Test Amount;

(i)           the aggregate amount by which (i) the aggregate Outstanding Loan Balance of each Eligible Loan that is a PIK Loan exceeds (ii) 5% of the Concentration Test Amount;

(j)           the aggregate amount by which (i) the aggregate Outstanding Loan Balance of each Eligible Loan that is a Defaulted Loan exceeds (ii) 10% of the Concentration Test Amount;

(k)          the aggregate amount by which (i) the aggregate Outstanding Loan Balance of each Eligible Loan that is a Loan subject to a Material Modification or a Current Pay Loan exceeds (ii) 10% of the Concentration Test Amount; and

(l)           the aggregate amount by which (i) the aggregate Outstanding Loan Balance of all Eligible Loans included as part of the Collateral that (x) if rated by S&P, Moody’s or Fitch, are rated (1) “CCC+” or lower by S&P, (2) “Caa1” or lower by Moody’s, or (3) “CCC+” or lower by Fitch, or (y) if not rated by S&P, Moody’s or Fitch, (A) have been assigned a DBRS Risk Score in accordance with Schedule X that corresponds to a DBRS Rating of “CCC (high)” or lower or (B) the Servicer has assigned such loan an internal Investment Rating of 7 or higher, exceeds (ii) 30% of the Concentration Test Amount;

(m)         the aggregate amount by which (i) the aggregate Outstanding Loan Balance of all Eligible Loans that have a Senior Leverage Ratio exceeding 7.0 to 1.0 exceeds (ii) 10% of the Concentration Test Amount; and

(o)          the aggregate amount by which (i) the aggregate Outstanding Loan Balance of all Eligible Loans that are Eligible Loans pursuant to an approval by the Administrative Agent as provided in clause (a) of the definition of “Eligible Loan” (excluding, on any date of determination, any Loan that was initially an Eligible Loan pursuant to clause (a) of the definition thereof, but that would be an Eligible Loan pursuant to clause (b) of the definition thereof if it had been acquired by the Borrower on such date of determination) exceeds (ii) 10% of the Concentration Test Amount.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in an Advance or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Sections 2.13(d), 2.13(e), 2.13(f), 2.13(g) and 2.13(l) and (d) any withholding Taxes imposed under FATCA.

“Existing Loans” means the Loans owned by the Borrower and set forth on the Loan List on the Effective Date.

“Facility Amount” means initially $100,000,000, as such amount may increased pursuant to Section 2.3(b).

“Facility Increase Date” means any date that the Facility Amount is increased pursuant to Section 2.3(b).

“FASB” is defined in Section 2.12(a).

“Fair Value” means, with respect to any Loan, on any date of determination, the fair market value of such Loan as required by, and in accordance with, the 1940 Act, as amended, and any orders by the SEC issued to the Borrower or Brightwood Capital. The Fair Value of each Loan shall be determined in good faith by Brightwood Capital’s Board of Directors on a quarterly basis or any other time when the Fair Value is required in accordance with the Valuation Policy. At least once annually (commencing three months after the origination date), the Fair Value for each Loan owned by the Borrower shall be reviewed by an independent valuation provider. The Fair Value for any Loan reviewed by an independent valuation provider shall be the lesser of valuations estimated by such provider and the Board of Directors. Notwithstanding the foregoing, the Administrative Agent, individually or at the request of the Required Lenders, shall at any time have the right to request any Loan included in the Borrowing Base to be independently tested by an independent valuation provider.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period equal to (a) the weighted average of the federal funds rates as quoted by KeyBank and confirmed in Federal Reserve Board Statistical Release H. 15 (519) or any successor or substitute publication selected by KeyBank (or, if such day is not a business day, for the next preceding business day); or (b) if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of KeyBank, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letter” means the Lender Fee Letter, the Administrative Agent Fee Letter and any other letter agreement in respect of fees among any of the Borrower, the Originator and the Administrative Agent or any Managing Agent, in each case, as the same may be amended or modified and in effect from time to time.

“First Lien Loan” means any Loan (i) that is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting Related Property for the Loan, subject to (x) any “permitted liens” as defined in the applicable Loan Documents for such Loan or such comparable definition if “permitted liens” is not defined therein (including, without limitation, priority Liens on certain current assets, including accounts receivable, to secure working capital facilities set forth in “permitted liens” as defined in such Loan Documents or such comparable definition or provision if “permitted liens” is not defined therein), and (y) any Liens on “bootstrap” assets not constituting the principal Related Property securing such Loan, (ii) that provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, and is not (and cannot by its terms become) subordinate in right of payment to, all other Indebtedness of such Obligor, including in any proceeding related to an Insolvency Event (other than any permitted working capital facility as set forth in clause (i)(x)); provided, however, that any portion of a First Lien Loan that results in such Loan exceeding a Senior Leverage Ratio of 5.5 to 1.0 shall have the Advance Rate associated with such portion reduced by 25%, (iii) for which Liens on substantially all of the assets constituting Related Property (other than assets of the type described in the foregoing clause (i)(x) or clause (i)(y)) that secures any other outstanding Indebtedness of the Obligor is expressly subject to and contractually or structurally subordinate to the priority claim under the Loan Documents governing such Loan or the related documentation of the “first lien” lenders under such “First Lien Loan” (other than any permitted working capital facility as set forth in clause (i)(x)), (iv) for which the principal Related Property is not comprised of equity interests in the Obligor’s subsidiaries and Affiliates, (v) the Servicer has determined in good faith that the value of the Related Property securing the Loan on or about the time of origination equals or exceeds the Outstanding Loan Balance of the Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral, and (vi) that is not a Last-Out Loan or a Second Lien Loan. A Unitranche Loan may qualify as a First Lien Loan provided any permitted working capital facility is less than 25% of the total principal amount of such Unitranche Loan.

“Fitch” means Fitch, Inc., together with its successors.

“Floating Rate Loan” means a Loan that bears interest at a floating rate.

“Floor” means 0.50%.

“Funding Date” means, with respect to any Advance, (a) prior to the making of such Advance, the Business Day that the Borrower requests for the Advance to be made, as specified in the related Funding Request and (b) after an Advance is made, the day on which such Advance was made. For the avoidance of any doubt, if an Advance is made on the Effective Date, the Effective Date shall be a Funding Date.

“Funding Request” means a Borrowing Notice requesting an Advance, in the form of Exhibit A hereto and including each item required by Section 2.2.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Increased Costs” means any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.12.

“Indebtedness” means, with respect to any Person as of any date, (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments related to transactions that are classified as financings under GAAP, (iii) obligations of such Person to pay the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (iv) obligations of such Person as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) obligations secured by a Lien upon property or assets owned (under GAAP) by such Person, even though such Person has not assumed or become liable for the payment of such obligations and (vi) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor, against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above.

“Indemnified Amounts” is defined in Section 9.1.

“Indemnified Party” is defined in Section 9.1.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Director” is defined in Section 4.1(t)(xiv).

“Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC.

“Ineligible Loan” means any Loan that is subject to a repurchase pursuant to Section 4 of the Master Transfer Agreement.

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the inability by such Person, admitted in writing or otherwise, generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” means any case, action or proceeding before any court or Governmental Authority relating to an Insolvency Event.

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy” means, with respect to any Loan included in the Collateral, an insurance policy covering physical damage to or loss to any assets or Related Property of the Obligor securing such Loan.

“Interest” means, the sum of interest that accrues on each day during each Interest Period and each Advance outstanding during each day of such Interest Period, which for each day shall be calculated in accordance with the following formula:

IR x P

 360

where

IR	= the Interest Rate applicable to such Advance for such day, resetting as and when specified herein; and

P	= the outstanding principal amount of such Advance on such day;

provided, however, that (i) no provision of this Agreement shall require or permit the collection of Interest in excess of the Maximum Lawful Rate and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Collection Subaccount” is defined in Section 7.4(e).

“Interest Collections” means with respect to any Remittance Period or the related Determination Date, without duplication, the sum of:

(a)           all payments of interest and other income received by the Borrower during such Remittance Period on the Collateral, including interest and other fee income received on Ineligible Loans, PIK Interest, and the accrued interest received in connection with a sale of any Transferred Loans during such Remittance Period;

(b)          all amendment and waiver fees, late payment fees (including compensation for delayed settlement or trades), and all protection fees, premiums and other fees and commissions received by the Borrower during such Remittance Period; and

(c)          commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Remittance Period.

“Interest Coverage Amount” means, with respect to any Remittance Period, the aggregate amount of all cash paid interest (other than PIK interest) and fee payments then received during such Remittance Period under all Eligible Loans (without regard to whether the applicable payment date under the applicable Loan has occurred).

“Interest Coverage Ratio” means, with respect to any Remittance Period, the ratio (expressed as a percentage) equal to:

(a)          an amount equal to the Interest Coverage Amount for such Remittance Period minus the aggregate amount payable (or expected as of the date of determination to be payable) under Section 2.8(a)(i) and (ii) on the Payment Date immediately following such Remittance Period; divided by

(b)          the aggregate amount payable (or expected as of the date of determination to be payable) under Section 2.8(a)(iii) on the Payment Date immediately following such Remittance Period.

“Interest Coverage Ratio Test” means, with respect to any Remittance Period, a test that will be satisfied if the Interest Coverage Ratio for such Remittance Period is greater than or equal to 150%.

“Interest Period” means each Remittance Period.

“Interest Rate” means for any Interest Period and any Advance:

(a)           a rate per annum equal to the then-current Benchmark plus the Applicable Margin; provided, however, that (x) upon the delivery of a notice from the Administrative Agent to the Borrower pursuant to Section 2.6(c) of this Agreement or (y) during any Benchmark Unavailability Period, the Interest Rate shall be the Base Rate plus the Applicable Margin; or

(b)          notwithstanding anything in clause (a) to the contrary, following the occurrence and during the continuation of an Event of Default, the Interest Rate for all Advances shall be a rate equal to the Default Rate.

“Investment” means, with respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of assets pursuant to the Master Transfer Agreement and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.

“Investment Period” means, with respect to the Parent, the last day the Parent is permitted to invest in investments, including Eligible Loans, as specified in its bylaws, resolutions or other governing document of the Parent.

“Investment Rating means, with respect to any Loan, the Servicer’s internal rating of such Loan.

“Joinder Agreement” means a joinder agreement substantially in the form set forth in Exhibit J hereto pursuant to which a new Lender or Lender Group becomes party to this Agreement.

“KeyBank” means KeyBank National Association, and its successors or assigns.

“Last-Out Loan” means any Loan that would be classified as a First Lien Loan but may, by its terms, become subordinate (other than with respect to a Lien in a maximum principal amount less than 15% of the total Outstanding Loan Balance of such First Lien Loan) in right of payment to (i) one or more tranches of such First Lien Loan, or (ii) any other obligation of the Obligor of the Loan, whether pursuant to a waterfall payment provision or otherwise.

“Lender Fee Letter” means that certain Lender Fee Letter dated as of the date hereof among the Borrower, the Servicer, the Administrative Agent and the Lenders, as the same may be amended, restated or modified from time to time.

“Lender Group” means any group consisting of a Lender or Lenders and a related Managing Agent.

“Lenders” is defined in the preamble hereto.

“Lien” means, with respect to any asset or property, (a) any mortgage, lien, pledge, hypothecation, charge, security interest (statutory or other) or encumbrance of any kind or nature whatsoever in respect of such asset or property, or (b) the interest of a vendor or lessor under any conditional sale agreement, financing loan or other title retention agreement relating to such asset or property (including any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by a Person of any financing statement under the UCC or comparable law of any jurisdiction other than a precautionary filing).

“Liquidation Expenses” means, with respect to any Defaulted Loan, the aggregate amount of out-of-pocket expenses reasonably incurred by the Borrower or on behalf of the Borrower by the Servicer (including amounts paid to any subservicer) in connection with the repossession, refurbishing and disposition of any related assets securing such Loan including the attempted collection of any amount owing pursuant to such Loan.

“Liquidation Proceeds Determination” is defined in Section 6.2(b).

“Loan” means any loan arising from the extension of credit to an Obligor and originated or acquired by the Originator in the ordinary course of its business and transferred to the Borrower pursuant to the Master Transfer Agreement, which loan includes, without limitation, (i) the Required Loan Documents and Loan File, and (ii) all right, title and interest of the Originator or the Borrower in and to such loan and any Related Property.

“Loan Balance” means, with respect to (a) each Eligible Loan that is not a Defaulted Loan, the lesser of (i) the Fair Value of such Loan, not to exceed 100% of the then outstanding principal balance thereof and (ii) the outstanding principal balance of such Loan, excluding any accrued PIK Interest, and (b) each Defaulted Loan, the lesser of (i) the greater of (x) the Fair Value of such Loan and (y) 100% of the par balance and (ii) the applicable Recovery Rate times the par balance for such Defaulted Loan.

“Loan Documents” means, with respect to any Loan, the related promissory note and any related loan agreement, lease agreement, security agreement, note purchase agreement, sale and serving agreement, acquisition agreement, participation agreement, intercreditor agreement, mortgage, assignment of mortgage, intellectual property security agreements, deposit account control agreement, assignment of loan or allonge, participation agreement, subordination agreement, assignment agreement, fee letter, all guarantees related thereto and other material agreements related to such Loan, and all UCC financing statements and continuation statements (including amendments or modifications thereof) executed (as applicable) by the Obligor thereof or by another Person on the Obligor’s behalf in respect of such Loan, including, without limitation, general or limited guaranties.

“Loan File” means, with respect to any Loan, a file containing (a) each of the documents and items as set forth on the Transferred Loan Checklist with respect to such Loan and (b) duly executed originals or copies of any other relevant records relating to such Loans and the Related Property pertaining thereto.

“Loan List” means the Loan List most recently provided by the Borrower or the Servicer to the Administrative Agent and the Collateral Custodian in connection with a Funding Request or a Monthly Report, which Loan List shall replace the prior Loan List, if any, and be incorporated as Schedule III hereto.

“Managing Agent” means, as to any Lender, the financial institution identified as such with respect to such Lender on the signature pages hereof or in the applicable Assignment and Acceptance.

“Margin Stock” is defined in Section 4.1(y).

“Master Transfer Agreement” means the Master Transfer Agreement, dated as of the date hereof, by and between the Originator, as transferor, and the Borrower, as transferee, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Material Adverse Change” means, with respect to any Person, any material adverse change in the business, financial condition, operations, performance, or properties of such Person.

“Material Adverse Effect” means an event or circumstance which would have or would be reasonably expected to have a material adverse effect on (a) the business, financial condition, operations, performance or properties of the Servicer or the Borrower, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loans, (c) the rights and remedies of the Administrative Agent or any Secured Party under this Agreement or any Transaction Document or (d) the ability of the Borrower or the Servicer to perform its payment or other material obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority, or enforceability of the Administrative Agent’s or Secured Parties’ interest in the Collateral.

“Material Modification” means, with respect to any Loan, any amendment, waiver, consent or modification of a related Loan Document with respect thereto executed or effected after the date on which such Loan is acquired by the Borrower, that:

(a)           waives, extends or postpones any payment date of one or more interest payments or reduces or waives one or more interest payments or permits any interest due with respect to such Loan in cash to be deferred or capitalized and added to the principal amount of such Loan (other than any deferral or capitalization already expressly permitted by the terms of its underlying instruments or pursuant to the application of a pricing grid, in each case as of the date such Loan was acquired by the Borrower);

(b)           contractually or structurally subordinates such Loan by operation of a priority of payments, turnover provisions or the transfer of assets in order to limit recourse to the related Obligor or releases any material guarantor or co-Obligor from its obligations with respect thereto and such release materially and adversely affects the value of such Loan (as determined by the Administrative Agent in a commercially reasonable manner);

(c)           substitutes or releases the underlying assets securing such Loan (other than as expressly permitted by the related Loan Documents as of the date such Loan was acquired by the Borrower), and such substitution or release materially and adversely affects the value of such Loan (as determined by the Administrative Agent in a commercially reasonable manner);

(d)          waives, extends or postpones any date fixed for any Scheduled Payment or mandatory prepayment of principal on such Loan; or

(e)           reduces or forgives any principal amount of such Loan.

“Maturity Date” means the date that is 24 months after the last day of the Revolving Period.

“Maximum Lawful Rate” is defined in Section 2.6(d).

“Middle-Market Loan” means any Loan that is not a Broadly Syndicated Loan.

“Minimum Equity Amount” means, as of any date of determination, the minimum amount of equity investment in the Borrower to be maintained by Brightwood Capital, in the form of unrestricted cash and/or Eligible Loans (calculated based on the Outstanding Loan Balance thereof), which shall be equal in the aggregate to:

(a)           during Ramp-up Period: the greater of (i) $40,000,000 and (ii) the applicable Minimum Equity Obligor Test Amount; and

(b)           following the end of the Ramp-up Period: the greater of (i)(x) $40,000,000 until the equity investment in the Borrower first equals $75,000,000 and (y) thereafter, $75,000,000 and (ii) the applicable Minimum Equity Obligor Test Amount.

“Minimum Equity Obligor Test Amount” means (a) during Ramp-up Period, the aggregate Outstanding Loan Balance of all Loans owned (or, in relation to a proposed purchase of a Loan, proposed to be owned) by the Borrower which consist of obligations of the two (2) largest Obligors (it being understood in each case that multiple Loans from the same Obligor and its Affiliates shall be treated as a single exposure) and (b) following the end of the Ramp-up Period, the aggregate Outstanding Loan Balance of all Loans owned (or, in relation to a proposed purchase of a Loan, proposed to be owned) by the Borrower which consist of obligations of the four (4) largest Obligors (it being understood in each case that multiple Loans from the same Obligor and its Affiliates shall be treated as a single exposure).

“Monthly Report” is defined in Section 7.11(a).

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Mortgage” means the mortgage, deed of trust or other instrument creating a Lien on an interest in real property securing a Loan, including the assignment of leases and rents related thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

“Nationally Recognized Valuation Firm” means each of Deloitte, Duff & Phelps Corporation, Houlihan Lokey, Lincoln International, Price Waterhouse Coopers and Valuation Research Corporation, and any other nationally recognized accounting firm or valuation firm proposed by the Borrower and approved by the Administrative Agent in its reasonable discretion.

“Obligations” means all loans, advances, debts, liabilities and obligations, for monetary amounts owing by the Borrower to the Lenders, the Collateral Custodian, the Administrative Agent, the Managing Agents, or any of their permitted assigns, as the case may be, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of any of this Agreement, any other Transaction Document or any Fee Letter delivered in connection with the transactions contemplated by this Agreement, whether or not evidenced by any separate note, agreement or other instrument. This term includes, without limitation, all principal, interest (including interest that accrues after the commencement against the Borrower of any action under the Bankruptcy Code), and other fees, including, without limitation, any and all arrangement fees, loan fees, facility fees, and any and all other fees, expenses, costs or other sums (including attorney costs) chargeable to the Borrower under any of the Transaction Documents.

“Obligor” means, with respect to any Loan, the Person or Persons obligated to make payments pursuant to such Loan.

“OFAC” means the U.S. Office of Foreign Asset Controls.

“Officer’s Certificate” means a certificate signed by a Responsible Officer of the Borrower or the Servicer, as the case may be, and delivered to the Administrative Agent.

“Operating Account” means the Borrower’s operating account, the account number of which is identified on Schedule XIV.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for the Borrower, the Collateral Custodian or the Servicer, as the case may be, and who shall be reasonably acceptable to the Administrative Agent.

“Originator” means Brightwood Capital.

“Originator’s Standard Documents” means the Originator’s standard form loan and security agreement and other required agreements, as attached hereto as Schedule V, as such Schedule may be updated from time to time with the consent of the Administrative Agent, or as otherwise reviewed and approved (such approval not to be unreasonably withheld) by Administrative Agent from time to time.

“Other Connection Taxes” means, with respect to any recipient of a payment under any Transaction Document, Taxes imposed as a result of a present or former connection between such recipient of a payment under any Transaction Document and the jurisdiction imposing such Tax (other than connections arising from such recipient of a payment under any Transaction Document having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Advance or Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Loan Balance” means with respect to any Loan, the then Loan Balance thereof.

“Over-Collateralization Percentage” means, as of any date of determination, the percentage obtained by dividing (A) the sum of (i) the aggregate Outstanding Loan Balance of all Loans plus (ii) the amount of cash and cash equivalents constituting Principal Collections on deposit in the Principal Collection Subaccount as of such date, by (B) the Advances Outstanding as of such date.

“Parent” means Brightwood Capital.

“Participant” is defined in Section 11.1(f).

“Participation Interest” means a risk participation interest in a Loan or other obligation.

“Paying Agent” means U.S. Bank Trust Company, National Association, a national banking association, in its capacity as paying agent.

“Paying Agent and Collateral Custodian Fees and Expenses” means those fees and expenses including the reasonable and documented out-of-pocket accrued and unpaid fees, expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Servicer, or both but without duplication, to the Paying Agent and the Collateral Custodian payable pursuant to (i) that certain U.S. Bank Trust Company, National Association Fee Proposal dated as of March 30, 2023, from U.S. Bank Trust Company, National Association, as Paying Agent, and U.S. Bank National Association, as Collateral Custodian and acknowledged by the Borrower and (ii) the Transaction Documents (including Indemnified Amounts under Sections 9.1 and 9.2 under this Agreement), provided that such fees shall not be increased without the consent of the Administrative Agent.

“Paying Agent Termination Notice” has the meaning specified in Section 14.2.

“Payment Date” means the 16th day of each April, July, October and January commencing with the Payment Date occurring in July 2023; provided that, if any such day is not a Business Day, then such Payment Date shall be the next succeeding Business Day.

“Payment Notice” has the meaning assigned to it in Section 10.9(b).

“Payment Recipient” has the meaning assigned to it in Section 10.9(a).

“Permitted Investments” means any one or more of the following types of Investments:

(a)          marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States and that have a maturity of not more than 270 days from the date of acquisition;

(b)          marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States and that have a maturity of not more than 270 days from the date of acquisition;

(c)          bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in Dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which are rated A-1 by S&P and P-1 by Moody’s;

(d)          repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above;

(e)           commercial paper rated at least A-1 by S&P and P-1 by Moody’s; and

(f)           demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States or any state thereof (or domestic branches of any foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall be at least A-1 by S&P and P-1 by Moody’s.

“Permitted Liens” means (i) Liens created pursuant to the Transaction Documents in favor of the Administrative Agent, as agent for the Secured Parties or in favor of the Borrower as Buyer under the Master Transfer Agreement, (ii) warehousemen’s and other Liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested in good faith, (iii) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, and (iv) with respect to Loans for which a Person other than Borrower serves as the administrative or other agent for the lenders thereunder, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of holders of indebtedness of such Obligor.

“Permitted Obligor Liens” means the Liens described in the applicable Loan Documents as “permitted liens” or otherwise permitted thereunder and any other liens approved by the Administrative Agent.

“Person” means an individual, partnership, corporation (including a statutory trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“PIK Loan” means a Loan that permits the Obligor thereon to defer or capitalize any portion of the accrued interest thereon; provided that if such Loan has a PIK interest component of less than 3%, such Loan shall not be deemed to be a PIK Loan.

“PIK Interest” means, with respect to any Loan, accrued interest on such Loan that has been deferred or capitalized by the Obligor of such Loan.

“Prime Rate” means the rate publicly announced by KeyBank from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by KeyBank in connection with extensions of credit to debtors.

“Principal Collection Subaccount” is defined in Section 7.4(e).

“Principal Collections” means, with respect to any Remittance Period or the related Determination Date, all amounts received by the Borrower during such Remittance Period that do not constitute Interest Collections.

“Pro Rata Share” means, with respect to any Lender on any day, the percentage equivalent of a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate Commitments of all Lenders.

“Proceeds” means, with respect to any Collateral, whatever is receivable or received when such Collateral is sold, collected, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, including all rights to payment with respect to any insurance relating to such Collateral.

“Prohibited Industry” means each of the following business area: (i) assault weapons or firearms manufacturing, (ii) payday lending, title lending, or predatory lending, (iii) pawn shops, (iv) pornography or adult entertainment, (v) illegal or internet gaming (excluding, for the avoidance of doubt, hospitality and/or resorts development or management thereof) or internet cafes, (vi) the sale or cultivation of marijuana, (vii) private prisons, (viii) embassies and foreign consulates, (ix) political campaigns, committees or candidates, or (x) any other industry, business, product or service that is illegal under United States federal laws.

“Prohibited Transaction” means a transaction described in Section 406(a) of ERISA, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA.

“Purchasing Lender” is defined in Section 11.1(b).

“Qualified Institution” means a depository institution or trust company (i) which is organized under the laws of the United States or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank) and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.

“Quoted Price” means, with respect to each Loan as of any date, the net value (expressed as a percentage of the Outstanding Loan Balance) of such Loan quoted by a Nationally Recognized Valuation Firm selected by the Administrative Agent in its sole discretion and valuing such Loan.

“Ramp-Up Period” means the period from the Effective Date to the date that is the earlier of (i) six (6) months from the Effective Date or (ii) the date immediately following the day on which the Borrower owns Eligible Loans with twelve (12) separate Obligors.

“Recipient” means the Administrative Agent or any Lender, as applicable.

“Records” means, with respect to any Loan, all documents, books, records and other information (including without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to any item of Collateral and the related Obligors, other than the Loan Documents.

“Recoveries” means, with respect to any Loan that is a Defaulted Loan, Proceeds of the sale or other liquidation of any Related Property, Proceeds of any related Insurance Policy, and any other recoveries with respect to such Loan and Related Property, and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required to be refunded to the Obligor on such Loan.

“Recovery Rate” means, for each Defaulted Loan, the percentage determined in accordance with the following schedule:

Loan Type	Recovery Rate

Broadly Syndicated Loan that is a First Lien Loan but is not a Unitranche Loan	40%

Broadly Syndicated Loan that is a Unitranche Loan	35%

Middle Market Loan that is a First Lien Loan but is not a Unitranche Loan	35%

Middle Market Loan that is a Unitranche Loan	30%

“Register” is defined in Section 11.1(d).

“Regulatory Change” is defined in Section 2.12(a).

“Related Property” means, with respect to a Loan, the Originator’s (immediately prior to the transfer of such Loan pursuant to the Master Transfer Agreement) or the Borrower’s (immediately after giving effect to the transfer of such Loan pursuant to the Master Transfer Agreement) interest (in its capacity as a lender with respect to such Loan) in any property or other assets of the Obligor thereunder pledged as collateral to secure the repayment of such Loan, including, without limitation, accounts receivable, inventory, equipment, real estate, patents and other intellectual property and all other collateral therefor described in the revolving loan and security agreement or term loan agreement, as applicable, and any second lien collateral (subject to the applicable priority of interests described in such documents and in the applicable intercreditor agreement, if any and excluding any property or assets if the grant of a lien or security interest therein would cause the Borrower to be in breach of any related Loan Documents) therefor.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Remittance Period” means, (a) with respect to the first Payment Date, the period from and including the Effective Date to and including the Determination Date preceding the first Payment Date and (b) with respect to any subsequent Payment Date, the period from but excluding the Determination Date prior to the immediately preceding Payment Date to and including the Determination Date immediately preceding such Payment Date occurs; provided, that the final Remittance Period preceding the Maturity Date or the final Remittance Period preceding an optional prepayment in whole of the Advances Outstanding, shall end on the Maturity Date or the date of such prepayment, respectively.

“Reporting Date” means the date that is the twelfth (12th) day of each calendar month commencing May 12, 2023, or, if such date is not a Business Day, the next succeeding Business Day.

“Repurchase Price” means for any Loan purchased by the Servicer or the Originator pursuant to Section 7.7, an amount equal to the outstanding principal balance of such Loan as of the date of purchase, plus all accrued and unpaid interest on such Loan, or if requested by the Servicer, the Originator or the Borrower, such other amount approved by the Administrative Agent in its sole discretion.

“Required Lenders” means at a particular time, Lenders whose portion of the Advances Outstanding exceeds 50% of the aggregate amount of the Advances Outstanding; provided that at any time at which there are two or fewer Lenders, Required Lenders shall mean all Lenders, provided, further, that at any time at which there are two or more Lenders, the Required Lenders must consist of at least two Lenders.

“Required Loan Documents” means for each Loan, originals (except as otherwise indicated) of the following documents or instruments, all as specified on the related Transferred Loan Checklist:

(a)           if evidenced by a note, the original or, if accompanied by an original “lost note” affidavit and indemnity, a copy of, the underlying promissory note, endorsed by the Borrower (that may be in the form of an allonge or note power attached thereto) either in blank or to the Administrative Agent as required under the related Loan Documents (and evidencing an unbroken chain of endorsements from each prior holder thereof evidenced in the chain of endorsements either in blank or to the Administrative Agent), with any endorsement to the Administrative Agent to be in the following form: “KeyBank National Association, as Administrative Agent for the Secured Parties” or (i) an undated transfer or assignment document or instrument relating to such Loan, signed by the Borrower, as assignor, and the administrative agent but not dated and not specifying an assignee, and delivered to the Collateral Custodian, or (ii) a copy of each transfer document or instrument relating to such Loan evidencing the assignment of such Loan to the Borrower; and

(b)          originals or copies of each of the following, to the extent applicable to the related Loan: the primary credit agreement and the primary security agreement, in each case together with any amendment or modification thereto, as set forth on the Transferred Loan Checklist.

“Required Reports” means collectively, the Monthly Report, the Servicer’s Certificate and the annual and quarterly financial statements of Brightwood Capital and the Borrower required to be delivered to the Managing Agents and the Administrative Agent pursuant to Section 7.11.

“Responsible Officer” means (a) in the case of a corporation, partnership or limited liability company that, pursuant to its constituent documents, has officers, any chief executive officer, chief financial officer, chief administrative officer, president, senior vice president, vice president, assistant vice president, treasurer, director or manager, and, in any case where two Responsible Officers are acting on behalf of such entity, the second such Responsible Officer may be a secretary or assistant secretary, (b) in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) in the case of a limited liability company that does not have officers, any Responsible Officer of the sole member, managing member or manager, acting on behalf of the sole member, managing member or manager in its capacity as sole member, managing member or manager, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, and (e) in the case of the Collateral Custodian or the Administrative Agent, a vice president, assistant vice president, secretary, assistant secretary or officer of the Collateral Custodian or the Administrative Agent as applicable, in each case responsible for the administration of this Agreement. The Borrower may designate other and additional Responsible Officers from time to time by notice to the Administrative Agent.

“Review Criteria” is defined in Section 13.2.

“Review Period” is defined in Section 13.2.

“Revolving Loan” means any Loan (other than a Delayed Draw Loan) that is a loan (including, without limitation, revolving loans, funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the Obligor by the Borrower and which provides that such borrowed money may be repaid and re-borrowed from time to time; provided that any such Loan will be a Revolving Loan only until all commitments to make revolving advances to the Obligor expire or are terminated or irrevocably reduced to zero.

“Revolving Period” means the period commencing on the Effective Date and ending on Commitment Termination Date.

“RIC” is defined in Section 8.1(p).

“Risk Factor” means, with respect to a Loan, the number set forth on Schedule VIII which corresponds to the Obligor risk rating assigned to the Obligor of such Loan in accordance with the Credit and Collection Policy.

“Rolling Six-Month Default Ratio Test” means a test, with respect to any Settlement Period, calculated as of the end of such Settlement Period on the Reporting Date for such Settlement Period, which shall be satisfied if (a) the ratio, expressed as a percentage (rounded up to the next one-hundredth (1/100th) of one percent (1%)), (i) the numerator of which is equal to the aggregate outstanding principal balance of all Transferred Loans that were or became Defaulted Loans during such Settlement Period and (ii) the denominator of which is equal to the outstanding principal balance as of the final day of the immediately preceding Settlement Period, multiplied by (b) twelve, does not exceed 6% on a rolling six Settlement Period basis (for the avoidance of doubt, calculated as the arithmetic average of the foregoing formulation for any six consecutive Settlement Periods; provided, that for the first Settlement Period occurring after the Effective Date, such test shall be calculated by reference to the calculation for such Settlement Period only, for the second Settlement Period occurring after the Effective Date, shall be calculated by reference to the calculation for the first two Settlement Periods only, for the third Settlement Period occurring after the Effective Date, shall be calculated by reference to the calculation for the first three Settlement Periods only, for the fourth Settlement Period occurring after the Effective Date, shall be calculated by reference to the calculation for the first four Settlement Periods only and for the fifth Settlement Period occurring after the Effective Date, shall be calculated by reference to the calculation for the first five Settlement Periods only).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Scheduled Payment” means, on any date, with respect to any Loan, each monthly or other periodic payment (whether principal, interest or principal and interest) scheduled to be made by the Obligor thereof after such date under the terms of such Loan.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Loan” means any Loan that (i) is secured by a valid and perfected Lien on substantially all of the Obligor’s assets constituting Related Property for such Loan, subject only to (i) the prior Lien provided to secure the obligations under a “first lien” loan pursuant to customary commercial terms, and any other “permitted liens” as defined in the applicable Loan Documents for such Loan or such comparable definition if “permitted liens” is not defined therein (including, without limitation, priority Liens on certain current assets, including accounts receivable, to secure working capital facilities) and (ii) provides that the payment obligation of the Obligor on such Loan is “senior debt” and, except for the express priority provisions under the documentation of the “first lien” lenders, is either senior to, or pari passu with, all other Indebtedness of such Obligor.

“Secured Party” means (i) each Lender, (ii) each Managing Agent, and (iii) the Administrative Agent.

“Securitization Transaction” means any financing transaction undertaken by the Originator or an Affiliate of the Originator that is secured, directly or indirectly, in whole or in part, by the Collateral or any portion thereof or any interest therein, including any sale, lease, whole loan sale, asset securitization, secured loan or other transfer.

“Senior Funded Net Debt” means, with respect to any Loan and any date of determination, the portion of the Total Funded Net Debt of the Obligor of such Loan that is senior or pari passu in priority and right of repayment of such Loan as of such date.

“Senior Leverage Ratio” means, for Loan as of any date of determination, the ratio of the Senior Funded Net Debt as of such date to EBITDA for the twelve months then ended of the Obligor of such Loan.

“Senior Servicing Fees” means, for each Payment Date, an amount equal to the sum of the products, for each day during the related Remittance Period, of (i) the Outstanding Loan Balance of each Transferred Loan as of the close of business on such day, (ii) 0.25%, and (iii) a fraction, the numerator of which is 1 and the denominator of which is 360; provided, however, that so long as Brightwood Capital Advisors, LLC or any Affiliate of Brightwood Capital Advisors, LLC is acting as Servicer, the Servicer shall have the right to irrevocably waive payment of any Senior Servicing Fees payable on any Payment Date.

“Servicer” is defined in the preamble hereto.

“Servicer Advance” means an advance of Scheduled Payments or Collection Account shortfalls made by the Servicer pursuant to Section 7.5.

“Servicer Termination Event” is defined in Section 7.18.

“Servicer’s Certificate” is defined in Section 7.11(b).

“Servicing Duties” means those duties of the Servicer which are enumerated in Section 7.2.

“Servicing Fees” means the Senior Servicing Fees and the Subordinated Servicing Fees.

“Servicing Records” means all documents, books, records and other information (including, without limitation, computer programs, tapes, disks, data processing software and related property rights) prepared and maintained by the Servicer with respect to the Transferred Loans and the related Obligors.

“Servicing Standard” means, with respect to any Loan included in the Collateral, to service and administer such Loan on behalf of the Secured Parties in accordance with Applicable Law, the terms of this Agreement, the other Transaction Documents, all customary and usual servicing practices for loans like the Loan and, to the extent consistent with the foregoing, (a)(i) if the Servicer is the originator or an Affiliate thereof, the higher of: (A) the customary and usual servicing practices that a prudent loan and debt investor or lender would use in servicing loans and debt securities like the Loans for its own account, and (B) the same care, skill, prudence and diligence with which the Servicer services and administers loans and debt securities for its own account or for the account of others, and (ii) if the Servicer is not the originator or an Affiliate thereof, the same care, skill, prudence and diligence with which the Servicer services and administers loans and debt securities for its own account or for the account of others; (b) with a view to maximize the value of the Loans, and (c) without regard to: (i) the Servicer’s obligations to incur Servicer Advances with respect to a Loan, (ii) the Servicer’s right to receive compensation for its services hereunder or with respect to any particular transaction, (iii) the ownership by the Servicer or any Affiliate thereof of any Loan, or (iv) the ownership, servicing or management for others by the Servicer of any other loans, debt securities or property by the Servicer.

“Settlement Period” means the each calendar month; provided, however that the initial Settlement Period shall be the period from and including the Effective Date to and including last day of the next calendar month, and provided, further, that the final Settlement Period preceding the Maturity Date or the final Settlement Period preceding an optional prepayment in whole of the Advances, shall end on the Maturity Date or the date of such prepayment, respectively.

“SOFR” means a any of the the secured overnight financing rates administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Advance” means each Advance bearing interest at a rate based upon the Adjusted Term SOFR Rate.

“SOFR Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities

“Solvent” means, as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property owned by such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the property owned by such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Spread” means, with respect to Floating Rate Loans, the current cash interest rate (after giving effect to any floor) of such Floating Rate Loan over the Benchmark.

“Specified Loans” means the Loans specified in the following table:

Obligor	Outstanding Principal Balance	Origination Date	Maturity Date
B2B Industrial Products, LLC	8,960,000.00	December 6, 2022	October 7, 2026
B2B Industrial Products, LLC	5,540,000.00	December 23, 2022	October 7, 2026
CDM Fitness Holdings, LLC	4,935,191.41	June 17, 2021	June 17, 2026
Javelin Acquisition Vehicle, LLC	19,950,000.00	November 30, 2022	November 3, 2026
North Haven USHC Acquisition, Inc.	16,212,110.10	October 30, 2020	October 30, 2025
Shiftkey, LLC	9,950,000.00	June 21, 2022	June 21, 2027

“Structured Finance Obligation” means any debt obligation owing by a finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations, but excluding debt obligations that are secured by royalty payments relating to intellectual property.

“Subject Laws” is defined in Section 4.1(cc).

“Subordinated Servicing Fees” means, for each Payment Date, an amount equal to the sum of the products, for each day during the related Remittance Period, of (i) the Outstanding Loan Balance of each Transferred Loan as of the close of business on such day, (ii) 0.25%, and (iii) a fraction, the numerator of which is 1 and the denominator of which is 360; provided, however, that so long as Brightwood Capital Advisors, LLC or any Affiliate of Brightwood Capital Advisors, LLC is acting as Servicer, the Servicer shall have the right to irrevocably waive payment of any Senior Servicing Fees payable on any Payment Date.

“Substitute Loan” is defined in Section 2.15.

“Substitution” is defined in Section 2.15.

“Substitution Date” is defined in Section 2.15.

“Substitution Notice” is defined in Section 2.15.

“Successor Servicer” is defined in Section 7.19(a).

“Syndication Agent” is defined in the preamble hereto.

“Syndication Fee” has the meaning specified in the Administrative Agent Fee Letter.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Government Authority.

“Term SOFR” means for any calculation with respect to a SOFR Advance, the Term SOFR Reference Rate on the day (such day, the “Lookback Day”) that is two SOFR Business Days prior to the first day of such Interest Period (and rounded in accordance with the Administrative Agent’s customary practice) , as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Lookback Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding SOFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three SOFR Business Days prior to such Lookback Day.

“Term SOFR Administrator” means CBA (or a successor administrator of the Term SOFR Reference Rate, as selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR for a period of three months.

“Termination Date” means the earliest to occur of (a) the date declared by the Administrative Agent or occurring automatically in respect of the occurrence of an Event of Default pursuant to Section 8.1, (b) a date selected by the Borrower (or the Servicer on its behalf) upon at least five (5) Business Days’ prior written notice to the Administrative Agent and (c) the Maturity Date.

“Termination Notice” is defined in Section 7.18.

“Total Funded Net Debt” means, with respect to any Obligor, at any time the same is to be determined, the sum (without duplication) at such time of (a) all indebtedness for borrowed money of such Obligor to Borrower; plus (b) all indebtedness for borrowed money of the Obligor to any creditor other than the Borrower; plus (c) all Indebtedness of any other Person, whether secured or unsecured, which (i) is directly or indirectly guaranteed by the Obligor, (ii) the Obligor has agreed (contingently or otherwise) to purchase or otherwise acquire, or (iii) the Obligor has otherwise assured a creditor against loss, minus (d) Unrestricted Cash of such Obligor.

“Total Leverage Ratio” means, for any Loan as of any date of determination, the ratio of Total Funded Net Debt as of such date to EBITDA for the twelve months then ended of the Obligor of such Loan.

“Tranche Size” means, with respect to any Broadly Syndicated Loan, the tranche currently held or contemplated for purchase by the Borrower; provided, that (i) to the extent, there are multiple pari passu tranches issued by an Obligor, such other tranches shall be included in the calculation of “Tranche Size” if and to the extent that the related Loan Documents provide that (x) such tranches are governed by the same material terms, and (y) each of such tranches are each widely distributed, and (ii) the calculation of “Tranche Size” hereunder shall include any last out component (but not any second lien component) relating thereto.

“Transaction Documents” means this Agreement, the Master Transfer Agreement, the Account Control Agreements, the Administrative Agent Fee Letter, the Lender Fee Letter, and any additional document, letter, Fee Letter, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

“Transfer Schedule” has the meaning specified in the Master Transfer Agreement.

"Transferor Participation Interest" means a participation interest in a Specified Loan that, at the time of acquisition by the Borrower satisfies each of the following criteria: (i) the Specified Loan subject to such participation would constitute a Eligible Loan were it acquired directly, (ii) the Originator is a lender on the Specified Loan, (iii) the Borrower is the participant in the Specified Loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the Originator holds in the loan, (v) the entire purchase price for such participation is paid in full (without the benefit of financing from the Originator or its affiliates) at the time of the Borrower's acquisition, (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the Specified Loan that is the subject of the loan participation and (vii) such participation is documented under a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants. For the avoidance of doubt, a Transferor Participation Interest shall not include a sub-participation interest in any loan.

“Transferred Loan” means each Existing Loan, Substituted Loan and Acquired Loan that is (a) acquired or purported to be acquired by the Borrower under the Master Transfer Agreement, (b) received by the Borrower as a contribution to equity in the Borrower or (c) otherwise acquired by the Borrower in accordance with Section 2.15. Any Transferred Loan that is (i) repurchased or reacquired by the Originator pursuant to the terms of Section 4 of the Master Transfer Agreement, (ii) purchased by the Servicer pursuant to the terms of Section 7.7 or (iii) otherwise released from the Lien of this Agreement pursuant to Section 6.3 shall not be treated as a Transferred Loan for purposes of this Agreement (provided, that the purchase or repurchase of any Defaulted Loan shall not alter such Transferred Loan’s status as a Defaulted Loan for purposes of calculating ratios for periods occurring prior to the purchase or repurchase of such Transferred Loan).

“Transferred Loan Checklist” means an electronic or hard copy, as applicable, of a checklist delivered by or on behalf of the Borrower to the Collateral Custodian and the Administrative Agent, for each Loan, of all Loan Documents to be included within the respective Loan File, which shall specify whether such document is an original or a copy.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction or, if no jurisdiction is specified, the State of New York.

“United States” means the United States of America.

“Unitranche Loan” means any Loan (i) that is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting Related Property for the Loan, subject to any “permitted liens” as defined in the applicable Loan Documents for such Loan or such comparable definition if “permitted liens” is not defined therein, (ii) that provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, all other Indebtedness of such Obligor (other than any permitted working capital facility), (iii) for which no other Indebtedness of the Obligor secured by a Lien on the assets constituting Related Property for the Loan exists or is outstanding (other than any permitted working capital facility); (iv) for which the principal Related Property is not comprised of equity interests in the Obligor’s subsidiaries and Affiliates and (v) for which the Servicer has determined in good faith that the value of the Related Property securing the Loan on or about the time of origination equals or exceeds the Outstanding Loan Balance of the Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral.

“Unmatured Event of Default” means an event that, with the giving of notice or lapse of time, or both, would become an Event of Default.

“Unrestricted Cash” means, for any Person, cash of such Person available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any Lien (other than the Lien of the Borrower or any agent acting on its behalf pursuant to the applicable Loan Documents).

“Unused Commitment” means, for each day during the Revolving Period, the Facility Amount minus the Advances Outstanding on such day.

“Unused Commitment Fee” means, with respect to each Interest Period, the sum of the Daily Unused Commitment Fees accrued during such Interest Period. The Unused Commitment Fee shall be allocated among Lenders, pro rata, based on an amount equal to the excess of each such Lender’s Commitment over the Advances Outstanding made by each such Lender.

“Unused Commitment Fee Percentage” is defined in the Lender Fee Letter.

“Upfront Fee” means a fee payable by the Borrower to the Lenders on the Effective Date and each Facility Increase Date equal to the product of (a) the Upfront Fee Percentage multiplied by (b)(i) on the Effective Date, the Facility Amount on the Effective Date and (ii) on any Facility Increase Date, the amount of the increase in the Facility Amount on any such Facility Increase Date. The Upfront Fee payable on the Effective Date shall be allocated among the Lenders in accordance with each such Lender’s Commitment on such date and the Upfront Fee payable on any Facility Increase Date shall be allocated among the Lenders in accordance with the increase in each such Lender’s Commitment on such Facility Increase Date. A portion of Upfront Fee paid to the Administrative Agent in its capacity as a Lender on the Effective Date with respect to a portion of its Commitment subsequently transferred to an assignee Lender shall be paid by the Administrative Agent to such assignee in an amount equal to the product of (x) the Upfront Fee allocable to such Commitment multiplied by (y) a fraction equal to the number of days scheduled to remain in the Revolving Period divided by the total number of scheduled days in the Revolving Period.

“Upfront Fee Percentage” is defined in the Lender Fee Letter.

“USD LIBOR” means the London interbank offered rate for United States dollar deposits.

“Valuation Policy” means the Valuation Policy attached hereto as Schedule IV, as the same may be amended or modified from time to time with the prior notice to the Administrative Agent.

“Weighted Average Remaining Term” means, as of any date of measurement, with respect to all of the Eligible Loans included in the Collateral at such time, the number equal to (i) the sum of the products for each such Eligible Loan of (A) the remaining term to maturity (in years, rounded to the nearest one tenth thereof and based upon the initial maturity date of such Eligible Loan) of such Eligible Loan times (B) the Outstanding Loan Balance of such Loan, divided by (ii) Aggregate Outstanding Loan Balance at such time.

“Weighted Average Risk Factor” means, as of any date of measurement, with respect to all Eligible Loans included in the Collateral at such time, the number equal to (i) the sum of the products of (a) the Risk Factor at such time of each Eligible Loan times (b) the Outstanding Loan Balance of such Eligible Loan, divided by and (ii) the Aggregate Outstanding Loan Balance at such time.

“Weighted Average Spread” means, as of any date of measurement, with respect to all Eligible Loans included in the Collateral at such time, the number equal to (i) the sum of the products for each such Eligible Loan of (A) the Spread, on an annualized basis, applicable to such Eligible Loan times (B) the Outstanding Loan Balance of such Loan, divided by (ii) the Aggregate Outstanding Loan Balance at such time.

Section 1.2.           Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. To the extent any change in GAAP after the Effective Date resulting from the adoption of international accounting standards in the United States affects any computation or determination required to be made under or pursuant to this Agreement, including any computation or determination made with respect to the Borrower or Servicer’s compliance with any covenant or condition hereunder, such computation or determination shall be made as if such change in GAAP had not occurred. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3.           Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4.           Interpretation. In each Transaction Document, unless a contrary intention appears:

(i)            the singular number includes the plural number and vice versa;

(ii)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Document;

(iii)          reference to any gender includes each other gender;

(iv)          reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

(v)           reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

(vi)          any reference to “execute”, “executed”, “sign”, “signed”, “signature” or any other like term hereunder shall include execution by electronic signature (including, without limitation, any .pdf file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under the U.S. Electronic Signatures in Global and National Commerce Act (“E-SIGN”) or the New York Electronic Signatures and Records Act (“ESRA”), which includes any electronic signature provided using Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower and reasonably available at no undue burden or expense to the Collateral Custodian or the Paying Agent, together with any requested certificate of completion or other evidence of authentication), except to the extent the Collateral Custodian or the Paying Agent requests otherwise. Any such electronic signatures shall be valid, effective and legally binding as if such electronic signatures were handwritten signatures and shall be deemed to have been duly and validly delivered for all purposes hereunder.

Section 1.5.           Rates. The interest rate on Loans denominated in Dollars may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the administration of, submission of, calculation of or any other matter related to Term SOFR, any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Term SOFR or any other Benchmark, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

Article II

Advances

Section 2.1.           Advances. (a) On the terms and conditions hereinafter set forth, the Borrower may, from time to time during the Revolving Period, by delivery of a Funding Request to the Administrative Agent and each Managing Agent as required pursuant to Section 2.2, request that the Lenders make an Advance to it in an amount which shall not exceed the Availability in effect on the related Funding Date. Upon receipt of such Funding Request, the Administrative Agent (or, if applicable, each Managing Agent) shall promptly forward such Funding Request to the Lenders (or if applicable, each Managing Agent shall promptly forward such Funding Request to the Lenders in its Lender Group), and the applicable portion of the Advance will be made by the Lenders to the Borrower on the Funding Date in accordance with their Pro Rata Shares. Notwithstanding anything contained in this Section 2.1 or elsewhere in this Agreement to the contrary, no Lender shall be obligated to make its Pro Rata Share of any Advance in an amount that would result in its Pro Rata Share of such Advance exceeding its Commitment. The obligation of each Lender to remit its Pro Rata Share of an Advance shall be several from that of each other Lender, and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.

Section 2.2.           Procedures for Advances. (a) The Borrower shall deliver a Funding Request not later than 10:00 a.m. (New York City time) two (2) Business Day prior to the requested Funding Date, together with all of the information and documents set forth in this Section 2.2.

(b)            No later than 10:00 a.m. (New York City time) on the proposed Funding Date (or, other than in the case of clause (i) below, such shorter period of time or later date as may be agreed to by the Required Lenders), the Administrative Agent, each Managing Agent and the Collateral Custodian, as applicable, shall receive or shall have previously received the following from the Borrower:

(i)            a Borrowing Notice in the form of Exhibit A;

(ii)           a copy of an executed Assignment Agreement for each Eligible Loan to be Conveyed to the Borrower on such Funding Date as well as a completed Transfer Schedule with respect to the Eligible Loans to be Conveyed to the Borrower on such Funding Date;

(iii)          the Loan List listing the Transferred Loans including the Eligible Loans to be Conveyed to the Borrower on such Funding Date; and

(iv)          a Loan Checklist Delivery Letter substantially in the form of Exhibit F listing the Eligible Loans to be funded in connection with the Advance, including a Transferred Loan Checklist for each such Eligible Loan and electronic copies of the Required Loan Documents for such Eligible Loan.

(c)            Each Funding Request shall specify the aggregate amount of the requested Advance and shall include the information set forth above and in Section 3.2.

(d)            On the Funding Date following the satisfaction of the applicable conditions set forth in this Section 2.2 and Sections 2.1, 3.1 and 3.2, the Lenders shall make available to the Paying Agent for deposit to the Operating Account in same day funds an amount equal to such Lender’s Pro Rata Share of the Advance then being made. Each wire transfer of an Advance to the Borrower shall be initiated by each Lender no later than 4:00 p.m. (New York City time) on the applicable Funding Date.

Section 2.3.           Optional Increase in Facility Amount; Prepayments..

(a)            From time to time, the Borrower may prepay any portion or all of the Advances Outstanding. Any partial prepayment by the Borrower of the Advances hereunder shall be in a minimum amount of $500,000 with integral multiples of $100,000 above such amount. No amount so prepaid may be reborrowed hereunder after the Revolving Period. Any prepayment after the Revolving Period, other than in accordance with Sections 2.4, 2.8, 2.12(d), or 12.1, shall be made together with the Applicable Prepayment Premium.

(b)            Subject to the terms and conditions set forth herein, the Borrower may request that that the Administrative Agent increase the Facility Amount up to a total maximum Facility Amount of $350,000,000 on any Business Day after the Effective Date until the Commitment Termination Date and (x) the Administrative Agent will use best efforts, subject to the terms and conditions set for herein, to increase the Commitments of the existing Lenders and/or (y) the Syndication Agent and the Administrative Agent will use best efforts to syndicate the requested increase in Commitments to additional Lenders. The following terms and conditions shall be satisfied prior to the effectiveness of any such increase: (i) any such increase shall be obtained from existing Lenders or from other Eligible Assignees, in each case in accordance with the terms set forth below; (ii) the Commitment of any Lender may not be increased without the prior written consent of such Lender; (iii) any increase in the Facility Amount shall be in a minimum principal amount of (x) if such increase shall be obtained from existing Lenders, $5,000,000 and (y) if such increase shall be obtained from Eligible Assignees who are not Lenders hereunder, $10,000,000; (iv) the Borrower and Lenders shall execute an acknowledgement (or in the case of the addition of a bank or other financial institution not then a party to this Agreement, a Joinder Agreement) in form and content satisfactory to the Administrative Agent to reflect the revised Commitments and Facility Amount (the Lenders do hereby agree to execute such acknowledgement (or Joinder Agreement) without delay unless the acknowledgement purports to amend this Agreement or the other Transaction Documents other than as provided for in this Section 2.3); (v) the Borrower shall execute such promissory notes as are necessary to reflect the increase in or creation of the Commitments; (vi) if any Advances are outstanding at the time of any such increase, the Borrower shall, in consultation with the Lenders, make payments on outstanding Advances to existing Lenders and/or draw Advances from new Lenders and any other Lender increasing its Commitment percentage as necessary to ensure the Outstanding Loan Balance of each Lender reflects its revised Commitment percentage; (vii) the Borrower may solicit Commitments from Eligible Assignees that are not then a party to this Agreement so long as such Eligible Assignees are reasonably acceptable to the Administrative Agent and execute a Joinder Agreement in form and content satisfactory to the Administrative Agent; (viii) the conditions set forth in Section 3.2 shall be satisfied in all material respects; (ix) after giving effect to any such increase in the Facility Amount, no Unmatured Event of Default or Event of Default shall have occurred and be continuing; (x) the Borrower agrees to promptly pay any reasonable expenses of the Administrative Agent and the affected Lender(s) relating to any Facility Amount increase and any related fees, including the Syndication Fee to the Syndication Agent (which Syndication Fee may be paid on a deferred basis on the next Payment Date pursuant to Section 2.8(a) to the extent of funds available therefor, otherwise such Syndication Fee may be paid from funds contributed to the Borrower) and any Upfront Fees payable to Lenders; and (xi) the Borrower shall have provided to the Administrative Agent written evidence demonstrating pro forma compliance with the Borrowing Base Test after giving effect to such proposed increase, such evidence to be satisfactory in the sole discretion of the Administrative Agent. The amount of any increase in the Facility Amount hereunder shall be offered in writing (which may be by email from the Administrative Agent on behalf of the Borrower) first to the existing Lenders, pro rata in proportion to the outstanding Commitment of each such Lender, and the failure of any existing Lender to respond to the Administrative Agent within five (5) Business Days of such offer shall be deemed to constitute a refusal by such Lender to increase its Commitment with no further right of first offer. In the event the additional commitments which existing Lenders are willing to take shall exceed the amount requested by the Borrower, such excess shall be allocated in proportion to the Commitments of such existing Lenders willing to take additional Commitments. If the amount of the additional Commitments requested by the Borrower shall exceed the additional Commitments which the existing Lenders are willing to take, then the Borrower may invite other Eligible Assignees reasonably acceptable to the Administrative Agent to join this Agreement as Lenders hereunder for the portion of Commitments not taken by existing Lenders, provided that such Eligible Assignees shall enter into such Joinder Agreements to give effect thereto as the Administrative Agent and the Borrower may reasonably request. Unless otherwise agreed by the Administrative Agent and the Lenders, the terms of any increase in the Facility Amount shall be the same as those in effect prior to any increase; provided, however, that should the terms of the increase agreed to be other than those in effect prior to the increase, then the Transaction Documents shall, with the consent of the Administrative Agent and the Lenders, be amended to the extent necessary to incorporate any such different terms. For the avoidance of doubt, any Advance made under a Facility Amount increase and any Advance under the existing Facility Amount shall be subject have the same terms (including Interest Rate).

Section 2.4.          Principal Repayments. The Advances Outstanding and all other Obligations shall be repaid in accordance with Section 2.8, and shall be due and payable in full on the Termination Date. The Borrower hereby promises to pay the entire amount of the Advances Outstanding and all other Obligations in full on the Termination Date. In addition, the Advances Outstanding shall be repaid as necessary to cause the Borrowing Base Test to be met, which repayment shall be made on the next succeeding Payment Date in accordance with Section 2.8; provided that the Borrower may, at its option, instead prepay any Advance on any Business Day prior to such Payment Date in order to cause the Borrowing Base Test to be met. Additionally, the Borrower may prepay and reborrow any Advance during the Revolving Period, subject to the terms and conditions set forth herein. Following the end of the Revolving Period, no amount repaid may be re-borrowed hereunder.

Section 2.5.           Evidence of Indebtedness. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder, provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay all of the Advances in accordance with the terms of this Agreement.

Section 2.6.           Interest Payments. (a) Interest shall accrue on the principal amount of each Advance outstanding during each Interest Period at the applicable Interest Rate. The Borrower shall pay Interest on the unpaid principal amount of each Advance for the period commencing on and including the Funding Date with respect to such Advance until but excluding the date that such Advance shall be paid in full. Interest shall accrue during each Interest Period and be payable on the Advances Outstanding on each Payment Date in accordance with Section 2.8, unless earlier paid pursuant this Agreement.

(b)            Interest Rates shall be determined by the Administrative Agent in accordance with the definitions thereof, and the Administrative Agent shall advise the Servicer, on behalf of the Borrower, of each calculation thereof.

(c)           Subject to Section 2.11, if (A) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Adjusted Term SOFR Rate cannot be determined pursuant to the definition thereof or (B) the Required Lenders determine that for any reason in connection with any request for a borrowing of a SOFR Advance (or a conversion thereto or a continuation thereof) that the Adjusted Term SOFR Rate for the applicable Interest Period with respect to a proposed Advance does not adequately and fairly reflect the cost to such Lenders of funding such Advance, and the Required Lenders have provided notice of such determination to the Administrative Agent, in each case of (A) and (B), on or prior to the first day of any Interest Period, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make or continue Advances bearing interest at a rate based upon the Adjusted Term SOFR Rate shall be suspended (to the extent of the affected Interest Periods) and such Advance shall accrue interest at the Base Rate plus the Applicable Margin until the Administrative Agent revokes such notice.

(d)           Anything in this Agreement or the other Transaction Documents to the contrary notwithstanding, if at any time the rate of interest payable by any Person under this Agreement and the Transaction Documents exceeds the highest rate of interest permissible under Applicable Law (the “Maximum Lawful Rate”), then, so long as the Maximum Lawful Rate would be exceeded, the rate of interest under this Agreement and the Transaction Documents shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest payable under this Agreement and the Transaction Documents is less than the Maximum Lawful Rate, such Person shall continue to pay interest under this Agreement and the Transaction Documents at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total interest that would have been received had Applicable Law not limited the interest rate payable under this Agreement and the Transaction Documents. In no event shall the total interest received by a Lender under this Agreement and the Transaction Documents exceed the amount that such Lender could lawfully have received, had the interest due under this Agreement and the Transaction Documents been calculated since the Effective Date at the Maximum Lawful Rate.

(e)           The interest rate on Advances may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, the Adjusted Term SOFR Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, the Adjusted Term SOFR Rate or Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, the Adjusted Term SOFR Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, the Adjusted Term SOFR Rate or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.7.           Fees. (a) The Borrower (or the Administrative Agent on behalf of the Borrower as directed by the Borrower pursuant to a Monthly Report (or otherwise)) shall pay to the Servicer from the Collection Account on each Payment Date the Servicing Fees for the related Remittance Period in accordance with Section 2.8.

(b)           The Borrower (or the Administrative Agent on behalf of the Borrower as directed by the Borrower pursuant to a Monthly Report (or otherwise)) shall pay to the Collateral Custodian from the Collection Account on each Payment Date the Collateral Custodian Fee for the related Remittance Period in accordance with Section 2.8.

Section 2.8.           Settlement Procedures. On each Payment Date, no later than 11:00 a.m. (New York City time), the Paying Agent shall disburse amounts on deposit in the Collection Account in accordance with the Monthly Report and the following priorities to the following Persons:

(a)            On each Payment Date and on each Business Day on or after the Termination Date, Interest Collections on deposit in the Interest Collection Subaccount, will be applied in the following order of priority:

(i)             First, (1) first, pro rata, to the Servicer (on behalf of the Borrower) for the payment to the appropriate taxing authorities, the amount of taxes and governmental fees owed by the Borrower, (2) second, to pay to the Collateral Custodian, the Paying Agent and the Administrative Agent any Administrative Expenses payable on such Payment Date, provided that the amount applied under this clause (a)(i)(2) for such Payment Date shall not exceed the Administrative Expense Cap applicable to such Payment Date; and (3) third, to pay all reasonable out-of-pocket costs and expenses of the Servicer or BCA incurred on behalf of the Borrower; provided that the amount applied under this clause (a)(i)(3) for such Payment Date shall not exceed $50,000;

(ii)            Second, to the Servicer, in an amount equal to any accrued and unpaid Senior Servicing Fees unless otherwise waived by the Servicer;

(iii)            Third, to each Managing Agent, on behalf of the related Lenders, in an amount equal to (1) any accrued and unpaid Interest for such Payment Date and (2) the Unused Commitment Fee, pro rata, on the basis of the amount owed;

(iv)            Fourth, to each Managing Agent, on behalf of the related Lenders, pro rata, to pay the Advances Outstanding in an amount necessary to satisfy the Borrowing Base Test;

(v)            Fifth, to each Managing Agent, on behalf of the related Lenders, pro rata, to pay the Advances Outstanding to the extent required to satisfy the Interest Coverage Ratio Test;

(vi)           Sixth, to the Syndication Agent, any Syndication Fee due and payable from the Borrower;

(vi)           Seventh, to the Administrative Agent and each Managing Agent, on behalf of the related Lenders, as applicable, all accrued and unpaid fees, reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees, costs and expenses of outside counsel) and indemnity amounts payable by the Borrower to the Administrative Agent, any Managing Agent or any Lender under the Transaction Documents;

(vii)          Eighth, to the Servicer, in an amount equal to any accrued and unpaid Subordinated Servicing Fees unless otherwise waived by the Servicer;

(viii)         Ninth, to each Managing Agent, on behalf of the related Lenders, to pay the Advances Outstanding in connection with any complete refinancing or upon the occurrence of the Termination Date;

(ix)           Tenth, to payment of (A) first, Administrative Expenses to the extent not paid in full pursuant to clause (i)(2) above, and (B) second, pro rata, to each Managing Agent, on behalf of the related Lenders, in the amount of Increased Costs and/or Indemnified Taxes (if any) payable to such Lender under this Agreement;

(x)             Eleventh, to the Administrative Agent, the Lenders, the Affected Parties or Indemnified Parties, as applicable, all other amounts (including amounts payable by the Borrower under Sections 2.13(a) and (b)) or Obligations then due under this Agreement or the other Transaction Documents (other than the Advances Outstanding) to the Administrative Agent, the Lenders, the Affected Parties or Indemnified Parties, each for the payment thereof;

(xi)            Twelfth, to pay all reasonable out-of-pocket costs and expenses of the Servicer or BCA incurred on behalf of the Borrower to the extent not paid in full pursuant to clause (a)(i)(3) above;

(xii)           Thirteenth, to each Managing Agent, on behalf of the related Lenders, to pay the Advances Outstanding in connection with any voluntary prepayment; and

(xiii)          Fourteenth, all remaining amounts to the Borrower.

Notwithstanding anything contained herein to the contrary, on any Business Day, the Borrower may direct the Paying Agent, and the Paying Agent shall, with the consent of the Administrative Agent, apply Interest Collections on deposit in the Interest Collection Subaccount to payments in accordance with clause (a)(i)(3) above.

(b)            On each Payment Date and on each Business Day on or after the Termination Date, Principal Collections on deposit in the Principal Collection Subaccount, will be applied in the following order of priority:

(i)              First, to the payment of unpaid amounts under subclauses (i) through (v) in clause (a) above (in the same order of priority specified therein and subject to any limitations set forth therein), to the extent not paid in full thereunder;

(ii)             Second, following any CQT Exception Period, when one or more Collateral Quality Tests remain unsatisfied, to the repayment of Advances until the Advances are paid in full;

(iii)           Third, during the Revolving Period, at the direction of the Servicer, all remaining amounts may be allocated to any one or more of the following payments: (A) to maintain such amounts in the Collection Accounts for the purchase of additional Collateral Loans, and/or (B) to prepay the Advances;

(iv)           Fourth, after the Revolving Period, to repay the Advances until the Advances are paid in full;

(v)            Fifth, to the payment of unpaid amounts under subclauses (vi) through (xii) in clause (a) above (in the same order of priority specified therein and subject to any limitations set forth therein), to the extent not paid in full thereunder; and

(ii)            Sixth, all remaining amounts to the Borrower.

Section 2.9.          Collections and Allocations. (a) The Borrower or the Servicer on behalf of the Borrower shall promptly (but in no event later than two (2) Business Days after the receipt thereof) identify any Collections received by it or any Affiliate of the Borrower on its behalf and deposit all such Collections received directly by it or any Affiliate of the Borrower on its behalf into the Collection Account and the applicable subaccounts therein. The Servicer on behalf of the Borrower shall make such deposits or payments on the date indicated by wire transfer, in immediately available funds.

(b)           Until the occurrence of an Event of Default, to the extent there are uninvested amounts deposited in the Collection Account (including the Principal Collection Subaccount and the Interest Collection Subaccount), all amounts may be invested in Permitted Investments selected by the Borrower and communicated to the Administrative Agent by the Servicer on behalf of the Borrower that mature no later than the Business Day immediately preceding the next Payment Date; from and after (i) the occurrence and continuance of an Event of Default or (ii) the appointment of a Successor Servicer, to the extent there are uninvested amounts deposited in the Collection Account, all amounts may be invested in Permitted Investments selected by the Administrative Agent that mature no later than the next Business Day. Except to the extent expressly provided otherwise herein, all interest, gain, loss and other income from such investments shall be deposited, credited or charged (as applicable) in and to the Interest Collection Subaccount.

Section 2.10.                Payments, Computations, Etc. (a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the Servicer on behalf of the Borrower hereunder shall be paid or deposited in accordance with the terms hereof no later than 2:00 p.m. (New York City time) on the day when due in lawful money of the United States in immediately available funds to the Agent’s Account. The Borrower shall, to the extent permitted by law, pay to the Secured Parties, without duplication, interest on all fees, principal or interest not paid or deposited when due hereunder at a rate of interest equal to the then applicable Interest Rate and, if not paid within three (3) Business Days, at the Default Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the Maximum Lawful Rate. All computations of interest and all computations of the Interest Rate and other fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

(b)           Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Interest, other interest or any fee payable hereunder, as the case may be, without duplication.

(c)           All payments hereunder shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement (after withholding for or on account of any Taxes to the extent provided in Section 2.13).

(d)            Administrative Agent’s Reliance. In making the deposits, distributions and calculations required to be made by it hereunder, the Administrative Agent shall be entitled to rely, in good faith, on information supplied to the Administrative Agent by the Servicer, the Collateral Custodian or the Borrower. The Administrative Agent shall be fully protected in making disbursements hereunder in accordance with the written instructions of the Servicer, the Collateral Custodian or the Borrower delivered in accordance with this Agreement. For the avoidance of doubt, any Monthly Report that has been delivered to the Administrative Agent by the Servicer shall constitute the written instructions of the Servicer with respect to the deposits and distributions described therein.

Section 2.11.                Effect of Benchmark Transition Event.

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event, this Agreement may be amended to replace the Term SOFR Reference Rate or the then-current Benchmark with a Benchmark Replacement by a written document executed by the Borrower, the Required Lenders and the Administrative Agent, subject to the requirements of this Section 2.11. No replacement of the Adjusted Term SOFR Rate with a Benchmark Replacement pursuant to this Section 2.11 will occur prior to the applicable Benchmark Transition Start Date.

(b)           Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders in writing of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.11, including, without limitation, any determination with respect to a tenor, rate or adjustment, or implementation of any Benchmark Replacement Conforming Changes, or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding on all parties hereto absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.11(b) and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually by each party hereto.

(d)           Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Adjusted Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for an SOFR Advance (or any Advance accruing at the then-current Benchmark, as applicable) to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to a Base Rate Advance. During any Benchmark Unavailability Period, the component of Base Rate based upon the one month Adjusted Term SOFR Rate will not be used in any determination of Base Rate if such rate is unavailable.

Section 2.12.                 Increased Costs; Capital Adequacy; Illegality. (a) If any Managing Agent, Lender or any Affiliate thereof (each of which, an “Affected Party”) shall be charged any fee, expense or increased cost on account of a Regulatory Change (including, without limitation, any change by way of imposition or increase of reserve requirements or any internal capital or liquidity charge or other imputed cost assessed upon such Affected Party, which in the reasonable good faith discretion of such Affected Party is allocable to the Borrower or to the transactions contemplated by this Agreement) (i) that subjects any Affected Party to any charge or withholding on or with respect to any Transaction Document or an Affected Party’s obligations under a Transaction Document, or on or with respect to the Advances, or changes the basis of taxation of payments to any Affected Party of any amounts payable under any Transaction Document (except for changes in the rate of tax on the overall net income of an Affected Party, Excluded Taxes or Indemnified Taxes) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of an Affected Party, or credit extended by an Affected Party pursuant to a Transaction Document (including, without limitation, any internal capital or liquidity charge or other imputed cost assessed upon such Affected Party, which in the sole discretion of such Affected Party is allocable to the Borrower or to the transactions contemplated by this Agreement) or (iii) that imposes any other condition the result of which is to increase the cost to an Affected Party of performing its obligations under a Transaction Document, or to reduce the rate of return on an Affected Party’s capital as a consequence of its obligations under a Transaction Document, or to reduce the amount of any sum received or receivable by an Affected Party under a Transaction Document or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, not later than the later of thirty (30) days following demand by the applicable Managing Agent and the next succeeding Payment Date, the Borrower shall pay to the Administrative Agent, for payment to the applicable Managing Agent for the benefit of the relevant Affected Party, such amounts charged to such Affected Party or such amounts to otherwise compensate such Affected Party for such increased cost or such reduction; provided that all amounts payable pursuant to this Section 2.12(a) shall be payable solely in accordance with Section 2.8; provided, further, that the Borrower shall not be required to compensate an Affected Party pursuant to this clause (a) for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Affected Party notifies the Borrower of the event or circumstance giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor; provided, further, that if the request or compliance giving rise to such increased costs or reductions has a retroactive effect, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof. For purposes hereof “Regulatory Change” shall mean, with respect to any Affected Party, (A) the adoption, change, implementation, change in the phase-in or commencement of effectiveness of after the date hereof of: (i) any United States Federal or state or foreign law, regulation, treaty or official directive applicable to such Affected Party, (ii) regulation (including any applicable law, rule or regulation regarding capital adequacy or liquidity coverage), interpretation, rule, directive, requirement or request (whether or not having the force of law) applicable to such Affected Party of (1) any court or government authority charged with the interpretation or administration of any law referred to in clause (A)(i), or (2) any fiscal, monetary or other authority having jurisdiction over such Affected Party, or (iii) GAAP or regulatory accounting principles applicable to such Affected Party and affecting the application to such Affected Party of any law, regulation, interpretation, directive, requirement or request referred to in clause (A)(i) or (A)(ii) above; (B) any change in the application to such Affected Party of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (A)(i), (A)(ii) or (A)(iii) above or any change in the interpretation, application or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency; or (C) the compliance, whether commenced prior to or after the date hereof, by any Affected Party with the requirements of (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act adopted by Congress on July 21, 2010, or any existing or future rules, regulations, guidance, interpretations or directives from the United States bank regulatory agencies relating thereto (whether or not having the force of law), (ii) the July 1988 paper or the June 2006 paper prepared by the Basel Committee on Banking Supervision as set out in the publication entitled: “International Convergence of Capital Measurements and Capital Standards: a Revised Framework”, as updated from time to time, or any rules, regulations, guidance, interpretations or directives promulgated or issued in connection therewith by the United States bank regulatory agencies (whether or not having force of law) or any other request, rule, guideline or directive promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, or (iii) any guideline or request from any central bank or other governmental agency or authority (whether or not having the force of law).

(b)            [Reserved.]

(c)            In determining any amount provided for in this section, the Affected Party shall use any reasonable averaging and attribution methods substantially consistent with methods used for other customers of the Affected Party, if any. Any Affected Party making a claim under this section shall submit to the Borrower a certificate as to such additional or increased cost or reduction, which certificate shall (i) calculate in reasonable detail any such charges, which shall be conclusive absent demonstrable error, and (ii) certify that is then the policy of such Affected Party to charge all similarly situated customers for Increased Costs of the type so demanded by such Affected Party.

(d)            If any Affected Party shall demand compensation under this Section 2.12 or 2.13, Borrower shall have the right to (i) prepay all Obligations under this Agreement within ninety (90) days of such demand and without the payment of the Applicable Prepayment Premium or any other early termination, breakage or other fees or costs arising solely by reason of such prepayment and/or (ii) require each Lender that is such Affected Party or an Affiliate of such Affected Party to assign its Advances and other Obligations to another Eligible Assignee identified by the Borrower.

Section 2.13.                Taxes. (a) All payments made by the Borrower in respect of the Advances and all payments made by the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, unless such withholding or deduction is required by law. In such event, the Borrower shall pay to the appropriate taxing authority any such Taxes required to be deducted or withheld and, to the extent that any such Tax is an Indemnified Tax, the amount payable to each Lender or the Administrative Agent (as the case may be) will be increased such that every net payment made under this Agreement after deduction or withholding for or on account of any Indemnified Taxes (including, without limitation, any Indemnified Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. If a Lender, any Managing Agent or the Administrative Agent pays any Indemnified Taxes under this Section 2.13(a), the Borrower shall promptly reimburse such Lender or Administrative Agent in full. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(b)           The Borrower will indemnify each Lender, each Managing Agent and the Administrative Agent for the full amount of Indemnified Taxes (including, without limitation, any Indemnified Taxes imposed on amounts payable under this Section) paid by such Lender, Managing Agent or the Administrative Agent (as the case may be) and any reasonable expenses arising therefrom or with respect thereto; provided, however, that such Lender, Managing Agent or the Administrative Agent, as appropriate, making a demand for indemnity payment, shall provide the Borrower, at its address set forth under its name on the signature pages hereof, with a certificate from the relevant taxing authority or from a Responsible Officer of such Lender, Managing Agent or the Administrative Agent stating or otherwise evidencing that such Lender, Managing Agent or the Administrative Agent has made payment of such Indemnified Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Indemnified Taxes. This indemnification shall be made within the later of thirty (30) days from the date such Lender, Managing Agent or the Administrative Agent (as the case may be) makes written demand therefor and the next succeeding Payment Date.

(c)            As soon as reasonably practicable after the date of any payment by the Borrower of any Taxes to a Governmental Authority pursuant to this Section, the Borrower will furnish to the Administrative Agent, the Managing Agent or the Lender, as applicable, at its address set forth under its name on the signature pages hereof, appropriate evidence of payment thereof.

(d)           Any Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower with a copy to the Administrative Agent on or about the date hereof, or, if later, the date on which such Lender becomes a Lender hereof (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two duly completed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding. If a Lender is not a “United States person” (as defined in Section 7701(a)(30) of the Code), such Lender shall, to the extent that it may then do so under Applicable Laws, deliver to the Borrower with a copy to the Administrative Agent (i) on or about the date hereof, or, if later, the date on which such Lender becomes a Lender hereof two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W-8ECI, Form W-8EN, Form W-8BEN-E, or Form W-81MY accompanied by Form W-8ECI, Form W-8BEN or Form W-8BEN-E or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws, as appropriate, to permit the Borrower to make payments hereunder for the account of such Lender, as the case may be, without, or at a reduced rate of, deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.13(d), two copies (or such other number as may from time to time be prescribed by Applicable Laws) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws to permit the Borrower to make payments hereunder for the account of such Lender, without, or at a reduced rate of, deduction or withholding of United States federal income or similar Taxes. In the case of a Lender that is not a "United States person" (as defined in Section 7701(a)(30) of the Code) claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, such Lender shall deliver, on or about the date hereof, or, if later, the date on which such Lender becomes a Lender hereof (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) (i) a certificate substantially in the form of Exhibit I-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (ii) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or, to the extent such Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner.

(e)            Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)            If a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)            Within 30 days of the written request of the Borrower therefor, the Administrative Agent, the Managing Agent or the Lender, as appropriate, shall execute and deliver to the Borrower such certificates, forms or other documents that can be furnished consistent with the facts and that are reasonably necessary to assist the Borrower in applying for refunds of Taxes remitted hereunder; provided, however, that the Administrative Agent, the Managing Agent and the Lender shall not be required to deliver such certificates forms or other documents if in their respective sole discretion it is determined that the delivery of such certificate, form or other document would have a material adverse effect on the Administrative Agent, the Managing Agent or the Lender and provided further, however, that the Borrower shall reimburse the Administrative Agent, the Managing Agent or the Lender for any reasonable expenses incurred in the delivery of such certificate, form or other document.

(h)           [Reserved.]

(i)             Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.1(f) relating to the maintenance of a Participant Register and (iii) any Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (i).

(j)            Survival. Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

(k)            [Reserved.]

(l)            Each Lender (and any person that becomes a Lender, participant or otherwise acquires an interest in any Transaction Document after the date hereof) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at the time or times reasonably requested by the Borrower or the Administrative Agent or on the date such person becomes a Lender, participant or otherwise acquires an interest in any Transaction Document, such properly completed and executed documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding permitted by law. In addition, any Lender (and any person that becomes a Lender, participant or otherwise acquires an interest in any Transaction Document after the date hereof), if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to withholding under FATCA, backup withholding or information reporting requirements, and to comply with any information reporting requirements, including under FATCA.

(m)           Notwithstanding anything to the contrary herein or in any Transaction Document, the Borrower shall not be required to indemnify, pay additional amounts, gross-up or otherwise compensate any Lender, participant, Administrative Agent, Managing Agent or any other person with an interest in the Transaction Documents as a result of any Tax imposed (i) under FATCA or (ii) as a result of such Person’s failure to provide any form or certification described in clause (l) such Person is legally able to provide.

(n)            If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (n) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (n), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (n) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 2.14.                Discretionary Sales of Loans. On any Discretionary Sale Settlement Date, the Borrower shall have the right to sell or assign and the Administrative Agent shall release the Lien granted hereunder over, one or more Transferred Loans, in whole or in part (a “Discretionary Sale”), subject to the following terms and conditions and subject to the other restrictions contained herein:

(a)           any Discretionary Sale shall be made by the Borrower in a transaction (A) for Cash in an amount at least equal to the Outstanding Loan Balance of each Transferred Loan sold, (B) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Discretionary Sale (other than any representations, warranties or covenants relating to the Borrower’s ownership of or clean title to the Transferred Loans and factual data relating to the outstanding balances of and interest and reserves in respect of such Transferred Loans, in each case that are the subject of the Discretionary Sale and that are standard and customary in connection with such a sale or for which the Originator has agreed to fully indemnify the Borrower), and (C) of which the Administrative Agent and the Lenders shall have received two (2) Business Days’ (or such shorter period as the Required Lenders shall consent to) written notice (such notice, a “Discretionary Sale Notice”) which notice shall provide a description of the terms of the Discretionary Sale;

(b)          after giving effect to the Discretionary Sale on the related Discretionary Sale Trade Date and the payment of funds from the sale into the Collection Account required under Section 2.14(d), (A) all representations and warranties of the Borrower contained in Section 4.1 shall be true and correct in all material respects as of the Discretionary Sale Trade Date, (B) no Event of Default or Unmatured Event of Default shall have occurred and be continuing or result from such Discretionary Sale, (C) the Borrowing Base Test shall have been satisfied, (D) each of the Interest Coverage Ratio Test and each Collateral Quality Test shall have been satisfied or, if any Interest Coverage Ratio Test or any Collateral Quality Test is not satisfied, the level of compliance with such Interest Coverage Ratio Test or such Collateral Quality Test is maintained or improved, or the Administrative Agent shall have waived the requirements of this clause (D) in its sole discretion, and (E) no Excess Concentration Amount shall have increased.

(c)            on the Discretionary Sale Trade Date, the Borrower and the Servicer shall be deemed to have represented and warranted that the requirements of Section 2.14(b) shall have been satisfied as of the related Discretionary Sale Trade Date after giving effect to the contemplated Discretionary Sale; and

(d)           on the related Discretionary Sale Settlement Date, the Administrative Agent shall have received into the Collection Account, in immediately available funds, the purchase price with respect to such Discretionary Sale.

In connection with any Discretionary Sale, following receipt by the Administrative Agent of the amounts referred to in Section 2.14(d) above (receipt of which shall be confirmed to the Administrative Agent), there shall be released to the Borrower (for further sale to a purchaser) without recourse, representation or warranty of any kind all of the right, title and interest of the Administrative Agent and the Secured Parties in, to and under the portion of the Collateral subject to such Discretionary Sale and such portion of the Collateral so released shall be released from any Lien under the Transaction Documents (subject to the requirements set forth above in this Section 2.14).

In connection with any Discretionary Sale, on the related Discretionary Sale Settlement Date, the Administrative Agent on behalf of the Secured Parties shall, at the Borrower’s cost and expense (which costs and expenses shall, for the avoidance of doubt, constitute Administrative Expenses), (i) execute such instruments of release with respect to the portion of the Collateral to be released to the Borrower, in recordable form if necessary, in favor of the Borrower as the Servicer on behalf of the Borrower may reasonably request, (ii) deliver any portion of the Collateral to be released to the Borrower in its possession to the Borrower and (iii) otherwise take such actions, as are determined by the Borrower or Servicer to be reasonably necessary and appropriate to release the Lien on the portion of the Collateral to be released to the Borrower and release and deliver to the Borrower such portion of the Collateral to be released to the Borrower.

Section 2.15.                 Substitution and Transfer of Loans; Acquisitions During Revolving Period. (a) Substitutions. Prior to the occurrence of the Termination Date, the Borrower may replace any Transferred Loan (a “Substitution”) with another Loan (a “Substitute Loan”), subject to the satisfaction of the following conditions as of the date of such Substitution (such date, the “Substitution Date”):

(i)            any Substitution shall be made by the Borrower in a transaction (A) arranged by the Servicer (or, if a Successor Servicer shall have been appointed pursuant to Section 7.19, arranged by the Borrower with the approval of the Administrative Agent) in accordance with the Servicing Standard, (B) reflecting arm’s-length market terms if to a third party or reflecting carrying value of the Substitute Loans subject to such Substitution if to an Affiliate of the Borrower, (C) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Substitution (other than any representations, warranties or covenants relating to the Borrower’s ownership of or clean title to the Transferred Loans that are the subject of the Substitution that are standard and customary in connection with such a transfer or for which the Originator has agreed to fully indemnify the Borrower), and (D) of which the Administrative Agent and the Lenders shall have received two (2) Business Days’ (or such shorter period as the Required Lenders shall consent to) written notice (such notice, a “Substitution Notice”) which notice shall provide a description of the terms of the Substitution;

(ii)            each Substitute Loan satisfies each eligibility criteria set forth in the definition of “Eligible Loan” on such Substitution Date, provided that the Substitute Loan for a First Lien Loan must also be a First Lien Loan, and a Cov-Lite Loan may only be a Substitute Loan for another Cov-Lite Loan;

(iii)          after giving effect to such Substitution (A) all representations and warranties of the Borrower contained in Section 4.1 shall be true and correct in all material respects as of the Substitution Date, (B) no Event of Default or Unmatured Event of Default shall have occurred and be continuing or result from such Substitution, (C) the level of compliance with the Borrowing Base Test shall be maintained or improved or the Administrative Agent shall have waived the requirements of this clause (C) in its sole discretion, (D) the level of compliance with the Interest Coverage Ratio Test and each Collateral Quality Test shall be maintained or improved or the Administrative Agent shall have waived the requirements of this clause (D) in its sole discretion, and (E) no Excess Concentration Amount shall have increased;

(iv)          100% of the proceeds from the sale of the Transferred Loan(s) to be replaced in connection with such Substitution are solely applied to acquire the Substitute Loan(s) and any excess thereof shall be deposited into the Collection Account;

(v)            no selection procedure adverse to the interest of the Secured Parties was utilized by the Borrower or the Servicer in the selection of the Transferred Loans to be substituted or the Substitute Loans (which will not be deemed to include bona fide selection criteria applied by the Borrower or the Servicer in the ordinary course of their business and based on objective factors, including availability of funding, eligibility criteria, concentration limits and similar factors), and such transaction was conducted on an arm’s length basis or carrying value and otherwise on terms no less favorable to the Borrower than would be the case if such Person were not such an Affiliate;

(vi)          the Borrower shall notify the Administrative Agent of any amount to be deposited into the Collection Account in connection with any such substitution;

(vii)         the Borrower shall deliver to the Administrative Agent and the Collateral Custodian the Loan List listing the Transferred Loans including the Substitute Loans being substituted on such Substitution Date;

(viii)        on such Substitution Date, the Borrower shall deliver to the Administrative Agent and the Collateral Custodian (A) a Loan Checklist Delivery Letter substantially in the form of Exhibit F listing the Substitute Loans being substituted on such Substitution Date, including a Transferred Loan Checklist for such Substitute Loans (and electronic copies of the Required Loan Documents for such Substitute Loans shall be delivered in accordance with Section 13.2(b)), (B) an electronic copy of an executed Assignment Agreement for each such Substitute Loan and (C) a Transfer Schedule for such Substitute Loans;

(ix)           upon confirmation of the delivery of a Substitute Loan for each applicable Transferred Loan being substituted for including delivery of the Custodial Receipt with respect to such Substitute Loans, each applicable Transferred Loan being substituted for shall be removed from the Collateral and the applicable Substitute Loan(s) shall be included in the Collateral and the Borrower shall take all action necessary to ensure that the Administrative Agent has a first priority perfected Lien in such Substitute Loan and any Related Property subject to the provisions hereof; and

(x)            the Borrower shall deliver to the Administrative Agent on such Substitution Date a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date.

(b)            The sum of the Outstanding Loan Balance of all Loans subject to any Discretionary Sale or Substitution or a repurchase under Section 7.7(b) (the “Aggregate Affiliate Sale Amount”) in any calendar year shall not exceed 25% of the highest Aggregate Outstanding Loan Balance during such period. For the avoidance of doubt, the foregoing limitations shall not apply (A) to Transferred Loans required to be repurchased by the Originator or the Servicer pursuant to the Master Transfer Agreement or the other Transaction Documents as a result of breaches of representations, warranties or covenants with respect to such Transferred Loan or (B) where Transferred Loans are sold by the Borrower in connection with a Securitization Transaction.

(c)            Acquisitions During Revolving Period. During the Revolving Period and prior to the occurrence of the Termination Date, the Borrower may acquire an additional Loan (an “Acquisition” and the Loan so acquired, an “Acquired Loan”), subject to the satisfaction of the following conditions as of the date of such Acquisition (such date, the “Acquisition Date”):

(i)            any Acquisition shall be made by the Borrower in a transaction (A) arranged by the Servicer (or, if a Successor Servicer shall have been appointed pursuant to Section 7.19, arranged by the Borrower with the approval of the Administrative Agent) in accordance with the Servicing Standard, (B) reflecting arm’s-length market terms if with a third party or reflecting carrying value of the Loans subject to such Acquisition if with an Affiliate of the Borrower, (C) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Substitution (other than any representations, warranties or covenants relating to the Borrower’s authority to acquire the Acquired Loans that are the subject of the Acquisition that are standard and customary in connection with such a transfer or which are required under the Loan Documents), and (D) of which the Administrative Agent and the Lenders shall have received two (2) Business Days’ (or such shorter period as the Required Lenders shall consent to) written notice (such notice, an “Acquisition Notice”) which notice shall provide a description of the terms of the Acquisition;

(ii)            each Loan acquired by the Borrower satisfies each eligibility criteria set forth in the definition of “Eligible Loan” on such Acquisition Date;

(iii)          after giving effect to such Acquisition (A) all representations and warranties of the Borrower contained in Section 4.1 shall be true and correct in all material respects as of the Acquisition Date, (B) no Event of Default or Unmatured Event of Default shall have occurred and be continuing or result from such Acquisition, (C) the Borrowing Base Test shall be satisfied, or if not satisfied, maintained or improved or the Administrative Agent shall have waived the requirements of this clause (C) in its sole discretion, (D) the Interest Coverage Ratio Test and each Collateral Quality Test shall be satisfied, or if not satisfied, maintained or improved or the Administrative Agent shall have waived the requirements of this clause (D) in its sole discretion, and (E) no Excess Concentration Amount shall have increased;

(iv)          no selection procedure adverse to the interest of the Secured Parties was utilized by the Borrower or the Servicer in the selection of the Loans to be acquired (which will not be deemed to include bona fide selection criteria applied by the Borrower or the Servicer in the ordinary course of their business and based on objective factors, including availability of funding, eligibility criteria, concentration limits and similar factors), and such transaction was conducted on an arm’s length basis or carrying value and otherwise on terms no less favorable to the Borrower than would be the case if such Person were not such an Affiliate;

(v)           the Borrower shall deliver to the Administrative Agent and the Collateral Custodian the Loan List listing the Transferred Loans including the Acquired Loans being acquired on such Acquisition Date;

(vi)          on such Acquisition Date, the Borrower shall deliver to the Administrative Agent and the Collateral Custodian (A) a Loan Checklist Delivery Letter substantially in the form of Exhibit F listing the Acquired Loans being acquired on such Acquisition Date, including a Transferred Loan Checklist for such Acquired Loans (and electronic copies of the Required Loan Documents for such Acquired Loans shall be delivered in accordance with Section 13.2(b)), (B) an electronic copy of an executed Assignment Agreement for each such Acquired Loan and (C) a Transfer Schedule for such Acquired Loans;

(vii)         upon confirmation of the delivery of an Acquired Loan including delivery of the Custodial Receipt with respect to such Loans, the applicable Acquired Loan(s) shall be included in the Collateral and the Borrower shall take all action necessary to ensure that the Administrative Agent has a first priority perfected Lien in such Loan and any Related Property subject to the provisions hereof; and

(viii)        the Borrower shall deliver to the Administrative Agent on such Acquisition Date a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date.

Article III

Conditions of Effectiveness and Advances

Section 3.1.           Conditions to Effectiveness and Advances. No Lender shall be obligated to make its Pro Rata Share of any Advance hereunder from and after the Effective Date, nor shall any Lender, the Administrative Agent or the Managing Agents be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Managing Agents:

(a)            This Agreement and all other Transaction Documents or counterparts hereof or thereof shall have been duly executed by, and delivered to, the parties hereto and thereto and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions (including, but not limited to, the Borrower’s Counsel Non-Consolidation Opinion, Borrower’s Counsel True Sale Opinion, and opinions regarding corporate and enforceability and perfection matters) as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement, on or prior to the Effective Date, each in form and substance reasonably satisfactory to the Administrative Agent.

(b)            Each Managing Agent shall be satisfied with the results of the due diligence review performed by it and each Lender shall have received all necessary internal approvals (which shall be conclusively evidenced by the execution of this Agreement by the Managing Agent).

(c)            The Borrower shall have paid all fees required to be paid by it on the Effective Date, including all fees required hereunder and under the Fee Letters to be paid as of such date, and shall have reimbursed the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses related to the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable and documented legal and other document preparation costs incurred by the Administrative Agent’s outside counsel.

(d)           The Administrative Agent shall have received for ratable payment to the Managing Agents, all Upfront Fees due and payable under the Fee Letters.

(e)            The Administrative Agent shall have received complete electronic copies of all Required Loan Documents for each Existing Loan.

(f)            The Administrative Agent shall have received the documents listed in Schedule II to the Agreement on or before the Effective Date.

(g)            There shall have been no Material Adverse Change with respect to the Originator, the Borrower or the Servicer since December 31, 2022.

The Administrative Agent shall promptly notify each Lender of the satisfaction or waiver of the conditions set forth above.

Section 3.2.           Additional Conditions Precedent to all Advances. Each Advance to be made on the related Funding Date shall be subject to the further conditions precedent that:

(a)            On the related Funding Date, the Borrower or the Servicer, as the case may be, shall have certified in the related Borrowing Notice that:

(i)            The representations and warranties set forth in Sections 4.1 and 7.8 are true and correct in all material respects on and as of such date, before and after giving effect to such borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(ii)            The requested Advance does not exceed the Availability on such Funding Date; and

(iii)            No event has occurred, or would result from such Advance or from the application of the proceeds therefrom, that constitutes an Event of Default, a Servicer Termination Event, or an Unmatured Event of Default.

(b)            Neither the Termination Date nor the Commitment Termination Date has occurred.

(c)            Before and after giving effect to such Advance and to the application of proceeds therefrom each of the Interest Coverage Ratio Test and, except during CQT Exception Period, each Collateral Quality Test shall be satisfied on a pro forma basis, as calculated on such date.

(d)            Before and after giving effect to such Advance and to the application of proceeds therefrom the Borrowing Base Test shall be satisfied, as calculated on such date.

(e)            No claim has been asserted or proceeding commenced challenging enforceability or validity of any of the Transaction Documents or the Loan Documents, excluding any instruments, certificates or other documents relating to Loans that are no longer outstanding or which are no longer included in the Collateral.

(f)            The requested Advance shall be at least $500,000.

(g)            The Lenders have made no more than one other Advance in the same calendar week as the Funding Date.

(h)            The Funding Date is a Business Day during the Revolving Period.

(i)            the Administrative Agent, each Managing Agent and the Collateral Custodian, as applicable, shall have received the documents listed in Section 2.2(b) from the Borrower.

Article IV

Representations and Warranties

Section 4.1.           Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)            Organization and Good Standing. The Borrower is a Delaware limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and has full power, authority and legal right to own or lease its properties and conduct its business as such business is presently conducted and had at all relevant times, and now has all necessary power, authority and legal right to acquire, own and pledge the Collateral.

(b)            Due Qualification. The Borrower is qualified to do business as a Delaware limited liability company, is in good standing, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business (other than the performance of its obligations hereunder) requires such qualification, standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have a Material Adverse Effect. The Borrower is qualified to do business as a limited liability company, is in good standing, and has obtained all licenses and approvals as are required under the laws of all states in which the performance of its obligations pursuant to this Agreement requires such qualification, standing, license or approval and where the failure to qualify or obtain such license or approval would have a material adverse effect on its ability to perform hereunder or a Material Adverse Effect.

(c)            Due Authorization. The Borrower (i) has all necessary power and authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of the Transaction Documents to which it is a party, (C) grant Liens in the Collateral, and (D) receive Advances on the terms and conditions provided herein, and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the Lien in the Collateral on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.

(d)            No Conflict. The execution and delivery of this Agreement and each Transaction Document to which the Borrower is a party, the performance by the Borrower of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not conflict with or result in any breach of any of the terms and provisions of, and will not constitute (with or without notice or lapse of time or both) a default under, the Borrower’s limited liability company agreement or any material Contractual Obligation of the Borrower. The Borrower is not party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(e)            No Violation. The execution and delivery of this Agreement and each Transaction Document to which the Borrower is a party, the performance of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not conflict with or violate, in any material respect, any Applicable Law.

(f)            No Proceedings. There are no proceedings or investigations pending against the Borrower or, to the best knowledge of the Borrower, pending against Brightwood Capital or any of its Subsidiaries or threatened in writing against the Borrower, Brightwood Capital or any such Subsidiary before any Governmental Authority (i) asserting the invalidity of this Agreement or any Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g)            All Consents Required. All material approvals, authorizations, consents, licenses, orders or other actions of any Person or of any Governmental Authority (if any) required in connection with the due execution, delivery and performance by the Borrower of this Agreement and any Transaction Document to which the Borrower is a party, have been obtained.

(h)            Reports Accurate. All Monthly Reports, Borrowing Base Certificates, and other written information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Borrower (or the Servicer on behalf of the Borrower) to the Administrative Agent, the Collateral Custodian, any Managing Agent or any Lender in connection with this Agreement or any other Transaction Document are true, complete and accurate in all material respects to the best knowledge of the Person so delivering such items; provided, however, that it is understood and agreed that the Borrower is not verifying the accuracy of any forward looking statements or projections.

(i)            Solvency. The Borrower is not the subject of any Insolvency Proceeding or Insolvency Event. The transactions contemplated under this Agreement and each Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent.

(j)            Selection Procedures. No procedures believed by the Borrower to be materially adverse to the interests of the Secured Parties were utilized by the Borrower in identifying and/or selecting the Loans that are part of the Collateral (which will not be deemed to include bona fide selection criteria applied by the Borrower in the ordinary course of its business and based on objective factors, including availability of funding, eligibility criteria, concentration limits and similar factors).

(k)            Taxes. The Borrower has filed or caused to be filed all federal and state Tax returns required to be filed by it, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower has paid all federal and state Taxes and all assessments made against it or any of its property (except (i) any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower or (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect).

(l)             Agreements Enforceable. This Agreement and each Transaction Document to which the Borrower is a party constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(m)           No Liens. The Collateral is owned by the Borrower free and clear of any Lien (except for Permitted Liens as provided herein), claim or encumbrance of any Person, and the Administrative Agent, as agent for the Secured Parties, has a valid and perfected first priority security interest in the Collateral then existing or thereafter arising, free and clear of any Liens except for Permitted Liens. No effective financing statement or other instrument similar in effect covering any Collateral is on file in any recording office except such as may be filed in favor of the Administrative Agent relating to this Agreement or reflecting the transfer of the Collateral from the Originator to the Borrower or in the case of Permitted Liens. The Borrower is not aware of the filing of any judgment, ERISA or tax lien filings against the Borrower other than Permitted Liens.

(n)            Security Interest. This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in favor of the Administrative Agent, on behalf of the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law, is prior to all other Liens and is enforceable as such against creditors of and purchasers from the Borrower. All filings (including, without limitation, such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Administrative Agent on behalf of the Secured Parties, in the Collateral have been made and are effective or will be made on the Effective Date.

(i)            This Agreement constitutes a security agreement within the meaning of Section 9-102(a)(73) of the UCC as in effect from time to time in the State of New York.

(ii)            the Collateral is comprised of “instruments”, “general intangibles”, “deposit accounts”, “securities accounts”, “investment property” and “proceeds” (each as defined in the applicable UCC) and such other categories of collateral under the applicable UCC as to which the Borrower has complied with its obligations under Section 4.1(n).

(iii)           With respect to Collateral that constitutes “deposit accounts” or “securities accounts” as defined in Sections 9-102 and 8-501(a), respectively, of the UCC as in effect from time-to-time in the State of New York:

(1)            the Borrower has taken all steps necessary to enable the Administrative Agent to obtain “control” (within the meaning of the UCC as in effect from time-to-time in the State of New York) with respect to the Collection Account; and

(2)            such Collection Accounts is not in the name of any Person other than the Borrower, subject to the Lien of the Administrative Agent. The Borrower has not instructed the depository bank of any Collection Account to comply with the instructions of any Person other than the Administrative Agent; provided that, until the Administrative Agent delivers a notice of exclusive control, the Borrower and the Servicer may cause cash in such Collection Accounts to be invested in Permitted Investments, and the proceeds thereof to be distributed in accordance with this Agreement.

(iv)          The Collection Account constitutes a “securities account” as defined in Section 8-501(a) of the UCC as in effect from time-to-time in the State of New York.

(v)           [Reserved.]

(vi)          Upon the delivery to the Collateral Custodian of all Collateral constituting “instruments” and “certificated securities” (as defined in the UCC as in effect from time to time in the jurisdiction where the Collateral Custodian’s corporate trust office is located), the crediting of all Collateral that constitutes “financial assets” (as defined in the UCC as in effect from time to time in the State of New York) to an account and the filing of the financing statements in the jurisdiction in which the Borrower is located, such security interest shall be a valid and first priority perfected security interest in all of the Collateral in that portion of the Collateral in which a security interest may be created under Article 9 of the UCC as in effect from time to time in the State of New York.

(vii)         All original executed copies of each underlying promissory note that constitute or evidence each Loan has been or, subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian.

(viii)        None of the underlying promissory notes that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Administrative Agent on behalf of the Secured Parties.

(ix)           With respect to Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Collateral Custodian on behalf of the Administrative Agent and, if in registered form, has been specially Indorsed to the Collateral Custodian or in blank by an effective Indorsement or has been registered in the name of the Administrative Agent upon original issue or registration of transfer by the Borrower of such certificated security.

(x)            With respect to Collateral that constitutes an Uncertificated Security, the Borrower has caused the Administrative Agent to gain “control” of such Collateral pursuant to Section 8-106(c) of the UCC and such control remains effective.

(o)           Location of Offices. The Borrower’s location (within the meaning of Article 9 of the UCC) is Delaware. The Borrower’s principal place of business and chief executive office and the office where the Borrower keeps all the Records is located at the address of the Borrower referred to in Schedule I hereof (or at such other locations as to which the notice and other requirements specified in Section 5.1(m) shall have been satisfied). The Borrower has not changed its name, whether by amendment of its certificate of formation, by reorganization or otherwise, or its jurisdiction of organization and has not changed its location within the period commencing on the date of formation of the Borrower and ending on the Effective Date.

(p)           Tradenames. The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(q)           Master Transfer Agreement. The Master Transfer Agreement and underlying assignment agreements required under the related Loan Documents are the only agreements pursuant to which the Borrower acquires Collateral.

(r)            Value Given. The Borrower gave reasonably equivalent value to the Originator in consideration for the transfer to the Borrower of the Transferred Loans under the Master Transfer Agreement, no such transfer was made for or on account of an antecedent debt owed by the Originator to the Borrower, and no such transfer is voidable or subject to avoidance under any Insolvency Law.

(s)            Accounting. The Borrower accounts for the transfers to it from the Originator of interests in the Loans (or portions thereof) under the Master Transfer Agreement as sales of such Loans (or portions thereof) in its books, records and financial statements, in each case consistent with GAAP.

(t)            Separate Entity. The Borrower is operated as an entity with assets and liabilities distinct from those of the Originator and any Affiliates thereof (other than the Borrower), and the Borrower hereby acknowledges that the Administrative Agent and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity from the Originator (other than for tax purposes) and from each such other Affiliate of the Originator. The Borrower has not and shall not:

(i)            engage in any business or activity other than the ownership of Loans and other Collateral and related assets, entering into this Agreement and the other Transaction Documents and Loan Documents, entering into agreements and consummating transactions contemplated by Sections 2.14 and 2.15 hereof, in each case, to which it is a party, performing its duties and obligations, and exercising its rights and privileges, thereunder, the granting of Liens in Collateral under the Transaction Documents, and such other activities as are incidental thereto;

(ii)            acquire or own any material assets other than (A) Loans, the other Collateral and related assets from the Originator or (B) incidental property as may be necessary for the operation of the Borrower and its performance under the Transaction Documents and performing its duties and obligations and exercising its rights and privileges thereunder and under the Loan Documents;

(iii)           merge into or consolidate with any Person, dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets (other than the collateral assignment to the Administrative Agent hereunder or as permitted under Sections 2.14 and 2.15) or change its legal structure, without in each case first obtaining the consent of the Administrative Agent;

(iv)           fail to preserve its existence as a limited liability company, validly existing and in good standing under the laws of the State of Delaware, or without the prior written consent of the Administrative Agent, amend, modify, terminate or fail to comply in any material respect with the provisions of its limited liability company agreement or fail to observe in any material respect limited liability company formalities;

(v)           own any Subsidiary or make any investment in any Person, other than the Loans and Permitted Investments, without the consent of the Administrative Agent;

(vi)          incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation) except (A) obligations incurred under this Agreement or the Master Transfer Agreement or incident to it being a lender under the Loans and (B) liabilities incident to the maintenance of its existence in good standing;

(vii)         in the Borrower’s reasonable determination, fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, or become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due; provided, that the foregoing shall not require any equity holder of the Borrower to provide capital contributions to the Borrower;

(viii)        fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(ix)           fail to correct any known misunderstandings regarding the separate identity of Borrower and the Originator or any principal or Affiliate thereof or any other Person;

(x)            guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

(xi)           fail either to hold itself out to the public as a legal entity separate and distinct from any other Person (other than for tax purposes) or to conduct its business solely in its own name in order not (A) to mislead others as to the identity with which such other party is transacting business, or (B) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xii)          acquire the obligations or securities of its Affiliates or stockholders, except for the Loans and interests in Related Property;

(xiii)         pledge its assets to secure the Indebtedness, or for the benefit, of any other Person;

(xiv)         fail at any time to have at least one independent director or manager (an “Independent Director”) who: (1) is an employee of, or is a special purpose corporation which is an Affiliate of, and is operated by, employees of The Corporation Trust Company, Intertrust, or another recognized securitization company providing directors for such purpose or otherwise has (x) prior experience as an independent director for a corporation, or as an independent director or independent manager for a limited liability company, whose organizational documents required the unanimous consent of all independent directors (or independent managers) thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy, and (y) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities; and (2) is not, and has not been for a period of five (5) years prior to his or her appointment as an independent manager of the Borrower (in the case of any Person so serving as of the Effective Date, for a period of five (5) years prior to such date): (w) a stockholder (whether direct, indirect or beneficial), customer, advisor, supplier, director, manager (other than an independent director or independent manager), officer, employee, partner, attorney or consultant of (a) the Servicer, (b) the Originator, (c) any principal of the Originator or the Servicer, (d) any Affiliate of the Originator or the Servicer, or (e) any Affiliate of any principal of the Originator or the Servicer, in each case, other than in the capacity of an independent manager or director, (x) a spouse, parent, sibling or child of any Person referred to in clause (w) above, (y) an individual or other Person controlling or under common control with any such stockholder, partner, customer, supplier, employee, officer or director, or (z) a trustee, conservator or receiver for the Originator or any Affiliate; provided, however, such Independent Director may be an independent director, independent trustee or independent manager of another special purpose entity affiliated with Brightwood Capital or the Servicer;

(xv)          fail to ensure that all limited liability company action relating to the selection, maintenance or replacement of the Independent Director are duly authorized by the unanimous vote of the members and managers (including, without limitation, the Independent Director);

(xvi)         fail to maintain its organizational documents in conformity with this Agreement, such that (1) it does not amend, restate, supplement or otherwise modify its organizational documents in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 4.1(t) of this Agreement; (2) the Borrower will provide not less than five (5) Business Days’ prior written notice to the Administrative Agent of the replacement or appointment of any director that is to serve as an Independent Director for purposes of this Agreement and, as a condition precedent to giving effect to such replacement or appointment, the Borrower shall certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Director”, and (3) the Borrower will not fail to comply at all times in all material respects with the terms of such organizational documents;

(xvii)       fail to provide that the consent of the Independent Director is required for the Borrower to (A) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (B) institute or consent to the institution of bankruptcy or insolvency proceedings against the Borrower, (C) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency relating to the Borrower, (D) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (E) make any assignment for the benefit of the Borrower’s creditors, (F) admit in writing the Borrower’s inability to pay its debts generally as they become due, or (G) take any action in furtherance of any of the foregoing;

(xviii)       except as contemplated by this Agreement or the other Transaction Documents, commingle its funds or other assets with those of any other Person;

(xix)         fail to pay the salaries of its own employees, if any; provided, however, the foregoing shall not require any equity holder of the Borrower to make any additional capital contributions to the Borrower;

(xx)          fail to maintain its assets in a way such that is not difficult to segregate and identify its assets from those of other Persons;

(xxi)         appoint a new director as the Independent Director without first confirming such proposed new Independent Director satisfies the definition of “Independent Director” set forth in the Borrower’s limited liability company agreement and providing prior written notice of the appointment of such new Independent Director to the Administrative Agent;

(xxii)        enter into any contract or agreement with any Person, except (A) the Transaction Documents and (B) other contracts or agreements that are upon terms and conditions that are commercially reasonable and that would be available on an arms-length basis with third parties other than such Person;

(xxiii)       except as may be required or permitted by the Code and regulations or other applicable state or local tax law, hold itself out as or be considered as a department or division of (A) any of its principals or Affiliates, (B) any Affiliate of a principal or (C) any other Person;

(xxiv)       fail to pay its own liabilities and expenses only out of its own funds, provided that the Servicer or BCA may pay such expense so long as it is reimbursed by the Borrower therefor in accordance with Section 2.8;

(xxv)        fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate; and

(xxvi)       fail to file its own income tax returns separate from those of any other Person, except to the extent that the Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law.

(u)            Investments. The Borrower does not own or hold directly or indirectly, any capital stock or equity security of, or any equity interest in, any Person unless received in connection with any work-out or restructuring.

(v)            Business. Since its formation, the Borrower has conducted no business other than the purchase and receipt of Loans and interests in Related Property from the Originator under the Master Transfer Agreement, the borrowing of funds under this Agreement, entering into the Transaction Documents to which it is a party, granting Liens in Collateral under the Transaction Documents and such other activities as are incidental to the foregoing.

(w)           ERISA. The Borrower is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) payable to the Pension Benefit Guaranty Corporation under ERISA.

(x)            Investment Company Act. The Borrower represents and warrants (A) Advances do not constitute ownership interests in the Borrower and (B) the Borrower is not, and after giving effect to the transactions contemplated hereby, will not be, required to register as an “investment company” within the meaning of the 1940 Act. For purposes of this subclause (x), “ownership interest” has the meaning set forth in §248.10(d)(6) of the common rule entitled “Proprietary Trading and Certain Interests and Relationships with Covered Funds” (commonly known as the “Volcker Rule”) published at 79 Fed. Reg. 5779 et seq.

(y)            Government Regulations. The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security,” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Borrower owns no Margin Stock (unless received as permitted under Section 4.1(u)), and no portion of the proceeds of any Advance hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board. The Borrower will not take or permit to be taken any action that might cause any Loan Document or any Transaction Document to violate any regulation of the Federal Reserve Board.

(z)            Eligibility of Loans. As of the Effective Date (in the case of the Existing Loans), Substitution Date (in the case of each Substituted Loan) or Acquisition Date (in the case of each Loan acquired during the Revolving Period), or such earlier date specified in the definition of “Eligible Loan”, (i) each Transferred Loan is an Eligible Loan on such date and (ii) with respect to each such Transferred Loan, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority required to be obtained, effected or given by the Borrower in connection with the transfer of a Lien in such Transferred Loan and the Borrower’s interests in the Related Property to the Administrative Agent for the benefit of the Secured Parties have been duly obtained, effected or given and are in full force and effect. As of the most recent Reporting Date, the Loan List delivered with the most recent Monthly Report, and as of the Effective Date, the Loan List and the information contained in the Borrowing Notice delivered pursuant to Sections 2.1 and 2.2, is a true, complete and correct listing in all material respects of all the Loans that are part of the Collateral as of the such date, and the information contained therein with respect to the identity of such Loans and the amounts owing thereunder is true, complete and correct in all material respects as of such date.

(aa)         USA Patriot Act. None of the Borrower, the Servicer, the Originator or any of their respective Affiliates is (1) a country, territory, organization, person or entity named on an OFAC list; (2) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (3) a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (4) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns.

(bb)         No Fraud. Each Loan was originated without any fraud or material misrepresentation by the Originator, or, to the Borrower’s and the Originator’s knowledge, on the part of the Obligor.

(cc)         Compliance with Law. The Borrower has complied in all respects with all Applicable Laws to which it may be subject, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and no item of Collateral contravenes any Applicable Law (including, without limitation, all applicable Credit Protection Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, (x) to the extent applicable, the Borrower is in compliance in all material respects with the regulations and rules promulgated by OFAC including U.S. Executive Order No. 13224 and other related statutes, laws, and regulations (collectively, the “Subject Laws”), and (y) the Borrower has adopted internal controls and procedures designed to ensure its continued compliance in all material respects with the applicable provisions of the Subject Laws and to the extent applicable, will adopt procedures consistent in all material respects with the USA Patriot Act and implementing regulations.

(dd)         Tax Status. For U.S. federal income tax purposes the Borrower is (i) disregarded as an entity separate from its owner and (ii) has not made an election under U.S. Treasury Regulation Section 301.7701-3 and is not otherwise treated as an association taxable as a corporation.

(ee)          Plan Assets. The assets of the Borrower are not treated as “plan assets” for purposes of Section 3(42) of ERISA and the Collateral is not deemed to be “plan assets” for purposes of Section 3(42) of ERISA. The Borrower has not taken, or omitted to take, any action which would result in any of the Collateral being treated as “plan assets” for purposes of Section 3(42) of ERISA or the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

(ff)           Amendments. No Loan has been amended, modified or waived, except for amendments, modification or waivers, if any, to such Loan otherwise permitted under Section 7.4(a) and in accordance with the Credit and Collection Policy.

(gg)         Full Payment. As of the date of the Borrower’s origination or acquisition thereof, the Borrower has no knowledge of any fact which should lead it to expect that any Loan will not be repaid by the relevant Obligor in full.

(hh)         Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein or in any report, financial statement, exhibit, schedule, certificate or other document furnished by the Borrower pursuant hereto, in connection herewith or in connection with the negotiation hereof is true and correct in all material respects.

(ii)            Eligibility of Collateral. The Borrower has conducted such due diligence and other review as it considered necessary with respect to the Loans set forth on the Loan List. As of the Effective Date and each Funding Date, (i) the Loan List and the information contained in the Funding Request delivered pursuant to Section 2.2, is an accurate and complete listing of all Loans included in the Collateral as of the related Funding Date and the information contained therein with respect to the identity of such Loans and the amounts owing thereunder is true, correct and complete as of the Effective Date, (ii) each such Loan included in the Borrowing Base is an Eligible Loan, and (iii) each Loan included in the Collateral is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with Applicable Laws.

Article V

General Covenants of the Borrower

Section 5.1.           Covenants of the Borrower. The Borrower hereby covenants that:

(a)           Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Loans in the Collateral and any Related Property, and all material Contractual Obligations.

(b)            Preservation of Existence. The Borrower will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c)            Security Interests. Except as contemplated in this Agreement, including in connection with any Discretionary Sale or Substitution, or the repurchase of Ineligible Loans under the Master Transfer Agreement, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Loan, Collections or Related Property that is part of the Collateral, whether now existing or hereafter transferred hereunder, or any interest therein other than Permitted Liens. The Borrower will promptly notify the Administrative Agent of the existence of any Lien on any Loan, Collections or Related Property that is part of the Collateral and the Borrower shall defend the right, title and interest of the Administrative Agent as agent for the Secured Parties in, to and under any Loan, Collections and the Related Property that is part of the Collateral, against all claims of third parties; provided, however, that nothing in this Section 5.1(c) shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any Loan or any Related Property that is part of the Collateral. The Borrower will not create, or participate in the creation of, or permit to exist, any Lien on the Collection Account other than the Lien of the Administrative Agent on behalf of the Secured Parties and any Lien expressly permitted by the Account Control Agreement.

(d)            Delivery of Collections. The Borrower agrees to cause the delivery to the Collection Account promptly (but in no event later than two (2) Business Days after receipt) all Collections received by the Borrower in respect of the Loans that are part of the Collateral.

(e)            Activities of Borrower. The Borrower shall not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, Loan or other undertaking, which is not incidental to the transactions contemplated and authorized by this Agreement or the Master Transfer Agreement.

(f)            Indebtedness. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness or other liability whatsoever, except (i) obligations incurred under this Agreement or the Master Transfer Agreement, (ii) liabilities incident to the maintenance of its existence in good standing, (iii) liabilities incident to its being a lender under the Transferred Loans and (iv) indebtedness in respect of endorsement of instruments or other payment items for deposit or collection in the ordinary course of business.

(g)            Guarantees. Except as set forth in Section 5.1(f), the Borrower shall not become or remain liable, directly or indirectly, in connection with any Indebtedness or other liability of any other Person, whether by guarantee, endorsement (other than endorsements of negotiable instruments or other payment items for deposit or collection in the ordinary course of business), agreement to purchase or repurchase, agreement to supply or advance funds, or otherwise.

(h)             Investments. The Borrower shall not make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Person except for (x) purchases of Loans pursuant to the Master Transfer Agreement, and (y) investments in Permitted Investments in accordance with the terms of this Agreement.

(i)             Merger; Sales. The Borrower shall not enter into any transaction of merger or consolidation, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or acquire or be acquired by any Person, or convey, sell, loan or otherwise dispose of all or substantially all of its property or business, except as provided for in this Agreement.

(j)             Distributions. The Borrower may not declare or pay or make, directly or indirectly, any distribution (whether in cash or other property) with respect to any Person’s equity interest in the Borrower (collectively, a “Distribution”); provided, however, that (i) the Borrower may make BDC Tax Distributions at any time and (ii) if no Event of Default or Unmatured Event of Default has occurred and is continuing, or will occur as a result thereof, the Borrower may make a Distribution from funds that are made available to the Borrower pursuant to Section 2.8 hereof.

(k)             Agreements. The Borrower shall not amend or modify (i) the provisions of its certificate of formation or the “Specified Provisions” of its limited liability company agreement (as such term is defined therein) or (ii) the Master Transfer Agreement, without the consent of the Administrative Agent, or issue any power of attorney except to the Administrative Agent or the Servicer.

(l)             Separate Existence. The Borrower shall:

(i)             Maintain its own deposit account or accounts, separate from those of any Affiliate, with commercial banking institutions. The funds of the Borrower will not be diverted to any other Person or for other than corporate uses of the Borrower.

(ii)            Ensure that, to the extent that it shares the same persons as officers or other employees as any of its Affiliates, the salaries of and the expenses related to providing benefits to such officers or employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with all such common officers and employees.

(iii)          Ensure that, to the extent that it jointly contracts with any of its Affiliates to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing shall be allocated fairly among such entities, and each such entity shall bear its fair share of such costs. To the extent that the Borrower contracts or does business with vendors or service providers when the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods and services are provided, and each such entity shall bear its fair share of such costs. All material transactions between Borrower and any of its Affiliates shall be only on an arm’s length basis.

(iv)          To the extent that Borrower and any of its Affiliates have offices in the same location, there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses.

(v)           Conduct its affairs strictly in accordance with its limited liability company agreement and observe all necessary, appropriate and customary legal formalities, including, but not limited to, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and transaction accounts.

(vi)          Take or refrain from taking, as applicable, each of the activities specified or assumed in the Borrower’s Counsel Non-Consolidation Opinion, upon which the conclusions expressed therein are based.

(vii)         Maintain the effectiveness of, and continue to perform under the Master Transfer Agreement, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Master Transfer Agreement, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Master Transfer Agreement or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Administrative Agent.

(viii)        Not take or fail to take any action that would be inconsistent with the representations, warranties and covenants of the Borrower set forth in Section 4.1(t) hereof or cause any such representations or warranties to be untrue in any material respect at any time.

(m)          Change of Name or Jurisdiction of Borrower; Records. The Borrower (x) shall not change its name or jurisdiction of organization, without 30 days’ prior written notice to the Administrative Agent and (y) shall not move, or consent to the Servicer or Collateral Custodian moving, any original Loan Documents without thirty (30) days’ prior written notice to the Administrative Agent (other than any such document that must be returned to an Obligor upon payment in full of the related Loan, that must be submitted to a court in connection with the exercise of remedies, or that must be delivered to a purchaser in connection with a disposition permitted under Section 2.14), and (z) will promptly take all actions required of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent as agent for the Secured Parties (except for Permitted Liens) in all Collateral, and such other actions as the Administrative Agent may reasonably request.

(n)            ERISA Matters. The Borrower will not (a) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor; (b) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (c) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (d) terminate any Benefit Plan so as to result in any liability; or (e) permit to exist any occurrence of any reportable event described in Title IV of ERISA.

(o)            Originator Collateral. With respect to each item of Collateral acquired by the Borrower, the Borrower will (i) acquire such Collateral pursuant to and in accordance with the terms of the Master Transfer Agreement, (ii) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of or security interest in such Collateral, including, without limitation, (A) filing and maintaining, effective financing statements (Form UCC-1) naming the Originator as assignor/debtor and the Borrower as assignee/secured party in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral, and (iv) refrain from taking any action that would cause any Eligible Loan to fail to qualify as an Eligible Loan hereunder.

(p)            Transactions with Affiliates. The Borrower will not enter into, or be a party to, any transaction with any of its Affiliates, except (i) the transactions permitted or contemplated by this Agreement, the Master Transfer Agreement and its limited liability company agreement, (ii) the transactions included within or contemplated by the Investment Management Agreement and the investment management relationship created thereunder and (iii) other transactions (including, without limitation, transactions related to the use of office space or computer equipment or software by the Borrower to or from an Affiliate) (A) in the ordinary course of business, (B) pursuant to the reasonable requirements of the Borrower’s business, (C) upon fair and reasonable terms that are no less favorable to the Borrower than could be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower (except that Loans may be purchased and sold at carrying value), and (D) not inconsistent with (x) the factual assumptions set forth in the Borrower’s Counsel Non-Consolidation Opinion and the Borrower’s Counsel True Sale Opinion, as such assumptions may be modified in any subsequent opinion letters delivered to the Administrative Agent pursuant to Section 3.2 or otherwise or (y) the Borrower’s representations, warranties and covenants under Sections 4.1(t) and 5.1(l). For purposes of this clause (p) the definition of “Affiliate” with respect to the Borrower shall be read without reference to the first proviso contained therein.

(q)           Change in the Transaction Documents. The Borrower will not amend, modify, waive or terminate any terms or conditions of any of the Transaction Documents to which it is a party, without the prior written consent of the Administrative Agent.

(r)            Credit and Collection Policy. The Borrower (a) will comply in all material respects with the Credit and Collection Policy in regard to each Loan and the Related Property included in the Collateral, and in regard to compliance with Loan Documents, including determinations with respect to the enforcement of its rights thereunder, (b) will not agree to or otherwise permit to occur any material change in the Credit and Collection Policy, which change would impair the collectability of any Loan or otherwise adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Administrative Agent (in its sole discretion), and (c) will furnish to the Administrative Agent and each Managing Agent, at least five (5) Business Days prior to its proposed effective date, prompt notice of any proposed material changes in the Credit and Collection Policy.

(s)            Extension or Amendment of Loans. The Borrower will not, except as otherwise permitted in Section 7.4(a) extend, amend or otherwise modify, or permit the Servicer on its behalf to extend, amend or otherwise modify, the material terms of any Loan.

(t)            Reporting. The Borrower will furnish to the Administrative Agent and each Managing Agent:

(i)             Significant Events. As soon as possible and in any event within three (3) Business Days after a Responsible Officer becomes aware of the occurrence of each Servicer Termination Event, each Event of Default and each Unmatured Event of Default, a written statement, signed by a Responsible Officer, setting forth the details of such event and the action that the Borrower proposes to take with respect thereto;

(ii)            Breaches of Representations and Warranties. Upon a Responsible Officer obtaining knowledge thereof, the Borrower shall notify the Administrative Agent and each Managing Agent if any representation or warranty set forth in Section 4.1 was incorrect in any material respect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent and each Managing Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent and each Managing Agent in the manner set forth in the preceding sentence before the any Funding Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue in any material respect at the date when such representations and warranties were made or deemed to have been made;

(iii)          Other Information. Promptly upon request, such other information, documents, records or reports respecting the Transferred Loans or the condition or operations, financial or otherwise, of the Borrower, the Servicer or the Originator as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or the Secured Parties under or as contemplated by this Agreement including, without limitation, any underwriting or credit memorandums prepared with respect to any Transferred Loan (including all attachments and calculations related thereto) and any modifications, amendments or waivers granted with respect to any Transferred Loan;

(iv)          Material Adverse Effect. Promptly upon a Responsible Officer obtaining knowledge thereof, notice of any development that results in, or could reasonably be expected to result in, a Material Adverse Effect, including, without limitation, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower, the Servicer, the Originator or any of their Affiliates or any Transferred Loan or any portion of the Collateral that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(v)           Master Transfer Agreement Reporting. Promptly, but in no event later than five (5) Business Days after its receipt thereof, copies of any and all notices, certificates, documents, or reports delivered to it by the Originator under the Master Transfer Agreement;

(vi)           Appointment of Independent Director. The Borrower shall notify the Administrative Agent of any decision to appoint a new manager of the Borrower as the “Independent Director” for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment (unless such appointment is due to the resignation, death, incapacity, disability or unwillingness to serve of the prior independent manager or such person’s removal for cause, in which case the Borrower shall deliver notice promptly upon receipt of knowledge of such event), and certify in such notice that the designated Person satisfies the criteria set forth in the definition herein of “Independent Director”;

(vii)         Loan Level Monitoring Reports. Upon the request of the Administrative Agent, the Borrower shall deliver to the Administrative Agent a complete copy of any monitoring reports prepared with respect to each Transferred Loan, including all attachments and exhibits thereto and financial covenant testing, promptly and in any event within five (5) Business Days following the date of such request. The Administrative Agent shall have the right to request a complete copy of each subsequent report and, upon receipt of such request, the Borrower shall promptly provide the Administrative Agent with a complete copy of such subsequent report;

(viii)        Proceedings. The Borrower will furnish to the Administrative Agent, as soon as possible and in any event within five (5) Business Days after the Borrower receives notice or obtains knowledge thereof or the request of the Administrative Agent, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, or the Borrower, the Servicer, or Brightwood Capital or any of their Affiliates in each case that could reasonably be expected to have a Material Adverse Effect;

(ix)           Income Tax Liability. Within five (5) Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the IRS or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of, or assess or propose the collection of Taxes required to have been withheld by, the Borrower which equal or exceed $100,000 in the aggregate, telephonic or facsimile notice (confirmed in writing within five (5) Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(ix)           ERISA. Promptly after receiving notice of any reportable event (as defined in ERISA) with respect to the Borrower (or any ERISA Affiliate thereof), a copy of such notice;

(x)            Corporate Changes. As soon as practical and in any event within five (5) Business Days after the effective date thereof, notice of any change in the name, jurisdiction of organization, corporate structure, tax characterization or location of records of the Borrower; provided that, the Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filing have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral; and

(xi)            Accounting Changes. As soon as practical and in any event within five (5) Business Days after the effective date thereof, notice of any material change in the accounting policies of the Borrower relating to the loan accounting or revenue recognition.

(u)           Taxes. The Borrower will (i) file or cause to be filed all material federal and state Tax returns required to be filed by it, (ii) pay all material federal and state Taxes that become due and payable and all assessments made against it or any of its property (other than in each case, any amount of Tax or assessment the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and (iii) satisfy or contest any Tax lien that is filed or any claim asserted against its property due to any Tax, fee or other charge, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect. The Borrower will maintain its status as an entity disregarded from its owner for U.S. federal income tax purposes and otherwise not as an entity classified as an association or publicly traded partnership taxable as a corporation for such purposes.

(v)           Use of Proceeds; Margin Stock. The Borrower will use the proceeds of each Advance solely (i) to fund or pay the purchase price of Loans (other than Ineligible Loans) acquired by the Borrower in accordance with the terms and conditions set forth herein (provided that the Borrower may not use the proceeds of an Advance made during the CQT Exception Period to acquire any Loan unless each Collateral Quality Test would be satisfied after such Acquisition), (ii) for the Borrower’s general corporate purposes, (iii) to pay fees and expenses relating to the transactions contemplated hereby or (iv) as otherwise permitted under this Agreement. The Borrower shall not (x) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (y) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of the Regulations of the Board of Governors, including, to the extent applicable, Regulation U and Regulation X.

(w)          Keeping of Records and Books of Account. The Borrower will keep proper books of record and account in which full, true and correct entries, in all material respects, and in material conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. The Borrower will permit any representatives designated by the Administrative Agent to visit and inspect the financial records and the properties as provided in Section 7.15; provided that, in the absence of an Event of Default, such visits and inspection shall not occur more than one time each fiscal year, and all such visits and inspection shall be conducted only during normal business hour, with reasonable prior notice and subject to Section 12.12.

(x)            Changes in Payment Instructions to Obligors. The Borrower will not make any change, or permit the Servicer to make any change, in its instructions to any relevant administrative agent or Obligor, as applicable, regarding payments to be made with respect to the Collateral to the Collection Account unless the Administrative Agent has consented to such change.

(y)            Performance and Compliance with Collateral. The Borrower will, at its expense, timely and fully perform and comply (or cause the Originator or Servicer to perform and comply) with all provisions, covenants and other promises (if any) required to be observed by it under the Collateral, the Loan Documents and all other agreements related to such Collateral except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

(z)            Maintenance of Properties. The Borrower shall maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply in all material respects at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

(aa)         Contest Recharacterization. The Borrower shall in good faith contest any attempt to recharacterize the treatment of the Loans as property of the bankruptcy estate of the Originator.

(bb)         Further Assurances. The Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, agreements or instruments) that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the security interests and Liens created or intended to be created hereby. Such security interests and Liens will be created hereunder and the Borrower shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents as it shall reasonably request to evidence compliance with this Section 5.1(bb). The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

(cc)         Enforcement. (i) The Borrower shall not take any action, and will use commercially reasonable efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s material covenants or obligations under any instrument included in the Collateral, except in the case of (A) repayment of Transferred Loans, (B) subject to the terms of this Agreement, (i) amendments to Loan Documents that govern Ineligible Loans, (ii) amendments to Transferred Loans in accordance with the Credit and Collection Policies and the Servicing Standard, and (iii) actions taken in connection with the work-out or restructuring of any Transferred Loan in accordance with the provisions hereof, and (C) other actions by the Servicer to the extent not prohibited by this Agreement or as otherwise required hereby.

(dd)         Investment Company Restrictions. The Borrower shall not become required to register as an “investment company” under the 1940 Act.

(ee)          Obligations. The Borrower shall pay its respective Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon the Collateral or any part thereof.

(ff)           Collateral Not to be Evidenced by Instruments. The Borrower will take no action to cause any Loan that is not, as of the Effective Date or the related Substitution Date or Acquisition Date, as applicable, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan or unless such Instrument is immediately delivered to the Collateral Custodian, together with an Indorsement in blank, as collateral security for such Loan.

(gg)         Change of Control. The Borrower shall not enter into any transaction or agreement which results or, upon consummation, would result, in a Change of Control.

(hh)         Subsidiaries. The Borrower shall not have or permit the formation of any subsidiaries.

(ii)           Name. The Borrower shall not conduct business under any name other than its own.

(jj)           Employees. The Borrower shall not have any employees (other than officers, directors, and managers to the extent they are employees).

(kk)         Subject Laws. The Borrower shall not utilize directly or indirectly the proceeds of any Advance for the benefit of any Person controlling, controlled by, or under common control with any other Person, whose name appears on the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC or otherwise in violation of any regulations and rules promulgated by the U.S. Department of Treasury and/or administered by OFAC including U.S. Executive Order No. 13224, and other related statutes, laws and regulations.

Article VI

Security Interest

Section 6.1.          Security Interest. As collateral security for the prompt and complete payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations, the Borrower hereby assigns, pledges and grants to the Administrative Agent, as agent for the Secured Parties, a first-priority lien on and security interest in all of the Borrower’s right, title and interest in, to and under (but none of its obligations under) the Collateral, whether now existing or owned or hereafter arising or acquired by the Borrower, and wherever located. The Borrower hereby authorizes the Administrative Agent, as agent for the Secured Parties, to file an “all assets” financing statement to evidence the security interest granted in the Collateral hereunder. The assignment under this Section 6.1 does not constitute and is not intended to result in a creation or an assumption by the Administrative Agent, the Managing Agents or any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Transferred Loans to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent, as agent for the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral, and (c) none of the Administrative Agent, the Managing Agents or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Administrative Agent, the Managing Agents or any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 6.2.          Remedies. (a) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or its designees may (i) deliver a notice of exclusive control to the Collateral Custodian; (ii) instruct the Collateral Custodian to deliver any or all of the Collateral to the Administrative Agent or its designees and otherwise give all instructions and entitlement orders to the Collateral Custodian regarding the Collateral; (iii) require that the Borrower or the Collateral Custodian immediately take action to liquidate the Collateral to pay amounts due and payable in respect of the Obligations; (iv) sell or otherwise dispose of the Collateral in a commercially reasonable manner, all without judicial process or proceedings including any sale described in Section 8.2 upon the declaration or automatic occurrence of the Termination Date; (v) take control of the Proceeds of any such Collateral; (vi) exercise any consensual or voting rights in respect of the Collateral; (vii) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (viii) enforce the Borrower’s rights and remedies against the Collateral Custodian with respect to the Collateral; (ix) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (x) remove from the Borrower’s, the Servicer’s, the Collateral Custodian’s and their respective agents’ place of business all books, records and documents relating to the Collateral, or to make any necessary copies thereof; (xi) request the Borrower or the Servicer on its behalf to or, if the Borrower or Servicer on its behalf fails to so act, directly send notification forms giving each relevant administrative agent or Obligor, as applicable, notice of the Secured Parties’ interest in the Collateral and the obligation to make payments as directed by the Administrative Agent and/or (xii) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor. For purposes of taking the actions described in subsections (i) through (xii) of this Section 6.2 the Borrower hereby irrevocably appoints the Administrative Agent as its attorney-in-fact (which appointment being coupled with an interest is irrevocable while any of the Obligations remain unpaid), with power of substitution, in the name of the Administrative Agent or in the name of the Borrower or otherwise, for the use and benefit of the Administrative Agent, but at the cost and expense of the Borrower and without notice to the Borrower; provided that the Administrative Agent hereby agrees to exercise such power only so long as an Event of Default shall be continuing. The Administrative Agent and the other Secured Parties agree that the sale of the Collateral shall be conducted in good faith and in accordance with commercially reasonable practices.

(b)            Notwithstanding the foregoing:

(i)            within one (1) Business Day following any notification or communication from the Administrative Agent of its intention to exercise remedies against the Collateral under this Section 6.2 other than the exercise of remedies under Section 8.2 upon the declaration or automatic occurrence of the Termination Date, the Servicer, Brightwood Capital or an Affiliate of Brightwood Capital may deliver written irrevocable notice to the Administrative Agent of its intent to purchase the Collateral at a purchase price at least equal to the then outstanding Obligations on a date no later than three (3) Business Days after the date of such notice, and the Administrative Agent shall refrain from exercising its remedies under this Section 6.2 until the date of such purchase. In the event that the purchase is not completed by the date indicated in such notice, the Administrative Agent shall be fully entitled to exercise all rights and remedies hereunder. Only one such notice may be delivered to the Administrative Agent at any time; and

(ii)           each Lender and the Administrative Agent agrees that the Administrative Agent shall not sell or otherwise dispose of the Collateral unless (x) the Administrative Agent determines (in consultation with each Managing Agent) that the anticipated proceeds of a sale or liquidation of all or any portion of the Collateral (after deducting the reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the amounts then due (or, in the case of interest and any fees, accrued) and unpaid on the Advances for principal, interest and fees (such determination, a “Liquidation Proceeds Determination”) or (y) 100% of the Lenders consent to such liquidation of the Collateral. For the avoidance of doubt, if the condition specified in the preceding sentence is satisfied, the Required Lenders shall have the right to direct the Administrative Agent to sell or otherwise dispose of the Collateral in accordance with the terms hereof. In making a Liquidation Proceeds Determination, the Administrative Agent may (in consultation with each Managing Agent) take such actions its reasonable discretion that it believes are necessary or desirable to determine the anticipated proceeds of a sale or distribution of the collateral, including, without limitation, requesting bid prices with respect to each asset contained in the Collateral from one or more potential bidders or purchasers including nationally recognized dealers at the time making a market in such assets, banks, business development company, funds or other potential purchasers and compute (in consultation with the Servicer) the anticipated proceeds of a sale or liquidation on the basis of such bid prices for each such asset. Additionally, the Administrative Agent may (in consultation with each Managing Agent) compute (in consultation with the Servicer) the anticipated proceeds of a sale or liquidation of such asset on the basis of an appraised value for such asset provided by an Approved Valuation Firm within the preceding 30 days.

Section 6.3.           Release of Liens. (a) At the same time as any Loan that is part of the Collateral expires by its terms or is repaid in full or is sold pursuant to Section 2.14, and all amounts in respect thereof have been paid by the related Obligor or purchaser and deposited in the Collection Account, the Administrative Agent as agent for the Secured Parties shall be deemed to have automatically released its interest in such Loan and the Related Property with respect thereto without any further action on its part.

(b)            At the same time as any Loan that is part of the Collateral is substituted in connection with a Substitution, if the requirements of Section 2.15 shall have been met, the Administrative Agent as agent for the Secured Parties shall be deemed to have automatically released its interest in such Loan and the Related Property with respect thereto without any further action on its part.

(c)            Upon receipt by the Administrative Agent of the Proceeds of a repurchase of an Ineligible Loan by the Originator pursuant to the terms of Section 4 of the Master Transfer Agreement, the Administrative Agent, as agent for the Secured Parties, shall be deemed to have automatically released its interest in such Ineligible Loan and the Related Property with respect thereto without any further action on its part.

(d)            Upon receipt by the Administrative Agent of the Proceeds of a purchase of a Transferred Loan by the Servicer pursuant to the terms of Section 7.7, the Administrative Agent, as agent for the Secured Parties, shall be deemed to have automatically released its interest in such Transferred Loan and the Related Property with respect thereto without any further action on its part.

(e)            Upon any request for a release of certain Loans in connection with a proposed Distribution of any Loan, if the requirements of Section 5.1(j), shall have been met, the Administrative Agent as agent for the Secured Parties will, to the extent requested by the Borrower or the Servicer on behalf of the Borrower, release its interest in such Loan and the Related Property with respect thereto.

(f)             In connection with any release of Lien pursuant to any of the foregoing clauses (a) through (e), subject to the satisfaction of any conditions precedent for such release, the Administrative Agent, as agent for the Secured Parties, will, at the Borrower’s cost and expense, execute and deliver to the Borrower or the Servicer on behalf of the Borrower any termination statements and any other releases and instruments as the Borrower or the Servicer on behalf of the Borrower may reasonably request in order to effect the release of the applicable Loans and Related Property; provided, that, the Administrative Agent as agent for the Secured Parties will make no representation or warranty, express or implied, with respect to any such Loan or Related Property in connection with such release.

Section 6.4.           Assignment of the Master Transfer Agreement. The Borrower hereby represents, warrants, acknowledges and confirms to the Administrative Agent that the Borrower has assigned to the Administrative Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right and title to and interest in the Master Transfer Agreement. The Borrower confirms that during an Event of Default the Administrative Agent shall have the sole right to enforce the Borrower’s rights and remedies under the Master Transfer Agreement for the benefit of the Secured Parties, but without any obligation on the part of the Administrative Agent, the Secured Parties or any of their respective Affiliates to perform any of the obligations of the Borrower under the Master Transfer Agreement. The Borrower further confirms and agrees that such assignment to the Administrative Agent shall terminate upon the Collection Date; provided, however, that the rights of the Administrative Agent and the Secured Parties pursuant to such assignment with respect to rights and remedies in connection with any indemnities and any breach of any representation, warranty or covenants made by the Originator pursuant to the Master Transfer Agreement, which rights and remedies survive the termination of the Master Transfer Agreement, shall be continuing and shall survive any termination of such assignment.

Article VII

Administration and Servicing of Loans

Section 7.1.           Appointment of the Servicer. The Borrower hereby appoints the Servicer to service the Transferred Loans and enforce its respective rights and interests in and under each Transferred Loan in accordance with the terms and conditions of this Article VII and to serve in such capacity until the termination of its responsibilities pursuant to Section 7.18. The Servicer hereby agrees to perform the duties and obligations with respect thereto set forth herein in accordance with the Servicing Standard. The Servicer and the Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.

(b)           Sub-Servicer. The Servicer may contract with any Affiliate or, with the prior written consent of the Administrative Agent, a third-party sub-servicer for servicing, administering or collecting the Collateral; provided that (i) the Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to such Person, (ii) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and shall remain liable for any actions or inactions of the sub-servicer with respect to the obligations of the Servicer hereunder, and (iii) any such subcontract shall be subject to the provisions hereof. Subject to the foregoing sentence, the sub-servicer may take any actions required of the Servicer hereunder on its behalf.

Section 7.2.           Duties and Responsibilities of the Servicer. (a) The Servicer shall conduct the servicing, administration and collection of the Transferred Loans and shall take, or cause to be taken, all such actions as may be necessary or advisable to service, administer and collect Transferred Loans from time to time on behalf of the Borrower and as the Borrower’s agent.

(b)            The duties of the Servicer, as the Borrower’s agent, shall include, without limitation:

(i)            preparing and submitting of payment invoices and/or claims to, and post-billing liaison with, Obligors on Transferred Loans;

(ii)            maintaining all necessary Servicing Records with respect to the Transferred Loans and providing such reports to the Borrower, the Managing Agents and the Administrative Agent in respect of the servicing of the Transferred Loans (including information relating to its performance under this Agreement) as may be required hereunder or as the Borrower, any Managing Agent or the Administrative Agent may reasonably request;

(iii)           maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate Servicing Records evidencing the Transferred Loans in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Transferred Loans (including, without limitation, records adequate to permit the identification of each new Transferred Loan and all Collections of and adjustments to each existing Transferred Loan); provided, however, that any Successor Servicer shall only be required to recreate the Servicing Records of each prior Servicer to the extent such records have been delivered to it in a format reasonably acceptable to such Successor Servicer;

(iv)          promptly delivering to the Borrower, any Managing Agent or the Administrative Agent, from time to time, such information and Servicing Records (including information relating to its performance under this Agreement) as the Borrower, such Managing Agent or the Administrative Agent from time to time reasonably request;

(v)           identifying each Transferred Loan clearly and unambiguously in its Servicing Records to reflect that such Transferred Loan is owned by the Borrower and pledged to the Administrative Agent;

(vi)          complying in all material respects with the Credit and Collection Policy in regard to the servicing of each Transferred Loan and providing the prompt written notice to the Administrative Agent, prior to the effective date thereof, of any proposed changes in the Credit and Collection Policy;

(vii)         complying in all material respects with all Applicable Laws with respect to it, its business and properties and all Transferred Loans and the Related Property, Collections and Loan Documents with respect thereto or any part thereof;

(viii)        reviewing each Transferred Loan no less frequently than quarterly and assigning a Risk Factor thereto at such times as may be necessary so that no Transferred Loan has an assigned Risk Factor that is more than twelve months old, in each case in accordance with the Credit and Collection Policy based on the characteristics and performance of such Transferred Loan as of the time of such review;

(ix)           preserving and maintaining its existence, rights, licenses, franchises and privileges as a limited liability company in the jurisdiction of its organization, and qualifying and remaining qualified in good standing as a foreign limited liability company and qualifying to and remaining authorized and licensed to perform obligations as Servicer (including enforcement of collection of Transferred Loans on behalf of the Borrower, the Lenders, and the Collateral Custodian) in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (A) the rights or interests of the Borrower, the Lenders, and the Collateral Custodian in the Transferred Loans, (B) the collectability of any Transferred Loan, or (C) the ability of the Servicer to perform its obligations hereunder;

(x)            notifying the Borrower, each Managing Agent and the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim that reasonably would be expected to have a Material Adverse Effect;

(xi)           selecting Permitted Investments in which amounts on deposit in the Collection Account shall be invested in accordance with the terms and subject to the conditions specified in Section 2.9(b);

(xii)          maintaining the first priority, perfected security interest of the Administrative Agent, as agent for the Secured Parties, in the Collateral;

(xiii)        so long as the Borrower or one of its Affiliates is the Servicer and to the extent that such Loan Files are not held by the Collateral Custodian, whether at the Custody Facilities or otherwise, maintaining the Loan File(s) with respect to Loans included as part of the Collateral; provided that upon the occurrence and during the continuance of an Event of Default the Administrative Agent may request the Loan File(s) to be sent to the Administrative Agent or its designee;

(xiv)        so long as the Borrower or one of its Affiliates is the Servicer, to the extent that such Loan Files are not held by the Collateral Custodian, whether at the Custody Facilities or otherwise, with respect to each Loan included as part of the Collateral, making the Loan File available for inspection by the Administrative Agent, upon reasonable advance notice, at the offices of the Servicer during normal business hours subject to Section 5.1(w); and

(xv)          preparing and delivering each Monthly Report in accordance with Section 7.11(a).

(c)            The Borrower and Servicer hereby acknowledge that the Secured Parties, the Administrative Agent and the Collateral Custodian shall not have any obligation or liability with respect to any Transferred Loans, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

(d)            In performing its duties, the Servicer shall perform its obligations with reasonable care (i) using a similar degree of care, skill and attention as it employs with respect to similar collateral that it manages for itself and its Affiliates having similar investment objectives and restrictions and (ii) in a manner consistent with customary standards, policies and procedures followed by institutional managers of national standing relating to assets of the nature and character of the Loans.

(e)            Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent or the Secured Parties of their rights hereunder (including, but not limited to, the delivery of a notice of the termination of the Servicer pursuant to Section 7.19 hereof), shall not release the Servicer, the Collateral Custodian or the Borrower from any of their duties or responsibilities with respect to the Collateral except to the extent provided in Section 7.19 hereof. The Secured Parties, the Administrative Agent and the Successor Servicer shall not have any obligation or liability with respect to any Collateral, other than to use reasonable care in the custody and preservation of collateral in such party’s possession, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder (other than the Successor Servicer, if it is the successor Servicer appointed by Administrative Agent pursuant to Section 7.19 hereof and subject to Section 7.19 hereof).

(f)             Any payment by an Obligor in respect of any Indebtedness owed by it to the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract (including by the Loan Documents) or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

(g)            It is hereby acknowledged and agreed that, in addition to acting in its capacity as Servicer pursuant to the terms of this Agreement, the Servicer may engage in other business and render other services outside the scope of its capacity as Servicer (including acting as administrative agent or as a lender with respect to Loan Documents). It is hereby further acknowledged and agreed that such other activities shall in no way whatsoever alter, amend or modify any of the Servicer’s rights, duties or obligations under the Transaction Documents (including, without limitation, its duty to comply in all material respects with the Credit and Collection Policy).

Section 7.3.           Authorization of the Servicer. (a) Each of the Borrower, each Managing Agent, on behalf of itself and the related Lenders, and the Administrative Agent hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the pledge of the Transferred Loans to the Lenders, and the Collateral Custodian, in the determination of the Servicer, to collect all amounts due under any and all Transferred Loans, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Transferred Loans and, after the delinquency of any Transferred Loan and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Originator could have done if it had continued to own such Loan; provided, however, that the Servicer may not execute any document in the name of, or which imposes any direct obligation on, any Lender. The Borrower shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Transferred Loans. In no event shall the Servicer be entitled to make the Borrower, any Lender, any Managing Agent, the Collateral Custodian or the Administrative Agent a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s consent.

(b)            After an Event of Default has occurred and is continuing, at the Administrative Agent’s direction, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Transferred Loans; provided, however, that the Administrative Agent may, at any time that an Event of Default has occurred and is continuing, notify any Obligor with respect to any Transferred Loans of the assignment of such Transferred Loans to the Administrative Agent and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any servicer, collection agent or lock-box or other account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Transferred Loans and adjust, settle or compromise the amount or payment thereof. The Administrative Agent shall give written notice to any Successor Servicer of the Administrative Agent’s actions or directions pursuant to this Section 7.3(b), and no Successor Servicer shall take any actions pursuant to this Section 7.3(b) that are outside of the Credit and Collection Policy.

Section 7.4.          Collection of Payments.

(a)            Collection Efforts, Modification of Loans. The Servicer will make reasonable efforts to collect all payments called for under the terms and provisions of the Transferred Loans as and when the same become due, and will follow collection procedures which are consistent with the Servicing Standard. The Servicer may not waive, modify or otherwise vary any provision of a Transferred Loan, except as may be in accordance with the provisions of the Credit and Collection Policy and in accordance with the Servicing Standard, including the waiver of any late payment charge or any other fees that may be collected in the ordinary course of servicing any Loan included in the Collateral.

(b)            Acceleration. The Servicer shall accelerate the maturity of all or any Scheduled Payments under any Transferred Loan under which a default under the terms thereof has occurred and is continuing (after the lapse of any applicable grace period) promptly after such Loan becomes a Defaulted Loan or such earlier or later time as is consistent with the Credit and Collection Policy and the Servicing Standard.

(c)            Taxes and other Amounts. To the extent provided for in any Transferred Loan, the Servicer will use its commercially reasonable efforts to collect all payments with respect to amounts due for taxes, assessments and insurance premiums relating to such Transferred Loans or the Related Property and remit such amounts to the appropriate Governmental Authority or insurer on or prior to the date such payments are due.

(d)            Payments to Collection Account. On or before the Effective Date and thereafter on or before the related Conveyance Date, the Servicer shall have instructed all Obligors to make all payments in respect of Loans included in the Collateral to the Collection Account.

(e)            Establishment of the Collection Account. The Borrower or the Servicer on its behalf established before the Effective Date an account in the name of the Borrower for the purpose of receiving Collections from the Collateral (the “Collection Account”), which shall be maintained with an office or branch of U.S. Bank National Association in accordance with the Account Control Agreement and which shall be subject to the lien of the Administrative Agent. The account number with respect to the Collection Account shall be set forth on Schedule XIV, as updated from time to time with the prior written consent of the Administrative Agent. In addition, the Borrower or the Servicer on its behalf shall establish two segregated subaccounts within the Collection Account, one of which will be designated the “Interest Collection Subaccount” and one of which will be designated the “Principal Collection Subaccount”. The Servicer shall from time to time deposit into the Interest Collection Subaccount, immediately upon receipt thereof, all Interest Collections received by the Servicer. The Servicer shall deposit promptly upon receipt thereof all other amounts remitted to the Collection Account into the Principal Collection Subaccount including all Principal Collections received by the Servicer. All amounts deposited from time to time in the Collection Account pursuant to this Agreement shall be held as part of the Collateral and shall be applied to the purposes herein provided. The Administrative Agent shall at all times have “control” within the meaning of the applicable UCC over the Collection Account.

(f)             Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Loan in the Collateral and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

(g)            Delivery of Collections. The Servicer agrees to cause the delivery to the Collection Account promptly (but in no event later than two (2) Business Days after receipt) all Collections received by Servicer in respect of the Loans that are part of the Collateral.

Section 7.5.           Servicer Advances. For each Remittance Period, if the Servicer determines that any Scheduled Payment (or portion thereof) that was due and payable pursuant to a Loan included in the Collateral during such Remittance Period was not received prior to the end of such Remittance Period, the Servicer may, but shall not be obligated to, make an advance in an amount up to the amount of such delinquent Scheduled Payment (or portion thereof) to the extent that the Servicer reasonably determines, in accordance with the Servicing Standard, that it expects to be reimbursed for such advance; in addition, if on any Payment Date there are not sufficient funds on deposit in the Collection Account to pay accrued Interest on any Advance for the related Remittance Period, the Servicer may, but shall not be obligated to, make an advance in the amount necessary to pay such Interest (in either case, any such advance, a “Servicer Advance”). The foregoing is not intended to be an authorization of such action by Borrower, but instead is intended to be a consent to such action by Administrative Agent, Managing Agents and Lenders. The Servicer will deposit any Servicer Advances into the Collection Account on or prior to 2:00 p.m. (New York City time) on the related Payment Date, in immediately available funds.

Section 7.6.     Realization Upon Defaulted Loans. The Servicer will use reasonable efforts to repossess or otherwise comparably convert the ownership of any Related Property with respect to a Defaulted Loan if mandated by the Credit and Collection Policy and will act as sales and processing agent for Related Property that it repossesses. The Servicer will follow the practices and procedures set forth in the Credit and Collection Policy and consistent with the Servicing Standard in order to realize upon such Related Property. Without limiting the foregoing, the Servicer may sell any such Related Property with respect to any Defaulted Loan to the Servicer or its Affiliates for a purchase price equal to the then fair market value thereof; any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Administrative Agent identifying the Defaulted Loan and the Related Property, setting forth the sale price of the Related Property and certifying that such sale price is the fair market value of such Related Property. The Servicer will not expend funds in connection with any repair or toward the repossession of such Related Property unless it reasonably determines that such repair and/or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Related Property with respect to a Defaulted Loan. The Borrower shall reimburse the Servicer and any sub-servicer for any reasonable out-of-pocket fees and expenses incurred by the Servicer or such sub-servicer and paid to any third-party under this Section 7.6 or any other provisions of the Transaction Documents in accordance with Section 2.8 hereof.

Section 7.7.     Optional Repurchase of Transferred Loans.

(a)           The Servicer may, at any time, notify the Borrower and the Administrative Agent that it (or its assignee) is requesting to purchase any Transferred Loan with respect to which the Borrower or any Affiliate of the Borrower has received notice of the related Obligor’s intention to prepay such Transferred Loan in full within a period of not more than sixty (60) days from the date of such notification.

(b)           Either of the Originator or the Servicer (or its assignee) may, at its sole option, with respect to any Transferred Loan that it determines, in the exercise of its reasonable business judgment and in accordance with the Servicing Standard, will likely become a Defaulted Loan, or that has become a Defaulted Loan, or for which the Obligor has requested an amendment which is not permitted under this Agreement, notify the Borrower and the Administrative Agent that it is requesting to purchase each such Transferred Loan.

(c)           The Servicer (or its assignee) may request purchase of a Transferred Loan pursuant to paragraph (a) or (b) above, and the Originator may request purchase of a Transferred Loan pursuant to paragraph (b) above, by providing five (5) Business Days’ prior written notice to Borrower and the Administrative Agent. The Borrower may agree to such purchase with the consent of the Administrative Agent (which consent shall not be unreasonably withheld). With respect to any such purchase of a Transferred Loan, the party providing the required written notice shall, on the date of purchase, either (i) remit to the Borrower in immediately available funds an amount equal to the Repurchase Price therefor or (ii) in the case of a purchase of a Transferred Loan by the Originator, cause an entry to be made in the books of the Borrower to show a reduction in the Originator’s equity investment in the Borrower by an amount equal to the Repurchase Price for such Transferred Loan. Upon each purchase of a Transferred Loan pursuant to this Section 7.7, the Borrower shall automatically and without further action be deemed to transfer, assign and set-over to the purchaser thereof all the right, title and interest of the Borrower in, to and under such Transferred Loan and all monies due or to become due with respect thereto, all proceeds thereof and all rights to security for any such Transferred Loan, and all proceeds and products of the foregoing, free and clear of any Lien created pursuant to this Agreement, all of the Borrower’s right, title and interest in such Transferred Loan. Each Lender shall receive five (5) Business Days’ notice of any repurchase that results in a prepayment of all or a portion of any Advance.

(d)           The Borrower shall, at the sole expense of the party purchasing any Transferred Loan, execute such documents and instruments of transfer as may be prepared by such party and take such other actions as shall reasonably be requested by such party to effect the transfer of the related Transferred Loan pursuant to this Section 7.7.

Section 7.8.     Representations and Warranties of the Servicer. The initial Servicer, and any Successor Servicer (mutatis mutandis), hereby represents and warrants as follows:

(a)            Organization and Good Standing. The Servicer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite limited liability company power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b)            Due Qualification. The Servicer is qualified to do business as a limited liability company, is in good standing, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business (other than the performance of its obligations hereunder) requires such qualification, standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have a Material Adverse Effect. The Servicer is qualified to do business as a limited liability company, is in good standing, and has obtained all licenses and approvals as required under the laws of all states in which the performance of its obligations pursuant to this Agreement requires such qualification, standing, license or approval and where the failure to qualify or obtain such license or approval would have a material adverse effect on its ability to perform hereunder.

(c)            Power and Authority. The Servicer has the limited liability company power and authority to execute and deliver this Agreement and to carry out its terms. The Servicer has duly authorized the execution, delivery and performance of this Agreement by all requisite limited liability company action.

(d)            No Violation. The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement by the Servicer (with or without notice or lapse of time) will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, the certificate of formation or operating agreement of the Servicer, or any Contractual Obligation to which the Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such Contractual Obligation (other than this Agreement), or (iii) violate any Applicable Law.

(e)            No Consent. No consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any Governmental Authority having jurisdiction over the Servicer or any of its properties is required to be obtained by or with respect to the Servicer in order for the Servicer to enter into this Agreement or perform its obligations hereunder.

(f)             Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, except as such enforceability may be limited by (i) applicable Insolvency Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).

(g)            No Proceedings. There are no proceedings or investigations pending or threatened against the Servicer or any of its Affiliates, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that might (in the reasonable judgment of the Servicer) have a Material Adverse Effect.

(h)            Financial Statements. The Servicer has heretofore delivered to the Administrative Agent and each Managing Agent the audited consolidated financial statements of Brightwood Capital and its Subsidiaries as of and for the fiscal year ending December 31, 2022, certified by a Responsible Officer of the Servicer. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations of Brightwood Capital and its Subsidiaries as of such date and for such period in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes. None of Brightwood Capital or any of its Subsidiaries has any material contingent liabilities, material liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments not reflected in the financial statements referred to above.

(i)             No Material Adverse Change. Since the date of the financial statements delivered in accordance with Section 7.8(h), there has not been any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(j)             Compliance with Laws and Agreements. Each of the Servicer and its Subsidiaries is in compliance with Applicable Law and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Servicer nor any of its Subsidiaries is subject to any contract or other arrangement, the performance of which by the Servicer could reasonably be expected to result in a Material Adverse Effect.

(k)            Disclosure. The Servicer has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(l)            Reports Accurate. All Servicer Certificates, Monthly Reports, information, exhibits, financial statements, documents, books, Servicing Records or other reports furnished or to be furnished by the Servicer to the Administrative Agent or a Lender in connection with this Agreement or any other Transaction Document are and will be accurate, true and correct in all material respects. Each Loan that is listed as an Eligible Loan in each Monthly Report was an Eligible Loan as of the date of such Monthly Report.

(m)            Location of Records. The Servicer’s chief place of business, its chief executive office and the office in which the Servicer maintains its books and records are located in the State of New York. The Servicer’s registered office and the jurisdiction of organization of the Servicer is the jurisdiction referred to in Section 7.8(a).

(n)            ERISA. Neither the Servicer nor any ERISA Affiliate has, or during the past five years had, any liability or obligation with respect to any Benefit Plan or Multiemployer Plan.

(o)            Taxes. The Servicer has filed all material federal and state income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person, other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(p)            Solvency. The Servicer is not the subject of any Insolvency Proceedings or Insolvency Event. After giving effect to the transactions under the Transaction Documents the Servicer shall be Solvent.

Section 7.9.     Covenants of the Servicer. The Servicer hereby covenants that:

(a)            Compliance with Law. The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Transferred Loans and Related Property and Loan Documents or any part thereof. In addition, the Servicer will comply with all indentures, agreements and other instruments to which it is a party, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)            Preservation of Existence. The Servicer will preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c)            Obligations with Respect to Loans. The Servicer will do nothing to impair the rights of the Borrower or the Administrative Agent as agent for the Secured Parties or of the Secured Parties in, to and under the Collateral.

(d)            Preservation of Security Interest. The Servicer on behalf of the Borrower will execute and file (or cause the execution and filing of) such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first-priority perfected interest of the Administrative Agent as agent for the Secured Parties in, to and under the Collateral. The Servicer shall promptly take, at the Borrower’s expense, such further action necessary to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Transaction Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Transaction Documents. In addition, the Servicer will take such reasonable action from time to time as shall be necessary to ensure that all assets of the Borrower constitute “Collateral” hereunder.

(e)            Fiscal Year. The initial Servicer shall not change its fiscal year or method of accounting without providing the Borrower and the Administrative Agent with prior written notice providing a detailed explanation of such changes.

(f)            Change of Name or Jurisdiction; Records. The Servicer (i) shall not change its name or jurisdiction of formation, without 30 days’ prior written notice to the Borrower and the Administrative Agent, and (ii) shall not move, or consent to the Collateral Custodian moving, any original Loan Documents relating to the Transferred Loans without 30 days’ prior written notice to the Borrower and the Administrative Agent, except as set forth in Section 5.1(m) and, in either case, will promptly take all actions required of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent as agent for the Secured Parties on all collateral, and such other actions as the Administrative Agent may reasonably request.

(g)           Credit and Collection Policy. The Servicer will (i) comply in all material respects with the Credit and Collection Policy in regard to each Transferred Loan and the Related Property included in the Collateral, and in regard to compliance with the Loan Documents, including determinations with respect to the enforcement of the Borrower’s rights thereunder and (ii) furnish to each Managing Agent and the Administrative Agent, at least 20 days prior to its proposed effective date, prompt notice of any material change in the Credit and Collection Policy. The Servicer will not agree or otherwise comply with any material change in the Credit and Collection Policy, which change would impair the collectability of any Transferred Loan or otherwise adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Required Lenders (in their sole discretion).

(h)           Events of Default. The Servicer will furnish to each Managing Agent and the Administrative Agent, as soon as possible and in any event within three (3) Business Days after the Servicer knows or should have known of the occurrence of each Event of Default or Unmatured Event of Default, a written statement setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.

(i)            Extension or Amendment of Loans. The Servicer will not, except as otherwise permitted in Section 7.4(a), extend, amend or otherwise modify the terms of any Transferred Loan.

(j)            Other. The Servicer will furnish to the Borrower, any Managing Agent and the Administrative Agent such other information, documents records or reports respecting the Transferred Loans or the condition or operations of the Servicer as the Borrower, such Managing Agent or the Administrative Agent may from time to time reasonably request in order to protect the respective interests of the Borrower, such Managing Agent, the Administrative Agent or the Secured Parties under or as contemplated by this Agreement.

(k)            Independent Director. The Servicer shall notify the Administrative Agent of any decision to appoint a new director of the Borrower as the “independent manager” for purposes of this Agreement, such notice shall be delivered not less than ten days prior to the proposed effective date of such appointment (unless such appointment is due to the resignation, death, incapacity, disability or unwillingness to serve of the prior independent manager or such person’s removal for cause, in which case the Servicer shall deliver notice promptly upon receipt of knowledge of such event) and shall certify that the designated Person satisfies the criteria for an Independent Director hereunder.

(l)            Restrictive Agreements. The Servicer shall not enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any material condition upon its ability to perform its obligations under the Transaction Documents.

(m)          Events of Default. Promptly following the Servicer’s knowledge or notice of the occurrence of any Event of Default or Default, the Servicer will provide the Administrative Agent, the Successor Servicer and the Collateral Custodian with written notice of the occurrence of such Event of Default or Default of which the Servicer has knowledge or has received notice. In addition, such notice will include a written statement of a Responsible Officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto. The Administrative Agent will provide each Lender with a copy of any such notice promptly upon receipt thereof.

(n)           Taxes. The Servicer (i) will at all times continue to be treated as a U.S. Person for U.S. federal income tax purposes and (ii) will timely file or cause to be timely filed (taking into account valid extensions of the time for filing) all material federal and state Tax returns required to be filed by it and will timely pay all material federal and state Taxes due (including all material federal and state Taxes on the income and gain of the Servicer), except Taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves in accordance with GAAP.

(o)           Proceedings. The Servicer will furnish to the Administrative Agent, as soon as possible and in any event within five (5) Business Days after the Servicer receives notice or obtains knowledge thereof or the request of the Administrative Agent, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, or the Borrower or the Collateral Custodian; provided that notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, or the Borrower or the Collateral Custodian in excess of $1,000,000 or more shall be deemed to be material for purposes of this Section 7.9(o).

(p)           Required Notices. The Servicer will furnish to the Administrative Agent, each Managing Agent, the Collateral Custodian and the Successor Servicer, (1) promptly upon becoming aware thereof (and in any event within five (5) Business Days), notice of (x) any Change of Control or (y) any other event or circumstance that could reasonably be expected to have a Material Adverse Effect, (2) promptly upon becoming aware thereof any event or circumstance whereby any Loan which was included in the latest calculation of the Borrowing Base as an Eligible Loan shall fail to meet one or more of the criteria (other than criteria waived by the Administrative Agent on or prior to the Effective Date or related Substitution Date or Acquisition Date, as applicable, in respect of such Loan) listed in the definition of “Eligible Loan” or (3) upon the delivery by Borrower to an Obligor, any notice of the occurrence of any payment default by an Obligor on any Loan or any notice accelerating any Loan by reason of a non-payment default. The Administrative Agent will furnish copies of any such notice to the Lenders within two (2) Business Days of receipt thereof.

(q)           Mergers, Acquisition, Sales, etc. The Servicer will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:

(i)            the Servicer has delivered to the Borrower and the Administrative Agent an Officer’s Certificate stating that any consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with and that such supplemental agreement is legal, valid and binding with respect to the Servicer and such other matters as the Borrower or the Administrative Agent may reasonably request;

(ii)           the Servicer shall have delivered notice of such consolidation, merger, conveyance or transfer to the Borrower, the Administrative Agent and each Managing Agent; and

(iii)          after giving effect thereto, no Servicer Termination Event, Event of Default or Unmatured Event of Default shall have occurred.

(r)            Changes in Payment Instructions to Obligors. The Servicer will not make any change in its instructions to Obligors or any relevant administrative agent, as applicable, regarding payments to be made with respect to the Collateral, unless the Administrative Agent has consented to such change except as otherwise permitted herein.

Section 7.10.     Payment of Certain Expenses by Servicer.

(a)           The Servicer, so long as it is an Affiliate of the Borrower, will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of legal counsel and independent accountants, expenses incurred in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower, except that reasonable out-of-pocket fees and expenses paid by the Servicer to Persons that are not Affiliates of the Servicer or the Borrower, including for (i) accounting and auditing functions with respect to the servicing of the Transferred Loans in accordance with this Agreement, and (ii) legal, appraisal and other professional services in connection with work outs or the enforcement of Borrower’s rights and remedies with respect to the Transferred Loans in accordance with this Agreement, in each case to the extent not paid by an Obligor or recovered from the collateral securing such Transferred Loans, shall be reimbursed to the Servicer by the Borrower, in accordance with Section 2.8 or out of funds otherwise available for general corporate purposes.

(b)           The Borrower will be required to pay, in accordance with Section 2.8 or out of funds otherwise available for general corporate purposes, the Collateral Custodian Fee and all fees and expenses incurred by the Administrative Agent, any Managing Agent or any Lender in connection with the transactions and activities contemplated by this Agreement, including reasonable and documented fees and disbursements of outside legal counsel.

Section 7.11.     Reports.

(a)           Monthly Report. With respect to each Reporting Date and the related Remittance Period, the Servicer will provide to the Borrower, each Managing Agent and the Administrative Agent, on the related Reporting Date, a monthly statement (a “Monthly Report”) signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit C, including (i) an updated Loan List and the portfolio report required under Section 7.11(g) and (ii) with respect to each Monthly Report delivered on the Reporting Date immediately preceding a Payment Date, the amounts for disbursements pursuant to Section 2.8.

(b)           Servicer Certificate. Together with each Monthly Report, the Servicer shall submit to the Borrower, each Managing Agent, and the Administrative Agent a certificate (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit D, which may be incorporated in the Monthly Report.

(c)            Annual Reporting. The Servicer shall deliver (and if the Servicer fails to deliver the Borrower shall deliver) to the Administrative Agent for distribution to each Lender:

(i) as soon as available, but in any event within 120 days after the end of each fiscal year of the Parent, consolidated financial statements of each of the Parent and the Borrower as at the end of such fiscal year, unaudited in the case of the financial statements of the Borrower and audited, in the case of the financial statements of the Parent, by independent certified public accountants of nationally recognized standing or reasonably acceptable to Administrative Agent and certified, without any qualifications (including any (x) “going concern” or like qualification or exception, (y) qualification or exception as to the scope of such audit or (z) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow, in each case, as at the end of such year and the related statements of income and retained earnings for such year, setting forth in each case in comparative form the figures for the previous year or predecessor period, as applicable); and

(ii) all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein)

(d)            Amendments to Loan Documents. So long as no Servicer Termination Event has occurred and is continuing, the Borrower or the Servicer on its behalf may enter into such amendments, waivers, consents, or other modifications to the terms of each Transferred Loan; provided that the Borrower or the Servicer on its behalf shall provide the Administrative Agent with a copy of any such amendments, waivers, consents, or other modifications to any Loan Document of any Transferred Loan, together with any documentation prepared by the Borrower or the Servicer in connection therewith, promptly after the effective date thereof. Upon the occurrence and continuance of a Servicer Termination Event, neither the Borrower nor the Servicer shall enter into amendment, waiver, consent, or other modification to the terms of any Transferred Loan without the prior written consent of the Administrative Agent in its sole discretion. In addition to the foregoing, the Borrower or the Servicer on its behalf shall deliver to the Administrative Agent prior written notice with respect to any further amendments, waivers, consents, or other modifications contemplated with respect to any Loan subject to a Material Modification.

(e)           Borrowing Base Certificate. On each Funding Date, on each Reporting Date, on each Discretionary Sale Settlement Date, on each Substitution Date, on each Acquisition Date and on any other date requested by the Administrative Agent in its sole discretion (upon no less than three (3) Business Days’ notice), the Servicer shall deliver to the Borrower, each Managing Agent and the Administrative Agent a Borrowing Base Certificate in the form of Exhibit G setting forth the calculation of the Borrowing Base as of such date.

(f)            [Reserved].

(g)           Portfolio Reports. On each Reporting Date and on any other date requested by the Administrative Agent in its sole discretion (upon no less than three (3) Business Days’ notice), the Servicer shall deliver to each Managing Agent and the Administrative Agent a report describing (i) the status of non-performing Loans, Loans subject to Material Modifications, Defaulted Loans, and watch-listed Loans, and (ii) the assigned Risk Factor and days since assignment of such Risk Factor with respect to each Transferred Loan, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(h)           Data Tapes. Promptly and in no event more than three (3) Business Days’ of any request by the Administrative Agent in its sole discretion, the Servicer shall deliver to each Managing Agent and the Administrative Agent, a data tape in electronic format containing information on individual Loans and Obligors in form and content reasonably acceptable to the Administrative Agent.

(i)            Valuation Statements. Promptly upon request, any internally prepared quarterly valuation statements with respect to the Loans.

(j)            Annual Certification. The Servicer will provide to the Administrative Agent, each Managing Agent, and the Collateral Custodian within 120 days following the end of each fiscal year of the Servicer a report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) either that the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Termination Event has occurred and is continuing, or specifying in what respect the foregoing is not true.

(k)           [Reserved].

(l)            Other Information. Promptly upon request, such other information, documents, records or reports respecting the Transferred Loans or the condition or operations of the Servicer as the Administrative Agent or any Managing Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or the Secured Parties under or as contemplated by this Agreement. The provisions of this paragraph (l) shall not apply to any Successor Servicer.

(m)          Scope of Reports. All reports and financial statements provided by the Servicer hereunder shall be in form and scope reasonably acceptable to the Administrative Agent, including a comparison to the operating budget and prior comparable period.

Section 7.12.     [Reserved].

Section 7.13.     Limitation on Liability of the Servicer. Except as provided herein, neither the Servicer (including any Successor Servicer) nor any of the directors or officers or employees or agents of the Servicer shall be under any liability to the Borrower, the Administrative Agent, the Lenders or any other Person for any action taken or for refraining from the taking of any action expressly provided for in this Agreement; provided, however, that this provision shall not protect the Servicer or any such Person against any liability that would otherwise be imposed by reason of (i) its breach of any representation, warranty or covenant set forth in of this Agreement or any other Transaction Document, (ii) its fraud, willful misfeasance or bad faith in the performance of duties, or (iii) any obligation to indemnify the Indemnified Parties in accordance with the provisions of Section 9.2.

The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties to service the Transferred Loans in accordance with this Agreement that in its reasonable opinion may involve it in any expense or liability. The Servicer may, in its sole discretion, undertake any legal action relating to the servicing, collection or administration of Transferred Loans and the Related Property that it may reasonably deem necessary or appropriate for the benefit of the Borrower and the Secured Parties with respect to this Agreement and the rights and duties of the parties hereto and the respective interests of the Borrower and the Secured Parties hereunder.

Section 7.14.     The Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon its determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that it could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by a certificate to such effect delivered to the Borrower, the Administrative Agent and each Managing Agent. To the extent permissible and in accordance with Applicable Law, no such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in according with the terms of this Agreement.

Section 7.15.     Access to Certain Documentation and Information Regarding the Loans. The Borrower or the Servicer, as applicable, shall provide to the Administrative Agent and each Managing Agent access to the Loan Documents and all other documentation regarding the Loans included as part of the Collateral and the Related Property, such access being afforded without charge (but, unless an Event of Default has occurred and is continuing, only one time each fiscal year) and only (i) upon reasonable prior notice, (ii) during normal business hours and (iii) subject to the Servicer’s normal security and confidentiality procedures, including Section 12.12. From and after the Effective Date and periodically thereafter (but no more often than annually unless an Event of Default has occurred and continuing) at the discretion of the Administrative Agent, the Administrative Agent, on behalf of and with the input of each Managing Agent, and their representatives, examiners, auditors or consultants may review the Borrower’s and the Servicer’s collection and administration of the Loans in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as with this Agreement and may conduct (or commission) an audit of the Transferred Loans, Loan Documents and Records in conjunction with such a review, which audit shall be reasonable in scope and shall be completed in a reasonable period of time and shall be at the expense of the Servicer and, unless an Event of Default has occurred and is continuing, only one time each fiscal year; provided that any third-party auditor conducting such review shall be acceptable to the Administrative Agent and the Borrower (it being agreed upon that Protiviti, Inc. is an acceptable third-party auditor). The Administrative Agent may also conduct an audit of the Transferred Loans, Loan Documents and Records in conjunction with such a review. The Borrower shall bear the cost of such reviews and audits, provided, that, as long as no Event of Default has occurred and continuing, the Borrower shall not be subject to the cost of more than one such review per annum. From time to time, the Borrower shall provide to the Administrative Agent electronic copies of any Loan Documents requested by the Administrative Agent within three Business Days of such request.

Section 7.16.     Ownership. The Servicer shall at all times be a wholly owned direct Subsidiary of BCA unless the Administrative Agent shall otherwise consent.

Section 7.17.     Identification of Records. The Servicer shall clearly and unambiguously identify each Loan that is part of the Collateral and the Related Property in its computer or other records to reflect that the interest in such Loans and Related Property have been transferred to and are owned by the Borrower and that the Administrative Agent has the interest therein granted by the Borrower pursuant to this Agreement.

Section 7.18.     Servicer Termination Events. (a) If any one of the following events (a “Servicer Termination Event”) shall occur:

(i)             any failure by the Servicer to make any payment, transfer or deposit into the Collection Account as required by this Agreement or any other Transaction Document and such failure shall continue for two (2) Business Days;

(ii)            the withdrawal by the Servicer from the Collection Account any amounts in contravention of, or otherwise not in accordance with the terms of, this Agreement or any other Transaction Document;

(iii)           any representation, warranty or certification made by the Servicer in this Agreement or any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document shall prove to have been false or incorrect in any material respect when made or deemed made and such failure, if susceptible to a cure, shall continue unremedied for a period of twenty (20) Business Days after the first to occur of (x) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Borrower and (y) the date on which the Servicer becomes or reasonably should have become aware thereof;

(iv)          any failure by the Servicer to (A) deliver any Monthly Report on or before the date occurring two (2) Business Days after the date such Monthly Report is required to be delivered under the terms of this Agreement, or (B) deliver any notice set forth in Section 7.10(p) or any report set forth in clauses (b), (e), (g), (h), and (j) of Section 7.11. in each case, on or before the date occurring three (3) Business Days after the date such notice or report is required to be given under the terms of this Agreement;

(v)           other than as noted in clause (iv) above, the Servicer shall become unable to or shall fail to deliver any other reporting, certification, notification or other documentation required under this Agreement or any other Transaction Document or any financial or asset information reasonably requested by the Administrative Agent or any Managing Agent as provided herein is not provided as required or requested within thirty (30) days of the due date therefor or the receipt by the Servicer of any such request, as applicable

(vi)          except as otherwise provided in this Section 7.18, any failure on the part of the Servicer duly to observe or perform in any material respect any covenants or agreements of the Servicer set forth in this Agreement or any other Transaction Document to which it is a party as Servicer that continues unremedied for a period of thirty (30) days after the first to occur of (A) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Borrower and (B) the date on which the Servicer becomes or reasonably should have become aware thereof;

(vii)         an Insolvency Event with respect to the Servicer;

(viii)        the Servicer is terminated, removed, or assigns (or attempts to assign) its rights, obligations and duties under the Transaction Documents without the prior written consent of the Administrative Agent in breach of this Agreement;

(ix)           without the prior written consent of the Administrative Agent, the Servicer agrees or consents to, or otherwise permits to occur, any amendment or modification or rescission to the Credit and Collection Policy in whole or in part, in any manner that would have a material adverse effect on the Loans or a Material Adverse Effect;

(x)            an Event of Default occurs and is continuing;

(xi)           the Servicer shall (A) default in making any payment required to be made under any agreement for borrowed money to which it is a party in an aggregate amount in excess of $2,500,000 (excluding amounts payable from insurance proceeds), individually or in the aggregate, in each case after giving effect to any related cure period or (B) fail to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto) whether or not waived;

(xii)          (A) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $2,500,000 (excluding amounts payable from insurance proceeds) against the Servicer, and the Servicer or any related entity shall not have either (x) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (y) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within thirty (30) days from the date of entry thereof, or (B) the Servicer shall have made payments in excess of $2,500,000 in settlement of any litigation claim or dispute (exclusive of any amounts fully covered by insurance); or

(xiii)         as of any date of determination, the Borrower and Parent, determined on a collective basis, shall fail to maintain unencumbered liquidity (calculated as the sum of (A) cash, cash equivalents or readily saleable securities, (B) committed, undrawn equity capital, (C) committed, undrawn amounts under any of Parent’s other loan funding facilities, if any, (D) loans owned by the Parent that would constitute Eligible Loans hereunder if they were sold or contributed to the Borrower, and (E) the amount (if any) by which the Borrowing Base on such date exceeds the Advance Outstanding hereunder) in an amount at least equal to the greater of (x) $20,000,000 and (y) the aggregate Outstanding Loan Balance of all Transferred Loans to the largest Obligor multiplied by the applicable Advance Rate; or

(xiv)         any other event which would have a Material Adverse Effect with respect to the ability of Servicer to perform its payment or other material obligations under this Agreement or any other Transaction Document; or

(xv)         BCA and the Parent, combined. shall fail to maintain at least $4,000,000,000 of funded assets (including cash) under management; or

(xvi)        Sengal Selassie ceases to be actively involved in the affairs of BSA and its related management company affiliates and managed funds prior to the Collection Date and any such Person is not replaced with an individual satisfactory to the Administrative Agent in its sole discretion within 90 days; or; or

(xv)         the management agreement, by and between BCA and the Parent is no longer in effect.

then, notwithstanding anything herein to the contrary, so long as any such Servicer Termination Events shall not have been remedied at the expiration of any applicable cure period, the Administrative Agent may, or at the direction of the Required Lenders shall, by written notice to the Servicer (a “Termination Notice”), subject to the provisions of Section 7.19, either (i) terminate all of the rights and obligations of the Servicer as Servicer under this Agreement or (ii) terminate all of the rights and obligations of the Servicer as Servicer under this Agreement and simultaneously reappoint the Servicer for a period not to exceed one month (subject to renewal at the sole discretion of the Administrative Agent, acting at the direction of the Required Lenders), at the expiration of which appointment the Servicer’s rights and obligations hereunder shall automatically terminate without further action on the part of any party hereto. In addition to the foregoing, the Administrative Agent may request the assignment of any agreement for services utilized by the Servicer in servicing the Transferred Loans, and the Servicer shall use commercially reasonable efforts to promptly comply or cause the compliance with such request. The Servicer shall pay all reasonable set-up and conversion costs associated with the transfer of servicing rights to the Successor Servicer.

Section 7.19.     Appointment of Successor Servicer.

(a)           On and after the receipt by the Servicer of a Termination Notice pursuant to Section 7.18, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Termination Notice or otherwise specified by the Administrative Agent, to the Servicer in writing. Any Successor Servicer shall not (i) be responsible or liable for any past actions or omissions of the outgoing Servicer or (ii) be obligated to make Servicer Advances. The Administrative Agent may appoint, in consultation with each Managing Agent, a successor servicer to act as Servicer (in each such case, the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent.

(b)           Upon its appointment as Successor Servicer, the successor servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement, shall assume all Servicing Duties hereunder and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer. Any Successor Servicer shall be entitled, with the prior consent of the Administrative Agent, to appoint agents to provide some or all of its duties hereunder, provided that no such appointment shall relieve such Successor Servicer of the duties and obligations of the Successor Servicer pursuant to the terms hereof and that any such subcontract may be terminated upon the occurrence of a Servicer Termination Event.

(c)           All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of the Servicer under this Agreement and shall pass to and be vested in the Successor Servicer, and, without limitation, the Successor Servicer is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Successor Servicer in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing on the Collateral.

(d)           If the Borrower’s security interest in the collateral of a Transferred Loan is maintained by the Servicer or an Affiliate of the Servicer acting for the benefit of Borrower and other lenders with respect to the applicable Loan (whether as an administrative or collateral agent, a servicer or in any other capacity), upon the occurrence of any Servicer Termination Event hereunder, the Servicer shall take or shall cause such Affiliate of the Servicer to take, such reasonable measures as may be requested by the Administrative Agent hereunder to transfer its rights and obligations in connection therewith to a financial institution which would qualify as an Eligible Assignee hereunder, subject to the approval of the other lenders in respect of such Loan.

(e)           Until the transfer of its role as the servicer and/or administrative agent or collateral agent with regard to any Loan, the Servicer agrees to continue to act in such capacity, under the applicable Loan Documents, and hereby agrees that it will continue to process payments of Collections in accordance with the Loan Documents and herewith, and acknowledges its obligation to the applicable lenders (including the Borrower, as applicable) to allocate payments and collections in accordance with the Loan Documents and herewith. Upon appointment of the Successor Servicer pursuant to the terms hereof, the Servicer agrees to cooperate in a reasonable manner with the Successor Servicer in effecting the appropriate allocation of such payments and collections.

Article VIII

Events of Default

Section 8.1.     Events of Default. If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(a)            the Borrower shall fail to (i) make payment of any principal when due hereunder or under any Transaction Document, (ii) cause the Collection Date to occur on or prior to the Maturity Date, or (iii) make payment of any other Obligation, including Interest and fees, required to be made under this Agreement or any other Transaction Document and such failure shall continue for more than three (3) Business Days; or

(b)            any representation or warranty made or deemed made in this Agreement or any other Transaction Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Transaction Document or any amendment or modification hereof or thereof, shall prove to be incorrect in any material respect as of the time when the same shall have been made or deemed to have been made and, if susceptible to a cure, shall continue unremedied for a period of 30 days after the first to occur of (x) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower by the Administrative Agent and (y) the date on which the Borrower becomes or reasonably should have become aware thereof; or

(c)           any of (i) the occurrence of a Borrowing Base Deficiency left uncured for more than two (2) Business Days, (ii) a failure of the Interest Coverage Ratio Test left uncured for more than 30 days or if the IC Test falls below 125% or (iii) for any Settlement Period, the failure of the Rolling Six-Month Default Ratio Test; or

(d)           except as otherwise provided in this Section 8.1, (i) a failure by the Borrower to deliver (or cause to be delivered) any notice of an Event of Default or Unmatured Event of Default pursuant to Section 5.1(t)(i) when due and such failure is not cured within two (2) Business Days, (ii) a failure by the Borrower to deliver (or cause to be delivered) any Borrowing Base Certificate or Required Report when due and such default is not cured within three (3) Business Days; (iii) a default in the performance, or breach in a covenant by the Borrower with respect to the management and distribution of funds received with respect to the Collateral Loans and such default is not cured within three (3) Business Days; (iv) a failure by the Borrower to deliver (or cause to be delivered) any other information required to be delivered by the Borrower or any other material information requested by the Administrative Agent or the Secured Parties pursuant to Section 5.1(t) within five (5) Business Days of such request; or (v) a default in any material respect in the performance, or breach in any material respect, of any other covenant or other agreement of the Borrower, the Originator or the Servicer under this Agreement or the other Transaction Documents (other than failure to cure a Collateral Quality Test), and the continuation of such default, breach or failure for a period of thirty (30) days after the earlier of (x) written notice to the Borrower, the Originator or the Servicer (which may be by email) by the Administrative Agent, and (y) actual knowledge of the Borrower, the Originator, or the Servicer; or

(e)           the Borrower or the Servicer shall become an “investment company” subject to registration under the 1940 Act or any Governmental Authority with authority over the Administrative Agent or any Lender asserts that (i) the Borrower is (or may be deemed) a “covered fund” under the Volcker Rule and (ii) the terms of this Agreement or the Transaction Documents create an ownership interest (as defined in the Volcker Rule) in the Borrower; or

(f)            a Servicer Termination Event shall occur and be continuing; or

(g)           an Insolvency Event shall occur with respect to the Borrower, the Originator, or the Servicer; or

(h)           the Borrower, BCA or the Parent (i) defaults in making any payment required to be made under any agreement for borrowed money in excess of (A) $7,500,000 in the case of the Parent, (B) $5,000,000 in the case of BCA, or (C) $250,000 in the case of the Borrower, and such default is not cured within the relevant cure period or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto) and such failure, event or condition is not cured prior to the acceleration of such Indebtedness; or

(i)             the Borrower ceases to have a valid ownership interest in a material portion of the Collateral (subject to Permitted Liens) or the Administrative Agent, as agent for the Secured Parties, shall fail for any reason to have a valid and perfected first priority security interest in a material portion of the Collateral unless terminated in a manner expressly permitted under the Transaction Documents; or

(j)             (i) a final judgment for the payment of money in excess of (A) $7,500,000 individually or in the aggregate shall have been rendered against the Parent, (B) (A) $5,000,000 individually or in the aggregate shall have been rendered against BCA, or (C) $250,000 individually or in the aggregate against the Borrower by a court of competent jurisdiction and Brightwood Capital, BCA or the Borrower, as applicable, shall not have either: (x) discharged or provided for the discharge of such judgment in accordance with its terms within thirty (30) days, or (y) perfected a timely appeal of such judgment and caused the execution thereof to be stayed (by supersedes or otherwise) during the pendency of such appeal within thirty (30) days, or (ii) (A) the Borrower shall have made any payments in an aggregate amount in excess of $250,000, (B) Brightwood Capital shall have made payments in an aggregate amount in excess of $7,500,000, or (C) BCA shall have made payments in an aggregate amount in excess of $5,000,000, in each case, in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds); or

(k)            (i) the Borrower, the Originator, the Servicer or any Affiliate, directly or indirectly, disaffirms or contests the validity or enforceability of any Transaction Document or any material provision of any Transaction Document or (ii) the Borrower, the Originator, the Servicer or any Affiliate takes any action for the purpose of terminating, repudiating or rescinding any Transaction Document executed by it or any of its obligations thereunder or (iii) any Transaction Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Originator, the Servicer or any Affiliate; or

(l)             (i) the Borrower shall fail to maintain at least one Independent Director as required pursuant to Section 4.1(t); or (ii) the removal of any Independent Director of the Borrower without “cause” (as such term is defined in the organizational document of the Borrower), (iii) the Borrower shall appoint as an independent director or manager a Person that fails to satisfy the criteria set forth in the definition of “Independent Director”; or (iv) the Borrower shall fail to observe the covenants set forth in Section 5.1(l) such that the Borrower’s Counsel Non-Consolidation Opinion could no longer be rendered and no other reputable counsel of national standing could render a substantive “non-consolidation” opinion with respect to the Borrower and the Originator;

(m)           the Internal Revenue Service shall file notice of a lien (other than with respect to a Permitted Lien) pursuant to Section 6323 of the Code with regard to any assets of the Borrower or Brightwood Capital and such lien shall not have been released within five (5) Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or Brightwood Capital and such lien shall not have been released within five (5) Business Days; or

(n)           the Borrower, the Servicer or the Originator shall assign or attempt to assign any of its rights, obligations, or duties under the Transaction Documents without the prior written consent of each Lender; or

(o)           any Change of Control occurs; or

(p)           [reserved]; or

(p)           Failure of the Parent to maintain of status of business development company (“BDC”) under the Investment Company Act of 1940 and regulated investment company (“RIC”) under the Internal Revenue Code of 1986; or

(r)            The Asset Coverage Ratio, as reported within the Parent’s financial statements under GAAP, shall be less than the greater of (i) 150% (Fair Value of total assets to aggregate indebtedness) and (ii) the ratio permitted by the SEC under BDC regulatory requirements; or

(s)           The net income of the Parent, in accordance with GAAP, is negative for any two consecutive fiscal quarters or any trailing twelve-month (“TTM”) period; or

then, and in any such event, the Administrative Agent may, or shall at the request of the Required Lenders, by notice to the Borrower declare the Termination Date to have occurred, without demand, protest or future notice of any kind, all of which are hereby expressly waived by the Borrower, and all of the Advances Outstanding and all other amounts owing by the Borrower under this Agreement shall be accelerated and become immediately due and payable, provided, that in the event that the Event of Default described in subsection (g) above has occurred, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. Upon its receipt of written notice thereof, the Administrative Agent shall promptly notify each Lender of the occurrence of any Event of Default.

Section 8.2.     Remedies.

(a)           Upon any such declaration or automatic occurrence of the Termination Date as specified under Section 8.1, the Administrative Agent and the other Secured Parties shall have, in addition to all other rights and remedies under this Agreement or otherwise, all rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, including the Administrative Agent’s right, in its own name and as agent for the Secured Parties, to immediately, in consultation with each Managing Agent but without notice except as specified below, conduct (at the Servicer’s expense) the sale of all or any portion of the Collateral in one or more parcels, in good faith and in accordance with commercially reasonable practices, it being hereby agreed and acknowledged by the Borrower and the Servicer that (i) some or all of the Collateral is or may be of the type that threatens to decline speedily in value and (ii) neither the Administrative Agent nor any other Secured Party shall incur any liability as a result of the sale of all or any portion of the Collateral in good faith and in a commercially reasonable manner. If there is no recognizable public market for sale of any portion of Collateral, then a private sale of that Collateral may be conducted only on an arm’s length basis and in good faith and in accordance with commercially reasonable practices. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Administrative Agent will apply the proceeds of such sale to repay the Obligations.

(b)           Upon any such declaration or automatic occurrence of the Termination Date as specified under Section 8.1, the Borrower and the Servicer hereby agree that they will, at the expense of Borrower or, if such Termination Date occurred as a result of a Servicer Termination Event, at the expense of the initial Servicer or any Affiliate of the initial Servicer if appointed as Successor Servicer hereunder, and upon request of the Administrative Agent, forthwith, assemble all or any part of the Collateral as directed by the Administrative Agent, and make the same available to the Administrative Agent, at a place to be designated by the Administrative Agent.

(c)           Each of the Borrower and the Servicer agrees that the Administrative Agent shall have no general duty or obligation to make any effort to obtain or pay any particular price for any portion of the Collateral sold by the Administrative Agent pursuant to this Agreement. The Administrative Agent may, in its sole discretion, but subject to the requirement to adhere to commercially reasonable practices, among other things, accept the first offer received, or decide to approach or not to approach any potential purchasers. The Borrower and the Servicer hereby waive any claims against the Administrative Agent and the other Secured Parties arising by reason of the fact that the price at which any of the Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Borrower’s obligations under this Agreement, even if the Administrative Agent accepts the first offer received and does not offer any portion of the Collateral to more than one offeree; provided that the Administrative Agent has acted in a commercially reasonable manner in conducting such private sale. Without in any way limiting the Administrative Agent’s right to conduct a foreclosure sale in any manner which is considered commercially reasonable, each of the Borrower and the Servicer hereby agrees that any foreclosure sale conducted in accordance with the following provisions shall be considered a commercially reasonable sale, and each of the Borrower and the Servicer hereby irrevocably waives any right to contest any such sale conducted in accordance with the following provisions:

(1)            the Administrative Agent conducts such foreclosure sale in the State of New York;

(2)            such foreclosure sale is conducted in accordance with the laws of the State of New York; and

(3)            not more than thirty (30) days before, and not less than ten (10) days in advance of such foreclosure sale, the Administrative Agent notifies the Borrower and the Servicer at the address set forth herein of the time and place of such foreclosure sale.

(d)           If the Administrative Agent proposes to sell all or any part of the Collateral in one or more parcels at a public or private sale, at the request of the Administrative Agent, the Borrower and the Servicer shall make available to (i) the Administrative Agent, on a timely basis, all information (including any information that the Borrower and the Servicer is required by law or contract to be kept confidential) relating to the Collateral subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials requested by the Administrative Agent, and (ii) each prospective bidder, on a timely basis, all reasonable information relating to the Collateral subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials reasonably requested by each such bidder.

(e)           Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any portion of the Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any portion of the Collateral, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent on its behalf, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Administrative Agent or such court may determine. Each of the Borrower and the Servicer hereby acknowledges and agrees that (i) any and all claims, damages and demands against the Administrative Agent or the other Secured Parties arising out of, or in connection with, the exercise by the Administrative Agent of any of the rights or remedies pursuant to this Section 8.2 can be sufficiently and adequately remedied by monetary damages, (ii) no irreparable injury will be caused to the Borrower or Servicer as a result of, or in connection with, any such claims, damages or demands, and (iii) no equitable or injunctive relief shall be sought by the Borrower or the Servicer as a result of, or in connection with, any such claims, damages or demands.

(f)            During an Event of Default, the Administrative Agent is authorized to set off any and all amounts due to the Administrative Agent and/or the other Secured Parties hereunder against any amounts payable to the Borrower by the Administrative Agent and/or the other Secured Parties, in each case, as applicable and whether or not such amounts have matured.

(g)           The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Administrative Agent and the other Secured Parties otherwise available under any provision of this Agreement by operation of law, at equity or otherwise, each of which are expressly preserved. Notwithstanding the foregoing, all rights and remedies of the Secured Parties, including those in this Article VIII, shall be subject to Section 6.2(b)(ii).

Article IX

Indemnification

Section 9.1.     Indemnities by the Borrower.

(a)           Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Administrative Agent, the Managing Agents, any Successor Servicer, the Collateral Custodian, the Paying Agent, any Secured Party or its assignee and each of their respective Affiliates and officers, directors, employees, members and agents thereof (collectively, the “Indemnified Parties”), from and against any and all damages, losses, claims, liabilities, penalties, actions, suits, and judgments and related costs and expenses of any kind or nature whatsoever, including reasonable and documented attorneys’ fees and disbursements of outside counsel that may be incurred by or asserted or awarded against any Indemnified Party or other non-monetary damages of any such Indemnified Party (all of the foregoing being collectively referred to as “Indemnified Amounts”) in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Transaction Document, any Loan Document or any transaction contemplated hereby or thereby, excluding, however, (v) Indemnified Amounts solely to the extent arising from any dispute between or among Indemnified Parties and not involving the Borrower, provided that, the exclusion in this clause (v) shall not apply to the Paying Agent and the Collateral Custodian and the Paying Agent and Custodian shall remain entitled to Indemnified Amounts relating to such disputes, (w) Indemnified Amounts arising due to the deterioration in the credit quality or market value of the Transferred Loans or other Collateral hereunder to the extent that such credit quality or market value was not misrepresented in any material respect by the Borrower or any of its Affiliates, or any bankruptcy or insolvency (or other credit condition) of, or default by, the related Obligor, on any Transferred Loan, (x) Indemnified Amounts to the extent resulting from fraud, gross negligence, bad faith, material breach (excluding the Paying Agent and the Collateral Custodian) or willful misconduct on the part of any Indemnified Party, (y) Indemnified Amounts as to Increased Costs, which shall be the subject solely of Section 2.12, and (z) indirect, consequential, special, punitive or exemplary damages. This Section 9.1 shall not apply with respect to Taxes (which shall be the subject of Section 2.13) other than any Taxes that represent damages, losses, claims, liabilities, penalties, actions, suits, and judgments or related costs and expenses arising from any non-Tax claim. Without limiting the foregoing, but subject to the exclusions above, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:

(i)            any Loan treated as or represented by the Borrower to be an Eligible Loan that is not at the applicable time an Eligible Loan or the failure of any Eligible Loan to so qualify as a result of the action or inaction of the Borrower or the Servicer;

(ii)           any representation or warranty made or deemed made by the Borrower, the Servicer (if the Originator or one of its Affiliates) or any of their respective officers under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made or delivered;

(iii)          the failure by the Borrower or the Servicer (if the Originator or one of its Affiliates) to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law with respect to any Loan comprising a portion of the Collateral, or the nonconformity of any Loan, the Related Property with any such Applicable Law or any failure by the Originator, the Borrower or any Affiliate thereof to perform its respective duties under the Loans included as a part of the Collateral;

(iv)          the failure to vest and maintain vested in the Administrative Agent a first priority perfected security interest in the Collateral;

(v)           the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Collateral whether at the time of any Advance or at any subsequent time and as required by the Transaction Documents;

(vi)          any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Loan included as part of the Collateral that is, or is purported to be, an Eligible Loan (including, without limitation, (A) a defense based on the Loan not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms or (B) the equitable subordination of such Loan);

(vii)         any failure of the Borrower or the Servicer (if the Originator or one of its Affiliates) to perform its duties or obligations in accordance with the provisions of this Agreement or any failure by the Originator, the Borrower or any Affiliate thereof to perform its respective duties under the Transferred Loans;

(viii)        any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services that are the subject of any Loan included as part of the Collateral or the Related Property included as part of the Collateral;

(ix)           [reserved];

(x)            the commingling of Collections at any time with other funds;

(xi)           any repayment by the Administrative Agent, any Managing Agent or a Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder, in each case which amount the Administrative Agent, such Managing Agent or a Secured Party believes in good faith is required to be repaid;

(xii)          any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of proceeds of any Advance or in respect of any Loan included as part of the Collateral or the Related Property included as part of the Collateral of the ownership of any Loan or any Related Property relating to any Loan or any other investigation, litigation or proceeding relating to the Borrower or the Servicer in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(xiii)         any action or omission by the Servicer or the Borrower which reduces or impairs the rights of the Borrower or the Administrative Agent, any Managing Agent or any Secured Party with respect to any Loan included as part of the Collateral or the value of any such Loan (other than any such action which is expressly permitted under Article VII hereof);

(xiv)         any failure by the Borrower to give reasonably equivalent value to the Originator in consideration for the transfer by the Originator to the Borrower of any Loan or the Related Property or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xv)          the failure of the Borrower, the Servicer or any of their respective agents or representatives to remit to the Administrative Agent, Collections on the Collateral remitted to the Borrower, the Servicer or any such agent or representative in accordance with the terms hereof or of any other Transaction Document;

(xvi)         any inability to litigate any claim against any Obligor in respect of any Collateral as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(xvii)        any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Originator, the Servicer or the Borrower or to qualify to do business or file any notice or business activity report or any similar report;

(xviii)       any action taken by the Servicer or the Borrower or its respective agents or representatives in the enforcement or collection of any Collateral or with respect to any Related Property; and

(xix)         any fraud or material misrepresentation by the Borrower, the Servicer, or on the part of the Obligor with respect to any Loan.

(b)           Any amounts subject to the indemnification provisions of this Section 9.1 shall be paid by the Borrower to the applicable Indemnified Party within the later of 30 days and the next succeeding Payment Date following the Administrative Agent’s (or such Indemnified Party’s) demand therefor; provided that all amounts payable pursuant to this Section 9.1 shall be payable solely in accordance with Section 2.8.

(c)           If for any reason the indemnification provided above in this Section 9.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d)           The obligations of the Borrower under this Section 9.1 shall survive the removal of the Administrative Agent, the Paying Agent, the Collateral Custodian, or any Managing Agent and the termination of this Agreement.

(e)           The parties hereto agree that the provisions of Section 9.1 shall not be interpreted to provide recourse to the Borrower against loss by reason of the bankruptcy or insolvency (or other credit condition) of, or default by, an Obligor on, any Transferred Loan.

Section 9.2.     Indemnities by the Servicer.

(a)           Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party, from and against any and all Indemnified Amounts (calculated without duplication of Indemnified Amounts paid by the Borrower pursuant to Section 9.1 above) awarded against or incurred by any such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of the Servicer in violation of the Transaction Documents, including, but not limited to (i) any representation or warranty made by the Servicer under or in connection with any Transaction Documents to which it is a party, any Monthly Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made, (ii) the failure by the Servicer to comply with any Applicable Law, (iii) the failure of the Servicer to comply with its material duties or obligations in accordance with this Agreement, (iv) any litigation, proceedings or investigation against the Servicer, or (v) the failure of any Eligible Loan to so qualify as a result of the action or inaction of the Servicer, excluding, however, (a) Indemnified Amounts solely to the extent arising from any dispute between or among Indemnified Parties and not involving the Servicer; provided that, the exclusion in this clause (a) shall not apply to the Paying Agent and the Collateral Custodian and the Paying Agent and Custodian shall remain entitled to Indemnified Amounts relating to such disputes, (b) Indemnified Amounts arising due to the deterioration in the credit quality or market value of the Transferred Loans or other Collateral hereunder to the extent that such credit quality or market value was not misrepresented in any material respect by the Servicer, or any bankruptcy or insolvency (or other credit condition) of, or default by, the related Obligor, on any Transferred Loan, (c) Indemnified Amounts to the extent resulting from fraud, gross negligence, bad faith, material breach (excluding the Paying Agent and the Collateral Custodian) or willful misconduct on the part of any Indemnified Party, and (d) indirect, consequential, special, punitive or exemplary damages. This Section 9.2 shall not apply with respect to Taxes other than any Taxes that represent damages, losses, claims, liabilities, penalties, actions, suits, and judgments or related costs and expenses arising from any non-Tax claim. The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof. If the Servicer has made any indemnity payment pursuant to this Section 9.2 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts, the recipient shall repay to the Servicer an amount equal to the amount it has collected from others in respect of such indemnified amounts. Any amounts subject to the indemnification provisions of this Section 9.2 shall be paid by the Servicer to the applicable Indemnified Party within ten (10) Business Days following the Administrative Agent’s (or such Indemnified Party’s) demand therefor.

(b)          If for any reason the indemnification provided above in this Section 9.2 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then Servicer shall contribute to the amount paid or payable to such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and Servicer on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(c)           The obligations of the Servicer under this Section 9.2 shall survive the resignation or removal of the Administrative Agent or any Managing Agents and the termination of this Agreement.

(d)           The parties hereto agree that the provisions of this Section 9.2 shall not be interpreted to provide recourse to the Servicer against loss by reason of the bankruptcy or insolvency (or other credit condition) of, or default by, the related Obligor, on any Transferred Loan.

(e)           The Servicer shall not be permitted to liquidate any of the Collateral to pay any indemnification payable by the Servicer pursuant to this Section 9.2.

Article X

The Administrative Agent and the Managing Agents

Section 10.1.     Authorization and Action.

(a)           Each Secured Party hereby designates and appoints KeyBank as Administrative Agent hereunder, and authorizes KeyBank to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or otherwise exist for the Administrative Agent. In performing its functions and duties hereunder, the Administrative Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or Applicable Law. The appointment and authority of the Administrative Agent hereunder shall terminate at the indefeasible payment in full of the Obligations.

(b)           Each Lender hereby designates and appoints the Managing Agent for such Lender’s Lender Group as its Managing Agent hereunder, and authorizes such Managing Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Managing Agents by the terms of this Agreement together with such powers as are reasonably incidental thereto. No Managing Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the applicable Managing Agent shall be read into this Agreement or otherwise exist for the applicable Managing Agent. In performing its functions and duties hereunder, each Managing Agent shall act solely as agent for the Lenders in the related Lender Group and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. No Managing Agent shall be required to take any action that exposes it to personal liability or that is contrary to this Agreement or Applicable Law. The appointment and authority of each Managing Agent hereunder shall terminate at the indefeasible payment in full of the Obligations.

Section 10.2.     Delegation of Duties.

(a)           The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(b)           Each Managing Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Managing Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 10.3.     Exculpatory Provisions.

(a)           Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Administrative Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. The Administrative Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. The Administrative Agent shall not be deemed to have knowledge of any Event of Default unless the Administrative Agent has received notice of such Event of Default, in a document or other written communication titled “Notice of Event of Default” from the Borrower or a Secured Party.

(b)           Neither any Managing Agent nor any of its respective directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of a Managing Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to the Administrative Agent or any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. No Managing Agent shall be under any obligation to the Administrative Agent or any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. No Managing Agent shall be deemed to have knowledge of any Event of Default unless such Managing Agent has received notice of such Event of Default, in a document or other written communication titled “Notice of Event of Default” from the Borrower, the Administrative Agent or a Secured Party.

(c)           None of the Administrative Agent, any Managing Agent or any Lender shall be deemed to have any fiduciary relationship with the Borrower or the Servicer under this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities creating any such fiduciary relationship shall be inferred from or in connection with this Agreement except as otherwise provided herein or under Applicable Law.

Section 10.4.     Reliance.

(a)           The Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Required Lenders or all of the Secured Parties, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders, provided, that, unless and until the Administrative Agent shall have received such advice, the Administrative Agent may take or refrain from taking any action, as the Administrative Agent shall deem advisable and in the best interests of the Secured Parties, The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Lenders or all of the Secured Parties, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.

(b)           Each Managing Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Managing Agent. Each Managing Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Lenders in its related Lender Group as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders in its related Lender Group, provided that unless and until such Managing Agent shall have received such advice, the Managing Agent may take or refrain from taking any action, as the Managing Agent shall deem advisable and in the best interests of the Lenders in its Lender Group. Each Managing Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Lenders in such Managing Agent’s Lender Group and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders in such Managing Agent’s Lender Group.

Section 10.5.     Non-Reliance on Administrative Agent, Managing Agents and Other Lenders. Each Secured Party expressly acknowledges that neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any other Secured Party hereafter taken, including, without limitation, any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent or any other Secured Party. Each Secured Party represents and warrants to the Administrative Agent and to each other Secured Party that it has and will, independently and without reliance upon the Administrative Agent or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement.

Section 10.6.     Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent, and the Lenders in each Lender Group agree to reimburse the Managing Agent for such Lender Group, and their respective officers, directors, employees, representatives and agents ratably according to their Commitments, as applicable, to the extent not paid or reimbursed by the Borrower (i) for any amounts for which the Administrative Agent, acting in its capacity as Administrative Agent, or any Managing Agent, acting in its capacity as a Managing Agent, is entitled to reimbursement by the Borrower hereunder and (ii) for any other expenses incurred by the Administrative Agent, in its capacity as Administrative Agent, or any Managing Agent, acting in its capacity as a Managing Agent, and acting on behalf of the related Lenders, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.

Section 10.7.     Administrative Agent and Managing Agents in their Individual Capacities. The Administrative Agent, each Managing Agent and each of their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though the Administrative Agent or such Managing Agent, as the case may be, were not the Administrative Agent or a Managing Agent, as the case may be, hereunder. With respect to the acquisition of Advances pursuant to this Agreement, the Administrative Agent, each Managing Agent and each of their respective Affiliates shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent or a Managing Agent, as the case may be, and the terms “Lender” “Lender” “Lenders” and “Lenders” shall include the Administrative Agent or a Managing Agent, as the case may be, in its individual capacity.

Section 10.8.     Successor Administrative Agent or Managing Agent.

(a)           The Administrative Agent may, upon thirty (30) days’ notice to the Borrower and the Secured Parties, and the Administrative Agent will, upon the direction of all of the Lenders resign as Administrative Agent. If the Administrative Agent shall resign, then the Required Lenders shall appoint from among the Secured Parties a successor agent, subject to the consent of the Borrower (not to be unreasonably withheld and not required during an Event of Default). If for any reason no successor Administrative Agent is appointed by the Required Lenders within 30 days of such resignation, then effective upon the expiration of such 30-day period, the Secured Parties shall perform all of the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations or under any Fee Letter delivered by the Borrower to the Administrative Agent and the Secured Parties directly to the applicable Managing Agents, on behalf of the Lenders in the applicable Lender Group and for all purposes shall deal directly with the Secured Parties, provided that the Borrower may petition any court having valid jurisdiction to appoint a successor Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of Article IX and Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(b)           Any Managing Agent may, upon five (5) days’ notice to the Borrower, the Administrative Agent and the related Lenders, and any Managing Agent will, upon the direction of all of the related Lenders resign as a Managing Agent. If a Managing Agent shall resign, then the related Lenders during such 5-day period shall appoint from among the related Lenders a successor Managing Agent. If for any reason no successor Managing Agent is appointed by such Lenders during such 5-day period, then effective upon the expiration of such 5-day period, such Lenders shall perform all of the duties of the related Managing Agent hereunder. After any retiring Managing Agent’s resignation hereunder as a Managing Agent, the provisions of Article IX and Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Managing Agent under this Agreement.

Section 10.9.      Erroneous Payments. (a) If the Paying Agent or the Administrative Agent (a “Payor”) notifies a Secured Party or any Person who has received funds on behalf of a Secured Party (any such Secured Party or other recipient, a “Payment Recipient”) that the Payor has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Payor or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Payor, and such Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter, return to the Payor the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Payor in same day funds at the greater of the Overnight Rate/Federal Funds Rate and a rate determined by the Payor in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)           Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Payor (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Payor (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)            an error may have been made (in the case of immediately preceding clauses (x) or (y)) or an error has been made (in the case of immediately preceding clause (z)) with respect to such payment, prepayment or repayment; and

(ii)            such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Payor of its receipt of such payment, prepayment or repayment, the details thereof and that it is so notifying the Payor pursuant to this Section 10.9(b).

(c)           Each Secured Party hereby authorizes the Payor to set off, net and apply any and all amounts at any time owing to such Secured Party under any Transaction Document, or otherwise payable or distributable by the Payor to such Secured Party from any source, against any amount due to the Payor under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)            In the event an Erroneous Payment (or portion thereof) is not recovered by the Payor for any reason, after demand therefor by the Payor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Payor’s request to such Lender at any time, (i) such Lender shall be deemed to have assigned its Advance (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Payor in such instance), and is hereby (together with the Borrower and Administrative Agent) deemed to execute and deliver an Assignment and Acceptance with respect to such Erroneous Payment Deficiency Assignment, (ii) the Payor as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment and (iii) upon such deemed acquisition, the Payor as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Payor from the Borrower for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Payor for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

(g)            Each party’s obligations, agreements and waivers under this Section 10.9 shall survive the resignation or replacement of the Payor, any transfer of rights or obligations by, or the replacement of, a Secured Party the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.

Article XI

Assignments; Participations

Section 11.1.      Assignments and Participations. (a) The Borrower shall not have the right to assign its rights or obligations under this Agreement. The Servicer shall not, without the prior written consent of the Administrative Agent, have the right to assign its rights or obligations under this Agreement.

(b)            Any Lender may at any time and from time to time assign to one or more Persons (“Purchasing Lenders”) that are Eligible Assignees all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit B hereto (the “Assignment and Acceptance”) executed by such Purchasing Lender and such selling Lender. In addition, except with respect to an assignment to an Affiliate of such Lender, so long as no Event of Default has occurred and is continuing at such time, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required prior to the effectiveness of any such assignment; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent and the assigning Lender within fifteen (15) Business Days after having received written notice thereof. Each assignee of a Lender must be an Eligible Assignee and must agree to deliver to the Administrative Agent, promptly following any request therefor by the Managing Agent for its Lender Group, an enforceability opinion in form and substance satisfactory to such Managing Agent. Upon delivery of the executed Assignment and Acceptance to the Administrative Agent, such selling Lender shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Purchasing Lender shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement to the same extent as if it were an original party hereto and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required. The Lenders agree that any assignments arranged by the Borrower or any of its Affiliates (other than pursuant to Section 2.12 or 12.1) shall be offered to the Lenders ratably, and if accepted by each Lender in its sole discretion, shall be made by the Lenders ratably.

(c)            By executing and delivering an Assignment and Acceptance, the Purchasing Lender thereunder and the selling Lender thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such selling Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Purchasing Lender confirms that it has received a copy of this Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) such Purchasing Lender will, independently and without reliance upon the Administrative Agent or any Managing Agent, the selling Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (iv) such Purchasing Lender and such selling Lender confirm that such Purchasing Lender is an Eligible Assignee; (v) such Purchasing Lender appoints and authorizes each of the Administrative Agent and the applicable Managing Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such Purchasing Lender agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)           The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the principal amount (and stated interest) of each Advance owned by each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Lenders, the Borrower and the Managing Agents shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Lenders, any Managing Agent, the Servicer or the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(e)            Subject to the provisions of this Section 11.1, upon their receipt of an Assignment and Acceptance executed by a selling Lender and a Purchasing Lender, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, accept such Assignment and Acceptance, and the Administrative Agent shall then (i) record the information contained therein in the Register and (ii) give prompt notice thereof to each Managing Agent.

(f)            Any Lender may, in the ordinary course of its business at any time sell to one or more Persons (each a “Participant”) participating interests in the Advances made by such Lender or any other interest of such Lender hereunder to a Person that qualifies as an Eligible Assignee, provided that, except with respect to a participation to an Affiliate of such Lender, so long as no Event of Default has occurred and is continuing at such time, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required prior to the effectiveness of any such participation. Notwithstanding any such sale by a Lender of a participating interest to a Participant, such Lender’s rights and obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance of its obligations hereunder, and the Borrower, the other Lenders, the Managing Agents and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not restrict such Lender’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification set forth in Section 12.1(iii) of this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.12 (subject to the requirements and limitations therein, including the requirements under Sections 2.13(d), 2.13(e), 2.13(f), 2.13(g) and 2.13(l) (it being understood that the documentation required under Sections 2.13(d), 2.13(e), 2.13(f), 2.13(g) and 2.13(l) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 11.1; provided that such Participant shall not be entitled to receive any greater payment under Section 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Participant shall be bound by and subject to Section 12.12 hereof. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Advance or other obligations under any Transaction Documents) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)           Each Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.1, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or Servicer furnished to such Lender by or on behalf of the Borrower or the Servicer so long as such recipient has agreed to be bound by Section 12.12 or a substantially similar agreement.

(h)           Nothing herein shall prohibit any Lender from pledging or assigning as collateral any of its rights under this Agreement to any Federal Reserve Bank or other central bank having jurisdiction over such Lender in accordance with Applicable Law and any such pledge or collateral assignment may be made without compliance with Section 11.1(b) or Section 11.1(c).

(i)            In the event any Lender causes increased costs, expenses or Taxes to be incurred by the Administrative Agent, the Managing Agents, or the Borrower in connection with the assignment or participation of such Lender’s rights and obligations under this Agreement to an Eligible Assignee then such Lender agrees that it will make reasonable efforts to assign such increased costs, expenses or Taxes to such Eligible Assignee in accordance with the provisions of this Agreement.

(j)            Notwithstanding anything to the contrary set forth herein or in any other Transaction Document, each Lender hereunder, and each Participant, must at all times be a “qualified purchaser” as defined in the Investment Company Act (a “Qualified Purchaser”) and a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “QIB”). Each Lender represents to the Borrower, (i) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Acceptance) and (ii) on the date of any Advance hereunder, that it is a Qualified Purchaser and a QIB. Each Lender further agrees that it shall not assign, or grant any participations in, any of its Advances to any Person unless such Person is a Qualified Purchaser and a QIB.

Article XII

Miscellaneous

Section 12.1.      Amendments and Waivers. Except as provided in this Section 12.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Servicer, the Administrative Agent, the Managing Agents and the Required Lenders; provided, however, that (i) without the consent of the Lenders in any Lender Group (other than the Lender Group to which such Lenders are being added), the Administrative Agent and the applicable Managing Agent may, with the consent of Borrower, amend this Agreement solely to add additional Persons as Lenders hereunder, and (ii) the consent of each Lender, in addition to the Borrower, the Servicer and the Administrative Agent, shall be required to: (A) extend the Maturity Date or the date of any payment or deposit of Collections by the Borrower or the Servicer, (B) reduce the amount (other than by reason of the repayment thereof) or extend the time of payment of the Advances Outstanding or reduce the rate or extend the time of payment of Interest (or any component thereof) (other than the waiver of default Interest), (C) reduce any fee payable to the Administrative Agent or any Managing Agent for the benefit of the Lenders, (D) amend, modify or waive any provision of the definition of “Required Lenders” or Sections 11.1(b), 12.1, 12.9, or 12.10, (E) consent to or permit the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (F) amend or waive any Servicer Termination Event or Event of Default, (G) change the definition of “Borrowing Base,” “Collateral Quality Test”, “Eligible Loan” or “Payment Date,” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

No amendment, waiver or other modification having a material effect on the rights or obligations of the Collateral Custodian shall be effective against such Person without the written agreement of the Collateral Custodian. The Borrower or the Servicer on its behalf will deliver a copy of all waivers and amendments to the Collateral Custodian.

Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), such Lender shall have no other commitment or other obligation hereunder (but such Lender shall continue to be entitled to the benefits of and subject to the obligations under Sections 2.12, 2.13, 9.1, 9.2 and 12.8) and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement, and the Borrower may require any Lender withholding its consent to an amendment that has been approved by the Required Lenders to assign its Advances and other Obligations to an Eligible Assignee.

Section 12.2.      Notices, etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and mailed, sent by overnight courier, transmitted or hand delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or specified in such party’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (i) notice by mail, five (5) days after being deposited in the United States mail, first class postage prepaid, (ii) notice by courier mail, when it is officially recorded as being delivered to the intended recipient by return receipt, proof of delivery or equivalent, or (iii) notice by facsimile copy or e-mail, when verbal or non-automated electronic communication of receipt by the recipient thereof is obtained, except that notices and communications pursuant to this Section 12.2 shall not be effective until received with respect to any notice sent by mail.

Section 12.3.      No Waiver, Rights and Remedies. No failure on the part of the Administrative Agent or any Secured Party or any assignee of any Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 12.4.      Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Administrative Agent, the Secured Parties and their respective successors and permitted assigns.

Section 12.5.      Term of this Agreement. This Agreement, including, without limitation, the Borrower’s obligation to observe its covenants set forth in Article V, and the Servicer’s obligation to observe its covenants set forth in Article VII, shall remain in full force and effect until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Articles III and IV and the indemnification and payment provisions of Article IX and Article X and the provisions of Section 12.9 and Section 12.10 shall be continuing and shall survive any termination of this Agreement.

Section 12.6.      Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York but otherwise without regard to conflicts of law principles). Each of the Secured Parties, the Borrower, the Servicer and the Administrative Agent hereby agrees to the non-exclusive jurisdiction of any federal court located within the state of New York. Each of the parties hereto and each secured party hereby waives any objection based on forum non conveniens, and any objection to venue of any action instituted hereunder in any of the aforementioned courts and consents to the granting of such legal or equitable relief as is deemed appropriate by such court.

Section 12.7.      Waiver of Jury Trial. To the extent permitted by applicable law, each of the Secured Parties, the Borrower, the Servicer and the Administrative Agent waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise between the parties hereto arising out of, connected with, related to, or incidental to the relationship between any of them in connection with this Agreement or the transactions contemplated hereby. Instead, any such dispute resolved in court will be resolved in a bench trial without a jury.

Section 12.8.      Costs and Expenses. In addition to the rights of indemnification granted to the Administrative Agent, the Managing Agents, the other Secured Parties and its or their Affiliates and officers, directors, employees and agents thereof under Article IX hereof, the Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Collateral Custodian incurred in connection with the on-site due diligence or with the preparation, negotiation, execution, delivery, administration (including periodic auditing), amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable and documented costs, fees and expenses of any third-party auditor engaged under the terms of this Agreement and the reasonable and documented fees and out-of-pocket expenses of outside counsel for the Administrative Agent and the Collateral Custodian with respect thereto and with respect to advising the Administrative Agent and the Collateral Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all reasonable and documented out-of-pocket costs and expenses, if any (including reasonable and documented outside counsel fees and expenses), incurred by the Administrative Agent, the Managing Agents or the other Secured Parties in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith; provided that all amounts payable pursuant to this Section 12.8 shall be payable solely in accordance with Section 2.8. For the avoidance of doubt, any amount payable under this Section 12.8 to any Person other than the Administrative Agent, the Paying Agent and the Collateral Custodian shall not constitute Administrative Expenses.

Section 12.9.      No Proceedings. Subject to the following proviso, each of the parties hereto hereby agrees that it will not institute against, or join any other Person in instituting against the Borrower any Insolvency Proceeding so long as there shall not have elapsed one year and one day since the Collection Date; provided, that this Section 12.9 shall not restrict the Administrative Agent or any Secured Party from joining any other Person in instituting against the Borrower any Insolvency Proceeding if 100% of the Lenders have consented thereto.

Section 12.10.      Recourse Against Certain Parties. (a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any Person or any manager or administrator of such Person or any incorporator, affiliate, stockholder, officer, employee or director of such Person or of the Borrower or of any such manager or administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise.

(b)            The provisions of this Section 12.10 shall survive the termination of this Agreement.

Section 12.11.      Protection of Security Interest; Appointment of Administrative Agent as Attorney-in-Fact. (a) The Borrower shall, or shall cause the Servicer to, cause all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Administrative Agent as agent for the Secured Parties and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Administrative Agent as agent for the Secured Parties hereunder to all property comprising the Collateral. The Borrower shall deliver or, shall cause the Servicer to deliver, to the Administrative Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Borrower and the Servicer shall cooperate fully in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 12.11.

(b)            The Borrower agrees that from time to time, at its expense, it will promptly authorize, execute and deliver all instruments and documents, and take all actions, that may reasonably be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted in the Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any Transaction Document.

(c)            If the Borrower or the Servicer fails to perform any of its obligations hereunder after five Business Days’ notice from the Administrative Agent, the Administrative Agent or any Lender may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Lender’s reasonable costs and expenses incurred in connection therewith shall be payable by the Borrower (if the Servicer that fails to so perform is the Borrower or an Affiliate thereof) as provided in Article IX, as applicable. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower, (i) to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral, including, without limitation, one or more financing statements describing the collateral covered thereby as “all assets of the Debtor whether now owned or hereafter acquired and wheresoever located, including all accessions thereto and proceeds thereof” or words of similar effect, and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.

(d)            Without limiting the generality of the foregoing, Borrower will, not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 3.1 or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:

(i)            authorize, deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii)            deliver or cause to be delivered to the Administrative Agent an opinion of the counsel for Borrower, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and the Lenders, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and otherwise to the effect that the Collateral hereunder continues to be subject to a perfected security interest in favor of the Administrative Agent, as agent for the Secured Parties, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 12.12.      Confidentiality; Conflicts of Interest. (a) Each of the Administrative Agent, the Managing Agents, the other Secured Parties, each Participant and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and the other confidential proprietary information with respect to the other parties hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants and attorneys and as required by an Applicable Law, or as required by an order of any judicial or administrative proceeding, (ii) disclose the existence of this Agreement, but not the financial terms thereof, (iii) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents or Loan Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents or Loan Documents and (iv) disclose such information to its Affiliates to the extent necessary in connection with the administration or enforcement of this Agreement or the other Transaction Documents.

(b)            Anything herein to the contrary notwithstanding, the Borrower hereby consents to the disclosure of any nonpublic information with respect to it for use in connection with the transactions contemplated herein and in the Transaction Documents (i) to the Administrative Agent or the Secured Parties by each other, (ii) by the Administrative Agent or the Secured Parties to any prospective or actual Eligible Assignee or participant of any of them or in connection with a pledge or assignment to be made pursuant to Section 11.1(h) so long as the recipient has agreed to be bound by this Section 12.12 or a substantially similar agreement or (iii) by the Administrative Agent or the Secured Parties to any provider of a surety, guaranty or credit or liquidity enhancement to a Secured Party and to any officers, directors, members, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information and agrees to be bound hereby. In addition, the Secured Parties and the Administrative Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings, including, without limitation, at the request of any self-regulatory authority having jurisdiction over a Lender.

(c)            The Borrower and the Servicer each agrees that it shall not (and shall not permit any of its Affiliates to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the Transaction Documents without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, in which case the Borrower or the Servicer shall consult with the Administrative Agent and each Managing Agent prior to the issuance of such news release or public announcement. The Borrower and the Servicer each may, however, disclose the general terms of the transactions contemplated by this Agreement and the Transaction Documents to trade creditors, suppliers and other similarly-situated Persons so long as such disclosure is not in the form of a news release or public announcement.

(d)            The Borrower acknowledges that the Lenders and the Managing Agents (and their Affiliates) may be providing financing or other services to other companies in respect of which Borrower or its Affiliates may have conflicting interests. The Borrower acknowledges that no Lender, Managing Agent, or any Affiliate thereof shall have any obligation to use in connection with the transactions contemplated by the Transaction Documents, or to furnish to the Borrower or its Affiliates, any confidential information obtained from such other companies.

Section 12.13.      Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Counterparts may be executed and delivered via facsimile, electronic mail or other transmission method and may be executed by electronic signature (including, without limitation, any .pdf file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under E-SIGN or ESRA, which includes any electronic signature provided using Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower and reasonably available at no undue burden or expense to the Collateral Custodian or the Paying Agent together with any requested certificate of completion or other evidence of authentication) and any counterpart so delivered shall be valid, effective and legally binding as if such electronic signatures were handwritten signatures and shall be deemed to have been duly and validly delivered for all purposes hereunder. Delivery of an executed signature page of this Agreement by facsimile, electronic mail or other transmission method shall be effective as delivery of a manually executed counterpart hereof.

Section 12.14.      Patriot Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the Servicer that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the Servicer, which information includes the name and address of the Borrower and the Servicer and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the Servicer in accordance with the USA Patriot Act.

Section 12.15.      Legal Holidays. In the event that the date of any Payment Date, date of prepayment or Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any Transaction Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such Payment Date, date of prepayment or Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.

Section 12.16      No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, the Servicer, their stockholders and/or their affiliates. The Borrower and the Servicer (collectively, solely for purposes of this paragraph, the “Credit Parties”) each agree that nothing in the Transaction Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower or the Servicer, its stockholders or its affiliates, on the other. The Borrower and the Servicer acknowledge and agree that (i) the transactions contemplated by the Transaction Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower and the Servicer, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower or the Servicer, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower or the Servicer, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower or the Servicer except the obligations expressly set forth in the Transaction Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower or the Servicer, or its management, stockholders, creditors or any other Person. Each of the Borrower and the Servicer acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each of the Borrower and the Servicer agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Person, in connection with such transaction or the process leading thereto.

Section 12.17      Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(a)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)            the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Article XIII

The Collateral Custodian

Section 13.1.           Designation of Collateral Custodian.

(a)         Initial Collateral Custodian. The role of collateral custodian with respect to the Loan Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 13.1. Until the Administrative Agent shall give to U.S. Bank National Association a Collateral Custodian Termination Notice, U.S. Bank National Association is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Collateral Custodian pursuant to the terms hereof.

(b)         Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 13.4, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder. Any successor Collateral Custodian shall be a state or national bank or trust company that is not an Affiliate of the Borrower, that has a deposit rating of at least “A2” or a short-term debt rating of at least “P-1” by Moody’s and capital and surplus of at least U.S.$200,000,000 and that is a Securities Intermediary.

Section 13.2.      Duties of Collateral Custodian.

(a)         Appointment. Each of the Borrower and the Administrative Agent hereby designate and appoint the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof.

(b)         Duties. On or before the Effective Date, and until its removal pursuant to Section 13.4, the Collateral Custodian shall perform, on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:

(i)         In connection with the delivery of a Loan Checklist Delivery Letter pursuant to Section 2.2(b)(iv), 2.15(a) or 2.15(c) on a Funding Date, a Substitution Date or Acquisition Date, as the case may be, no later than three (3) Business Days after such Funding Date, Substitution Date or Acquisition Date, as applicable, the Borrower shall deliver to the Administrative Agent and the Collateral Custodian electronic copies of the Required Loan Documents for the Transferred Loans Conveyed on such Funding Date, Substitution Date or Acquisition Date. The Collateral Custodian shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to the definition of “Eligible Loans” in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Administrative Agent, as agent for the Secured Parties. Within ten (10) Business Days following the any Funding Date (and provided the Collateral Custodian has received the Transferred Loan Checklist) with respect to the Transferred Loans Conveyed on such Funding Date and five (5) Business Days of its receipt of any Loan Documents and the Transferred Loan Checklist with respect to any Substitute Loans and any Acquired Loans (the “Review Period”), the Collateral Custodian shall review the Required Loan Documents delivered to it to confirm that (A) if the files delivered per the following sentence indicate that any document must contain an original signature, each such document appears to bear the original signature, or if the file indicates that such document may contain a copy of a signature, that such copies appear to bear an original or a reproduction of such signature and (B) based on a review of the applicable note, the related initial Loan balance when entered into or obtained by the Borrower, Loan identification number and Obligor name with respect to such Loan is referenced on the related Loan List and is not a duplicate Loan (such items (A) through (B) collectively, the “Review Criteria”) and shall prepare a report substantially in the form of Exhibit H (the “Custodial Receipt”) including the Exceptions Report attached as Schedule A. If so requested by the Collateral Custodian, in order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of Loan Documents hereunder to the Collateral Custodian, the Servicer shall provide to the Collateral Custodian an electronic file (in EXCEL or a comparable format acceptable to the Collateral Custodian) or the related Transferred Loan Checklist that contains a list of all Required Loan Documents and whether they require original signatures, the Loan identification number and the name of the Obligor and the initial Loan balance when entered into or obtained by the Borrower with respect to each related Loan. At the conclusion of such review, the Collateral Custodian shall determine that there are discrepancies in any Review Criteria, the Collateral Custodian shall include a list of the Review Criteria discrepancies (an “Exception Report”) in its Custodial Receipt to the Servicer and the Administrative Agent. The Servicer shall have ten (10) Business Days to correct any non-compliance with any Review Criteria listed on the Exception Report. If after the conclusion of such time period the Servicer has still not cured any discrepancies listed on the Exception Report to the Administrative Agent’s satisfaction, the Administrative Agent shall promptly notify the Borrower of such determination by providing a written notice to the Servicer. In addition, if requested in writing in the form of Exhibit E by the Borrower and approved by the Administrative Agent, the Collateral Custodian shall return the Loan Documents for any Loan which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Loan Documents.

The Borrower shall deliver, or cause to be delivered, to the Collateral Custodian all of the Required Loan Documents for each Loan Document owned by the Borrower at any time during the term of this Agreement at the address identified herein. The Collateral Custodian shall not be responsible for any Loan Document until actually received by it.

Notwithstanding any language to the contrary herein, the Collateral Custodian shall make no representations as to, and shall not be responsible to verify, (i) the validity, legality, ownership, title, perfection, priority, enforceability, due authorization, recordability, sufficiency for any purpose, or genuineness of any of the documents contained in the Loan Documents or (ii) the collectability, insurability, effectiveness or suitability of any such Loan Document.

(ii)         In taking and retaining custody of the Loan Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Secured Parties.

(iii)        All Loan Documents that are originals or copies of promissory notes or allonges shall be kept in fire resistant vaults, rooms or cabinets at the Custody Facilities. All Loan Documents that are originals or copies shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit identification, retrieval and access. All Loan Documents that are delivered to the Collateral Custodian in electronic format shall be saved onto disks and/or onto the Collateral Custodian’s secure computer system, and maintained in a manner so as to permit retrieval and access.

(iv)       The Servicer and the Administrative Agent may request that the Collateral Custodian provide an updated list of Loans for which it holds Required Loan Documents and the related Exception Report.

(v)        On each Reporting Date, the Collateral Custodian shall provide a written report to the Administrative Agent and the Servicer (in a form acceptable to the Administrative Agent) identifying each Loan for which it holds Loan Documents, the non-complying Loans and the applicable Review Criteria that any non-complying Loan fails to satisfy.

Section 13.3.          Merger or Consolidation. Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 13.4.          Collateral Custodian Removal. The Collateral Custodian may be removed, by the Administrative Agent by notice given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”) upon the occurrence of an Event of Default or if the Collateral Custodian fails to perform its obligations hereunder; provided that notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until a successor Collateral Custodian has been appointed, has agreed to act as Collateral Custodian hereunder, and has received all Loan Documents held by the previous Collateral Custodian.

Section 13.5.           Limitation on Liability.

(a)        The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or, prior to the occurrence of an Event of Default, the Servicer or (b) the verbal instructions of the Administrative Agent or, prior to the occurrence of an Event of Default, the Servicer.

(b)        The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)        The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except, notwithstanding anything to the contrary contained herein, in the case of its willful misconduct, bad faith or grossly negligent performance or omission of its duties and in the case of its grossly negligent performance of its duties in taking and retaining custody of the Loan Documents. Under no circumstances will the Collateral Custodian be liable for indirect, special, consequential or incidental damages, such as loss of use, revenue or profit.

(d)        The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral.

(e)        The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.

(f)         The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g)        It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h)        The Collateral Custodian may assume the genuineness of any such Required Loan Document it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each Required Loan Document it may receive is what it purports to be. If an original “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, is or shall be or become available with respect to any Collateral to be held by the Collateral Custodian under this Agreement, it shall be the sole responsibility of the Borrower to make or cause delivery thereof to the Collateral Custodian, and the Collateral Custodian shall not be under any obligation at any time to determine whether any such original security or instrument has been or is required to be issued or made available in respect of any Collateral or to compel or cause delivery thereof to the Collateral Custodian. Without prejudice to the generality of the foregoing, the Collateral Custodian shall be without liability to the Borrower, Servicer, the Administrative Agent or any other Person for any damage or loss resulting from or caused by events or circumstances beyond the Collateral Custodian’s reasonable control, including nationalization, expropriation, currency restrictions, the interruption, disruption or suspension of the normal procedures and practices of any securities market, power, mechanical, communications or other technological failures or interruptions, computer viruses or the like, fires, floods, earthquakes or other natural disasters, civil and military disturbance, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts; errors by the Borrower, the Servicer or the Administrative Agent (including any Responsible Officer of any thereof) in its instructions to the Collateral Custodian; or changes in applicable law, regulation or orders.

(i)          In the event that (i) the Borrower, Servicer, the Administrative Agent, Lenders, Successor Servicer or Collateral Custodian shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Loan or Required Loan Document or (ii) a third party shall institute any court proceeding by which any Required Loan Document shall be required to be delivered otherwise than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement copies of all court papers, orders, documents and other materials concerning such proceedings. The Collateral Custodian shall, to the extent permitted by law, continue to hold and maintain all the Required Loan Document that are the subject of such proceedings pending a final, non-appealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Collateral Custodian shall dispose of such Required Loan Document as directed by the Administrative Agent, which shall give a direction consistent with such determination. Expenses of the Collateral Custodian incurred as a result of such proceedings shall be borne by the Borrower.

Section 13.6.          Resignation of the Collateral Custodian. The Collateral Custodian shall not resign from the obligations and duties hereby imposed on it except upon the Collateral Custodian’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Collateral Custodian could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Collateral Custodian shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent. No such resignation shall become effective until a successor Collateral Custodian shall have assumed the responsibilities and obligations of the Collateral Custodian hereunder.

Section 13.7.           Release of Documents.

(a)         Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent) to, and shall, upon written receipt from the Borrower of a request for release of documents and receipt in the form annexed hereto as Exhibit E, release to the Borrower within two (2) Business Days of receipt of such request, the related Loan Documents or the documents set forth in such request and receipt to the Borrower. All documents so released to the Borrower shall be held by the Borrower in trust for the benefit of the Administrative Agent in accordance with the terms of this Agreement. The Borrower shall return to the Collateral Custodian the Loan Documents or other such documents (i) promptly upon the request of the Administrative Agent, or (ii) when the Borrower’s need therefor in connection with such enforcement or servicing no longer exists, unless the Loan shall be liquidated or sold, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation or sale from the Borrower to the Collateral Custodian in the form annexed hereto as Exhibit E, the Borrower’s request and receipt submitted pursuant to the first sentence of this subsection shall be released by the Collateral Custodian to the Borrower.

(b)        Release for Payment. Upon receipt by the Collateral Custodian of the Borrower’s request for release of documents and receipt in the form annexed hereto as Exhibit E (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Collateral Custodian shall promptly release the related Loan Documents to the Borrower.

Section 13.8.           Return of Loan Documents. The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Collateral Custodian return each Required Loan Document (as applicable), respectively (a) delivered to the Collateral Custodian in error, (b) as to which the lien on the Related Property has been so released pursuant to Section 6.3, (c) that has been the subject of a Discretionary Sale or Substitution pursuant to Section 2.14 and Section 2.15 or (e) that is required to be redelivered to the Borrower in connection with the termination of this Agreement, in each case by submitting to the Collateral Custodian and the Administrative Agent a written request in the form of Exhibit E hereto (signed by both the Borrower and the Administrative Agent) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within two Business Days, return the Loan Documents so requested to the Borrower.

Section 13.9.           Access to Certain Documentation and Information Regarding the Collateral; Audits.

(a)         The Servicer, the Borrower and the Collateral Custodian shall provide to the Administrative Agent access to the Loan Documents and all other documentation regarding the Collateral including in such cases where the Administrative Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two (2) Business Days’ prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and Collateral Custodian’s normal security and confidentiality procedures; provided that the Administrative Agent may, and shall upon request of any Lender, permit each Lender to be included on any such review, and shall use commercially reasonable efforts to schedule any review on a day when Lenders desiring to participate in such review may be included. From time to time at the discretion of the Administrative Agent, the Administrative Agent may review the Servicer’s collection and administration of the Collateral in order to assess compliance by the Servicer with Article VII and may conduct an audit of the Collateral, and Loan Documents in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. The fees and expenses of the Collateral Custodian incurred under Section 13.9 shall be borne by the Borrower (and, for the avoidance of doubt, shall constitute Administrative Expenses).

(b)        Without limiting the foregoing provisions of Section 13.9(a), from time to time on request of the Administrative Agent, the Collateral Custodian shall permit certified public accountants or other independent auditors acceptable to the Administrative Agent to conduct a review of the Loan Documents and all other documentation regarding the Collateral. Up to two such reviews per fiscal year shall be at the expense of the Borrower and additional reviews in a fiscal year shall be at the expense of the requesting Lender(s); provided that, after the occurrence and during the continuance of an Event of Default, any such reviews, regardless of frequency, shall be at the expense of the Borrower.

Section 13.10.        Representations and Warranties of the Collateral Custodian. The Collateral Custodian in its individual capacity and as Collateral Custodian represents and warrants as follows:

(a)        Organization; Power and Authority. It is a duly organized and validly existing Delaware national banking association in good standing under the laws of the United States. It has full power, authority and legal right to execute, deliver and perform its obligations as Collateral Custodian under this Agreement.

(b)        Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary corporate action on its part, either in its individual capacity or as Collateral Custodian, as the case may be.

(c)         No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Custodian is a party or by which it or any of its property is bound.

(d)        No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby to be performed by it and the fulfillment of the terms hereof applicable to it will not conflict with or violate, in any material respect, any Applicable Law as to the Collateral Custodian.

(e)        All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Custodian, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Custodian of the transactions contemplated hereby and the fulfillment by the Collateral Custodian of the terms hereof have been obtained.

(f)         Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Collateral Custodian in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(g)        Compliance with Law. The Collateral Custodian has complied with all Applicable Law to which it may be subject, and no item of Collateral contravenes any Applicable Law in each case, except for instances of non-compliance or contravention that could not reasonably be expected to have a Material Adverse Effect.

Section 13.11.        Covenants of the Collateral Custodian. The Collateral Custodian hereby covenants that:

(a)        Compliance with Law. The Collateral Custodian will comply in all material respects with all Applicable Law.

(b)        Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c)         Location of Loan Documents. Subject to Section 13.7, the Loan Documents shall remain at all times in the possession of the Collateral Custodian at the Custody Facilities unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Loan Documents to be released to the Servicer on a temporary basis in accordance with the terms hereof, except as such Loan Documents may be released pursuant to this Agreement.

(d)        Loan Documents. The Collateral Custodian will not dispose of any documents constituting the Loan Documents in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Collateral except as contemplated by this Agreement.

Section 13.12.        Fees and Expenses. As compensation for the performance of the Collateral Custodian’s obligations under this Agreement, the Borrower agrees to pay to the Collateral Custodian the applicable Paying Agent and Collateral Custodian Fees and Expenses, which shall be solely the obligation of the Borrower. The Borrower agrees to reimburse the Collateral Custodian for all reasonable expenses, disbursements and advances incurred or made by the Collateral Custodian in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents, and all such amounts and the Paying Agent and Collateral Custodian Fees and Expenses shall be payable in accordance with the provisions of Section 2.8 hereof, provided, however, that to the extent such amounts are not promptly paid pursuant to Section 2.8 hereof such amounts shall remain recourse obligations of the Borrower due and owing to the Collateral Custodian.

Section 13.13.        Indemnity; Liability of the Collateral Custodian . (a) The Borrower shall indemnify and hold the Collateral Custodian harmless from all Indemnified Amounts to the extent set forth in Section 9.1 and subject to all of the exclusions and other terms of such Section. The Collateral Custodian shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties under this Agreement if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity is not reasonably assured to it. All amounts payable to Collateral Custodian pursuant to this Section 14.5 shall be subject to the priorities of payment in Section 2.8 hereof, provided, however, that to the extent such amounts are not promptly paid pursuant to Section 2.8 hereof such amounts shall remain recourse obligations of the Borrower due and owing to the Collateral Custodian. The indemnification provided to the Collateral Custodian hereunder shall survive the resignation or removal of the Collateral Custodian and the termination of this Agreement. For the avoidance of doubt, any amounts payable by the Borrower under this Section 13.13 shall constitute Administrative Expenses.

(b)           The Collateral Custodian may conclusively rely and shall be protected in acting or refraining from acting upon any written notice, order, judgment, certification or demand (including, but not limited to, electronically confirmed facsimiles of such notice) believed by it to be genuine and to have been signed or presented by the proper party or parties in accordance with this Agreement, and the Collateral Custodian shall have no obligation to review or confirm that actions taken pursuant to such notice in accordance with this Agreement comply with any other agreement or document. The Collateral Custodian shall not be responsible for the content or accuracy of any document provided to the Collateral Custodian, and shall not be required to recalculate, certify, or verify any numerical information. The Collateral Custodian shall not be liable with respect to any action taken or omitted to be taken in accordance with the written direction, instruction, acknowledgment, consent or any other communication from any party pursuant to the Transaction Documents.

(c)            In no event will the Collateral Custodian be liable for any lost profits or for any incidental, indirect, special, consequential or punitive damages whether or not the Collateral Custodian knew of the possibility or likelihood of such damages.

(d)            The Collateral Custodian may consult with legal counsel of its own choosing, at the expense of the Borrower, as to any matter relating to this Agreement, and the Collateral Custodian shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(e)            In no event shall the Collateral Custodian be liable for any failure or delay in performance of its obligations hereunder because of circumstances beyond the Collateral Custodian’s control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations.

(f)            Neither the Collateral Custodian nor any of its directors, officers or employees, shall be liable for any action taken or omitted to be taken by it or them hereunder except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable order or as otherwise agreed to by the parties.

(g)            In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, the Collateral Custodian is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Custodian. Accordingly, each of the parties agrees to promptly provide to the Collateral Custodian upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Custodian to comply with Applicable Law.

(h)            The Collateral Custodian shall not be liable for any action or inaction of the Borrower, the Administrative Agent, the Lenders, or any other party (or agent thereof) to this Agreement or any related document and may assume compliance by such parties with their obligations under this Agreement or any related agreements, unless a Responsible Officer of the Collateral Custodian shall have received written notice to the contrary at the address of the Collateral Custodian set forth on its signature page hereto. For purposes hereof, “Responsible Officer” shall mean any president, vice president, executive vice president, assistant vice president, treasurer, secretary, assistant secretary, corporate trust officer or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject, and, in each case, having direct responsibility for the administration of this Agreement and the other Transaction Documents to which such person is a party.

(j)            The Collateral Custodian is authorized to supply any information regarding the Collection Account which is required by any law or governmental regulation now or hereafter in effect.

(k)            If at any time the Collateral Custodian is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects any property held by it hereunder or the Collection Account (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any property), the Collateral Custodian is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Collateral Custodian complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Collateral Custodian shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(l)            The Collateral Custodian shall not be liable for failing to comply with its obligations under this Agreement in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other person which are not received or not received by the time required.

Article XIV

The Paying Agent

Section 14.1.           Authorization and Action. (a) Each Lender and the Administrative Agent hereby designates and appoints U.S. Bank Trust Company, National Association (and U.S. Bank Trust Company, National Association accepts such designation and appointment) as the Paying Agent hereunder, and authorizes the Paying Agent to maintain the Collection Account and to take such actions as representative on its behalf and to exercise such powers as are delegated to the Paying Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. In performing its functions and duties hereunder, the Paying Agent shall act solely as agent for the Lenders and the Administrative Agent and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Paying Agent shall not be required to risk or expend its own funds in performing its duties hereunder or otherwise take any action which exposes it to personal liability or which is contrary to this Agreement or Applicable Law. The appointment and authority of the Paying Agent hereunder shall terminate at the indefeasible payment in full of the Advances.

(b)            Notwithstanding any provision to the contrary elsewhere in this Agreement, the Paying Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any agency or fiduciary relationship with any Lender or the Administrative Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Paying Agent.

Section 14.2.          Successor Paying Agent. (a) The Paying Agent may resign as Paying Agent upon thirty (30) days’ notice to the Lenders with such resignation becoming effective upon a successor representative succeeding to the rights, powers and duties of Paying Agent pursuant to this Section 14.2(a). If the Paying Agent shall resign as Paying Agent under this Agreement, then the Lenders shall appoint a successor Paying Agent. Any successor Paying Agent shall succeed to the rights, powers and duties of resigning Paying Agent, and the term “Paying Agent” shall mean such successor Paying Agent effective upon its appointment, and the former Paying Agent’s rights, powers and duties as Paying Agent shall be terminated, without any other or further act or deed on the part of the former Paying Agent or any of the parties to this Agreement. After the retiring Paying Agent’s resignation as Paying Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Paying Agent under this Agreement. Any successor Paying Agent appointed hereunder shall be a state or national bank or trust company that is not an Affiliate of the Borrower, that has a deposit rating of at least “A2” or a short-term debt rating of at least “P-1” by Moody’s and capital and surplus of at least U.S.$200,000,000 and that is a Securities Intermediary.

(b)           The Paying Agent may be removed in connection with a breach by the Paying Agent of any agreement of the Paying Agent under this Agreement upon 30 days’ notice given in writing and delivered to the Paying Agent from the Administrative Agent with the consent of the Required Lenders (the “Paying Agent Termination Notice”). On and after the receipt by the Paying Agent of the Paying Agent Termination Notice, the Paying Agent shall continue to perform all functions of Paying Agent under this Agreement until the date specified in the Paying Agent Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in the Paying Agent Termination Notice, until a date mutually agreed upon by the Paying Agent and the Administrative Agent, in each case subject to the Paying Agent’s right to resign prior to such date pursuant to Section 14.2(a).

Section 14.3.          Fees and Expenses. As compensation for the performance of the Paying Agent’s obligations under this Agreement, the Borrower agrees to pay to the Paying Agent the applicable Paying Agent and Collateral Custodian Fees and Expenses, which shall be solely the obligation of the Borrower. The Borrower agrees to reimburse the Paying Agent for all reasonable expenses, disbursements and advances incurred or made by the Paying Agent in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents, and all such amounts and the Paying Agent and Collateral Custodian Fees and Expenses shall be payable in accordance with the provisions of Section 2.8 hereof, provided, however, that to the extent such amounts are not promptly paid pursuant to Section 2.8 hereof such amounts shall remain recourse obligations of the Borrower due and owing to the Paying Agent.

Section 14.4.          Representations and Warranties of the Paying Agent. (a) Organization. The Paying Agent has been duly organized and is validly existing as a national association under the laws of the United States.

(b)           Power and Authority; Due Authorization. The Paying Agent (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (B) carry out the terms of the Transaction Documents to which it is a party and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party.

(c)           Binding Obligation. This Agreement and each other Transaction Document to which the Paying Agent is a party constitutes a legal, valid and binding obligation of the Paying Agent enforceable against Paying Agent in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application effecting enforcements of creditors’ rights or general principles of equity.

Section 14.5.          Indemnity; Liability of the Paying Agent. (a) The Borrower shall indemnify and hold the Paying Agent harmless from all Indemnified Amounts to the extent set forth in Section 9.1 and subject to all of the exclusions and other terms of such Section. The Paying Agent shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties under this Agreement if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity is not reasonably assured to it. All amounts payable to Paying Agent pursuant to this Section 14.5 shall be subject to the priorities of payment in Section 2.8 hereof, provided, however, that to the extent such amounts are not promptly paid pursuant to Section 2.8 hereof such amounts shall remain recourse obligations of the Borrower due and owing to the Paying Agent. The indemnification provided to the Paying Agent hereunder shall survive the resignation or removal of the Paying Agent and the termination of this Agreement. For the avoidance of doubt, any amounts payable by the Borrower under this Section 14.5 shall constitute Administrative Expenses.

(b)           The Paying Agent may conclusively rely and shall be protected in acting or refraining from acting upon any written notice, order, judgment, certification or demand (including, but not limited to, electronically confirmed facsimiles of such notice) believed by it to be genuine and to have been signed or presented by the proper party or parties in accordance with this Agreement, and the Paying Agent shall have no obligation to review or confirm that actions taken pursuant to such notice in accordance with this Agreement comply with any other agreement or document. The Paying Agent shall not be responsible for the content or accuracy of any document provided to the Paying Agent, and shall not be required to recalculate, certify, or verify any numerical information. The Paying Agent shall not be liable with respect to any action taken or omitted to be taken in accordance with the written direction, instruction, acknowledgment, consent or any other communication from any party pursuant to the Transaction Documents.

(c)            In no event will the Paying Agent be liable for any lost profits or for any incidental, indirect, special, consequential or punitive damages whether or not the Paying Agent knew of the possibility or likelihood of such damages.

(d)           The Paying Agent may consult with legal counsel of its own choosing, at the expense of the Borrower, as to any matter relating to this Agreement, and the Paying Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(e)            In no event shall the Paying Agent be liable for any failure or delay in performance of its obligations hereunder because of circumstances beyond the Paying Agent’s control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations.

(f)            Neither the Paying Agent nor any of its directors, officers or employees, shall be liable for any action taken or omitted to be taken by it or them hereunder except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable order or as otherwise agreed to by the parties.

(g)            In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, the Paying Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Paying Agent. Accordingly, each of the parties agrees to promptly provide to the Paying Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Paying Agent to comply with Applicable Law.

(h)            The Paying Agent shall not be liable for any action or inaction of the Borrower, the Administrative Agent, the Lenders, or any other party (or agent thereof) to this Agreement or any related document and may assume compliance by such parties with their obligations under this Agreement or any related agreements, unless a Responsible Officer of the Paying Agent shall have received written notice to the contrary at the address of the Paying Agent set forth on its signature page hereto. For purposes hereof, “Responsible Officer” shall mean any president, vice president, executive vice president, assistant vice president, treasurer, secretary, assistant secretary, corporate trust officer or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject, and, in each case, having direct responsibility for the administration of this Agreement and the other Transaction Documents to which such person is a party.

(j)            The Paying Agent is authorized to supply any information regarding the Collection Account which is required by any law or governmental regulation now or hereafter in effect.

(k)            If at any time the Paying Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects any property held by it hereunder or the Collection Account (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any property), the Paying Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Paying Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Paying Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(l)            The Paying Agent shall not be liable for failing to comply with its obligations under this Agreement in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other person which are not received or not received by the time required.

(m)          Neither the Paying Agent nor the Collateral Custodian shall (i) have any obligation to determine the methodology, conventions or administrative procedures for the calculation of any Benchmark, including for the avoidance of doubt, an alternative reference rate or Benchmark Replacement and, in all cases, shall be entitled to rely upon the determination thereof by the Administrative Agent, and (ii) in respect of any Determination Date and related Interest Period (or portion thereof), have any liability for the application of Benchmark as determined on the previous Interest Period in accordance with the definition of Benchmark.

(n)           Neither the Paying Agent nor the Collateral Custodian shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of the then-current Benchmark (or any other applicable Benchmark Replacement or the Base Rate) or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of any Benchmark Transition Event, Benchmark Transition State Date, Benchmark Unavailability Period or Benchmark Replacement Date or, (ii) to select, determine or designate any alternative reference rate or Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement adjustment, or any other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing.

(o)           Neither the Paying Agent nor the Collateral Custodian shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Credit Agreement as a result of the unavailability of the Benchmark or other applicable Benchmark Replacement, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Administrative Agent, in providing any direction, instruction, notice or information required or contemplated by the terms of this Credit Agreement and reasonably required for the performance of such duties. Notwithstanding the foregoing, the Administrative Agent shall provide direction to the Paying Agent facilitating or specifying administrative procedures with respect to the calculation of any other applicable benchmark upon which directions the Paying Agent may conclusively rely.

[Signature Pages to Follow]

In Witness Whereof, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Borrower:

BCCI SPV-1, LLC

By Brightwood Capital Corporation I, its manager

By:	/s/ Sengal Selassie
Name: Sengal Selassie
Title: Chief Executive Officer

c/o Brightwood Capital Advisors, LLC
810 7th Avenue, 26th Floor
New York, New York 10019
Attention: Arlene Shaw
Phone: (212) 259-6617
Fax: (212) 259-6617
Email:shaw@brightwoodlp.com

with a copy to:

BCCI SPV-1, LLC
c/o Brightwood Capital Advisors, LLC
810 7th Avenue, 26th Floor
New York, New York 10019
Attention: Sengal Selassie, Managing Partner
Fax: (646) 537-2648
Email: selassie@brightwoodlp.com

Servicer:

Brightwood Capital Advisors, LLC

By:	/s/ Sengal Selassie
Name: Sengal Selassie
Title: Managing Member

810 7th Avenue, 26th Floor
New York, New York 10019
Attention: Arlene Shaw
Phone: (212) 259-6617
Fax: (212) 259-6617
Email:shaw@brightwoodlp.com

Administrative Agent:

KeyBank National Association

By:	/s/ Richard Andersen
Name: Richard Anderson
Title: Senior Vice President

KeyBank National Association
1000 McCaslin Boulevard
Superior, Colorado 80027
Attn: Richard Andersen
Phone: (720) 304-1247
Fax: (216) 370-9166

[Signature Page to Credit Agreement]

Managing Agent for the KeyBank Lender Group:

KeyBank National Association

By:	/s/ Richard Andersen
Name: Richard Anderson
Title: Senior Vice President

KeyBank National Association
1000 McCaslin Boulevard
Superior, Colorado 80027
Attn: Richard Andersen
Phone: (720) 304-1247
Fax: (216) 370-9166

Lender for the KeyBank Lender Group:

KeyBank National Association

By:	/s/ Richard Andersen
Name: Richard Anderson
Title: Senior Vice President

Commitment: $100,000,000

KeyBank National Association
1000 McCaslin Boulevard
Superior, Colorado 80027
Attn: Richard Andersen
Phone: (720) 304-1247
Fax: (216) 370-9166

[Signature Page to Credit Agreement]

Collateral Custodian:

U.S. Bank National Association, as Collateral Custodian

By:	/s/ Kenneth Brandt
Name: Kenneth Brandt
Title: Vice President

Paying Agent:

U.S. Bank Trust Company, National Association, as Paying Agent

By:	/s/ Scott DeRoss
Name: Scott DeRoss
Title: Senior Vice President

[Signature Page to Credit Agreement]

[Exhibits and Schedules]

Exhibit A

Form of Borrowing Notice

Date:________, 202_

KeyBank National Association

1000 McCaslin Boulevard

Superior, Colorado 80027

Attn: Richard Andersen

Phone: (720) 304-1247

Fax: (216) 370-9166

E-mail: Richard_S_Andersen@key.com

Reference is made to that certain Credit Agreement, dated as of March 30, 2023 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among BCCI SPV-1, LLC, as Borrower (the “Borrower”), Brightwood Capital Advisors, LLC, as Servicer (the “Servicer”), the Lenders from time to time party thereto, KeyBank National Association, as the Administrative Agent (the “Administrative Agent”) and as the syndication agent (the “Syndication Agent”), U.S. Bank National Association, as Collateral Custodian (the “Collateral Custodian”) and U.S. Bank Trust Company, National Association, as the paying agent (the “Paying Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. The Borrower hereby gives you irrevocable notice, pursuant to Section 2.2, that it requests an Advance under the Credit Agreement.

Each of the Servicer and the Borrower hereby certifies as follows:

1.            The Borrower hereby requests the Advance in the principal amount of $________ to be made on the [INSERT DATE] (the “Funding Date”) to the Operating Account.

2.            After giving effect to this Advance, the Advances Outstanding will be $__________.

3.            Before giving effect to the Advance and the Borrower’s use of the proceeds thereof, (a) attached as Schedule A hereto is a true, correct and complete calculation of the Borrowing Base and all components thereof, including without limitation, compliance with Eligible Loan criteria, and calculation of the Borrowing Base Test, the Interest Coverage Ratio Test and each Collateral Quality Test and (b) each of the Borrowing Base Test, the Interest Coverage Ratio Test and each Collateral Quality Test is satisfied as calculated as of the date hereof (except as otherwise provided in Section 3.2(d)).

4.            After giving effect to the Advance and the Borrower’s use of the proceeds thereof, (a) attached as Schedule A hereto is a true, correct and complete calculation of the Borrowing Base and all components thereof, including without limitation, compliance with Eligible Loan criteria, and calculation of the Borrowing Base Test, the Interest Coverage Ratio Test and each Collateral Quality Test and (b) each of the Borrowing Base Test, the Interest Coverage Ratio Test and each Collateral Quality Test is satisfied as calculated as of the date hereof.

5.            Attached to this Borrowing Notice is a true, correct and complete Loan List, reflecting all Loans which will become or are part of the Collateral on the date hereof, each Loan reflected thereon being an Eligible Loan.

6.            All of the conditions applicable to the Advance requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of the Advance, including:

(i)            The representations and warranties of such Person set forth in Sections 4.1 and 7.8 of the Credit Agreement, as the case may be, are true and correct in all material respects on and as of such date, before and after giving effect to such borrowing or reinvestment and to the application of the proceeds therefrom, as though made on and as of such date;

(ii)            No event has occurred, or would result from the Advance or from the application of the proceeds therefrom, that constitutes an Event of Default, a Servicer Termination Event, or an Unmatured Event of Default;

(iii)            No claim has been asserted or proceeding commenced challenging enforceability or validity of any of the Transaction Documents or the Loan Documents, excluding any instruments, certificates or other documents relating to Loans that are no longer outstanding or which are no longer included in the Collateral;

(v)            No Material Adverse Change with respect to the Originator, the Borrower or the Servicer; and

(vi)            The requested Advance will not exceed Availability as of the Funding Date.

It is understood and acknowledged that each of the undersigned is executing this Borrowing Notice not in an individual capacity but solely as an officer of the Borrower, or its manager on behalf of the Borrower, and the Servicer and is without any personal liability as to the matters contained in this Borrowing Notice.

Exhibit A-2

[The Remainder Of This Page Is Intentionally Left Blank]

Exhibit A-3

In Witness Whereof, each of the undersigned has executed the Borrowing Notice this day of _____ day of __________, 202__.

BCCI SPV-1, LLC, as Borrower

By	Brightwood Capital Corporation I, its manager

By:
Name:
Title:

By:
Name:
Title:

Brightwood Capital Advisors, LLC, as Servicer

By:
Name:
Title:

By:
Name:
Title:

Exhibit A-4

Schedule A

[Attach Borrowing Base Calculation]

Exhibit A-5

Exhibit B

Form of Assignment and Acceptance

This Assignment and Acceptance Agreement (this “Assignment Agreement”) is entered into as of the ___ day of ____________, 202_, by and between _____________________ (“Assignor”) and __________________ (“Assignee”).

Preliminary Statements

This Assignment and Acceptance Agreement is being executed and delivered in accordance with Section 11.1 of that certain Credit Agreement, dated as of March 30, 2023 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among BCCI SPV-1, LLC, as Borrower (the “Borrower”), Brightwood Capital Advisors, LLC, as Servicer (the “Servicer”), the Lenders from time to time party thereto, KeyBank National Association, as the Administrative Agent (the “Administrative Agent”) and as the syndication agent (the “Syndication Agent”), U.S. Bank National Association, as the collateral custodian (the “Collateral Custodian”), and U.S. Bank Trust Company, National Association, as the paying agent (the “Paying Agent”). Capitalized terms used and not otherwise defined herein are used with the meanings set forth or incorporated by reference in the Credit Agreement.

Assignor is selling and assigning to Assignee an undivided ____________% (the “Transferred Percentage”) interest in all of Assignor’s rights and obligations under the Credit Agreement and the Transaction Documents, including the Assignor’s portion of the Advances Outstanding as set forth herein.

Agreement

The parties hereto hereby agree as follows:

1.            The sale, transfer and assignment effected by this Assignment Agreement shall become effective (the “Effective Date”) two (2) Business Days (or such other date selected by the applicable Managing Agent in its sole discretion) following the date on which a notice substantially in the form of Schedule II to this Assignment Agreement (“Effective Notice”) is delivered by the Administrative Agent, the applicable Managing Agent and the applicable Lender, Assignor and Assignee. From and after the Effective Date, Assignee shall be a Lender party to the Credit Agreement for all purposes thereof as if Assignee were an original party thereto and Assignee agrees to be bound by all of the terms and provisions contained therein.

2.            At or before 12:00 noon, local time of Assignor, on the Effective Date, Assignee shall pay to Assignor, in immediately available funds, an amount equal to the sum of (i) the Transferred Percentage of Assignor’s portion of the Advances Outstanding (such amount, being hereinafter referred to as the “Assignee’s Principal”); (ii) all accrued but unpaid (whether or not then due) Interest attributable to Assignee’s Principal; and (iii) accruing but unpaid fees and other costs and expenses payable in respect of Assignee’s Principal for the period commencing upon each date such unpaid amounts commence accruing, to and including the Effective Date (the “Assignee’s Acquisition Cost”); whereupon, Assignor shall be deemed to have sold, transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 5 below), and Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s portion of the Advances Outstanding and all related rights and obligations under the Credit Agreement and the Transaction Documents.

Exhibit B-1

3.            Concurrently with the execution and delivery hereof, Assignor will provide to Assignee copies of all documents requested by Assignee which were delivered to Assignor pursuant to the Credit Agreement.

4.            Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.

5.            By executing and delivering this Assignment Agreement, Assignor and Assignee confirm to and agree with each other, the Administrative Agent, the Managing Agents and the other Lenders as follows: (a) other than the representation and warranty that it has not created any Lien upon any interest being transferred hereunder, Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by any other Person in or in connection with the Credit Agreement or the Transaction Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of Assignee, the Credit Agreement or any other instrument or document furnished pursuant thereto or the perfection, priority, condition, value or sufficiency of any collateral; (b) Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, the Servicer, the Originator, any Obligor or any Affiliate of the Borrower or the performance or observance by the Borrower, the Servicer, the Originator, any Obligor, or any Affiliate of the Borrower of any of their respective obligations under the Transaction Documents or any other instrument or document furnished pursuant thereto or in connection therewith; (c) Assignee confirms that it has received a copy of the Credit Agreement and copies of such other Transaction Documents, and other documents and information as it has requested and deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (d) Assignee will, independently and without reliance upon the Administrative Agent, any Managing Agent, any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the Transaction Documents; (e) Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (f) Assignee appoints and authorizes [____________] as its Managing Agent to take such action as a managing agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to the Managing Agents by the terms thereof, together with such powers as are reasonably incidental thereto; (g) in the event the assignment contemplated hereunder causes increased costs, expenses or Taxes to be incurred by the Administrative Agent, the Managing Agents, or the Borrower, Assignee agrees that it shall be liable for such increased costs, expenses or Taxes; (h) Assignee confirms that it is a “qualified purchaser” as defined in the Investment Company Act and a “qualified institutional buyer” as defined in Rule 144A under the Securities Act; and (i) Assignee agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Credit Agreement and the other Transaction Documents, are required to be performed by it as a Lender.

Exhibit B-2

6.            Each party hereto represents and warrants to and agrees with the applicable Managing Agent and the Administrative Agent that it is aware of and will comply with the provisions of the Credit Agreement, including, without limitation, Sections 12.9 and 12.12 thereof. Assignee represents and warrants for the benefit of Administrative Agent and Borrower that Assignee (a) in the aggregate, owns and invests on a discretionary basis, not less than $25,000,000 in “investments” (as defined in the 1940 Act), and (b) owns and invests on a discretionary basis at least $100,000,000 in securities of issuers that are not affiliated with such Person.

7.            Schedule I hereto sets forth the portion of the Advances Outstanding with respect to the Assignor and the Assignee and the administrative information with respect to Assignee.

8.            THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9.            Assignee hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all senior indebtedness for borrowed money of any Lender, it will not institute against, or join any other Person in instituting against, such Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Exhibit B-3

In Witness Whereof, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers of the date hereof.

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:

Consented and Acknowledged:

KeyBank National Association,
as Administrative Agent

Name:
Title:

BCCI SPV-1, LLC

Name:
Title:	__________________][1]

1 Borrower consent required unless an Event of Default or Unmatured Event of Default has occurred and is continuing.

Exhibit B-4

Schedule I To Assignment Agreement

List Of Lending Offices, Addresses
For Notices And Commitment Amounts

Date: _______________, 20__

Transferred Percentage:  _____________%

Assignor	Outstanding Advances (if any)	Ratable Share of Outstanding Advances

Assignee	Outstanding Advances (if any)	Ratable Share of Outstanding Advances

Address for Notices

Attention:
Phone:
Fax:

Exhibit B-5

Schedule II to Assignment Agreement
Effective Notice

To:	, Assignor

To:	, Assignee

The undersigned, as Administrative Agent under that certain Credit Agreement, dated as of March 30, 2023 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among BCCI SPV-1, LLC, as Borrower (the “Borrower”), Brightwood Capital Advisors, LLC, as Servicer (the “Servicer”), the Lenders from time to time party thereto, KeyBank National Association, as the Administrative Agent (the “Administrative Agent”) and as the syndication agent (the “Syndication Agent”), U.S. Bank National Association, as the collateral custodian (the “Collateral Custodian”) and U.S. Bank Trust Company, National Association, as the paying agent (together with its successors and assigns in such capacity, the “Paying Agent”), hereby acknowledges receipt of executed counterparts of a completed Assignment Agreement dated as of ____________, 20__ between __________________, as Assignor, and __________________, as Assignee and approved by the Administrative Agent [and the Borrower]. Terms defined in such Assignment Agreement are used herein as therein defined.

1.            Pursuant to such Assignment Agreement, you are advised that the Effective Date will be ______________, 20__.

[2.      Pursuant to such Assignment Agreement, the Assignee is required to pay $____________ to Assignor at or before 12:00 noon (local time of Assignor) on the Effective Date in immediately available funds.]

Very truly yours,

KeyBank National Association, as Administrative Agent

By:
Name:
Title:

Exhibit B-6

Exhibit C

Form of Monthly Report

[To be provided in a form agreed upon by the Borrower and Administrative Agent]

Exhibit C-1

Exhibit D

Form Of Servicer’s Certificate

This Servicer’s Certificate is delivered pursuant to the provisions of Section 7.11(b) of that certain Credit Agreement dated as of March 30, 2023 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among BCCI SPV-1, LLC, as Borrower (the “Borrower”), Brightwood Capital Advisors, LLC, as Servicer (the “Servicer”), the Lenders from time to time party thereto, KeyBank National Association, as the Administrative Agent (the “Administrative Agent”) and as the syndication agent (the “Syndication Agent”), U.S. Bank National Association, as the collateral custodian (the “Collateral Custodian”) and U.S. Bank Trust Company, National Association, as the paying agent (together with its successors and assigns in such capacity, the “Paying Agent”). This Servicer’s Certificate relates to the applicable Remittance Period and related Reporting Date, and the Monthly Report for such Remittance Period, which Monthly Report is set forth on attached Schedule A.

A.            Capitalized terms used and not otherwise defined herein have the meanings assigned them in the Credit Agreement. References herein to certain subsections are referenced to the respective subsections of the Credit Agreement.

B.            The undersigned is the Servicer under the Credit Agreement.

C.            The undersigned hereby certifies to the Administrative Agent and the Secured Parties that all of the foregoing information and all of the information set forth on attached Schedule A is true and accurate in all material respects of the date hereof.

It is understood and acknowledged that each of the undersigned is executing this certificate not in an individual capacity but solely as an officer of the Servicer and is without any personal liability as to the matters contained in this certificate

In Witness Whereof, the undersigned has caused this Servicer’s Certificate to be duly executed this _____ day of _______, 20__.

Exhibit D-1

Brightwood Capital Advisors, LLC, as Servicer

By:
Name:
Title:

By:
Name:
Title:

Exhibit D-2

Schedule A

Monthly Report

[attach Monthly Report]

Exhibit D-3

Exhibit E

Form of Release of Loan Documents

[Delivery Date]

U.S. Bank National Association,
as the Collateral Custodian
1791 Otis Way
Florence, SC 29501
EX-SC-FLOR
Attention: Steven Garrett
Email: steven.garrett@usbank.com
Telephone: 843-676-8901
Fax: 843-673-0162
Ref: BCCI SPV-1, LLC

Re:	Credit Agreement, dated as of March 30, 2023 (as amended, modified, waived, supplemented, restated or replaced from time to time, the “Credit Agreement”), by and among BCCI SPV-1, LLC, a Delaware limited liability company, as the borrower (in such capacity the “Borrower”), Brightwood Capital Advisors, LLC, a Delaware limited liability company, as the servicer (in such capacity, the “Servicer”), each of the Lenders from time to time party thereto (together with its representatives, successors and assigns in such capacity, each a “Lender”, collectively, the “Lenders”), KeyBank National Association, a national banking association, as the administrative agent thereunder (together with its successors and assigns in such capacity, the “Administrative Agent”) and as the syndication agent (together with its successors and assigns in such capacity, the “Syndication Agent”), U.S. Bank National Association, not in its individual capacity but as the collateral custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”) and U.S. Bank Trust Company, National Association, as the paying agent (together with its successors and assigns in such capacity, the “Paying Agent”).

Ladies and Gentlemen:

In connection with the administration of the Loan Documents held by U.S. Bank National Association as the Collateral Custodian on behalf of the Administrative Agent, as agent for the Secured Parties, under the Credit Agreement, we request the release of the Loan Documents (or such documents as specified below) for the Loans described below. All capitalized terms used but not defined herein shall have the meaning provided in the Credit Agreement.

Obligor’s Name, Address & Zip Code:

Loan Identification Number:

Reason for Requesting Documents: (check one)

____	1.	Loan paid in full. (The Servicer hereby certifies that all amounts received in connection with such Loan have been credited to the Collection Account.)

____	2.	Loan liquidated by ____________________________. (The Servicer hereby certifies that all proceeds (net of liquidation expenses which the Servicer may retain to pay such expenses) of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to the Collection Account.)

____	3.	Loan in foreclosure.

____	4.	Delivered in Error.

____	5.	Substitution.

____	6.	Failure to satisfy Review Criteria.

____	7.	Repurchased.

____	8.	Discretionary Sale.

____	9.	Termination of Agreement.

____	10.	Servicing.

____	11.	Other (explain).

If 1, 2, 4, 5, 6, 7, 8, or 9 above is checked, and if all or part of the Loan Documents were previously released to us, please release to us the Loan Documents, requested in our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Loan.

If 3, 10 or 11 above is checked, we will return of all of the above Loan Documents to you as the Collateral Custodian (i) promptly upon the request of the Administrative Agent or (ii) when our need therefor no longer exists.

[Remainder of Page Intentionally Left Blank]

Exhibit E-2

Brightwood Capital Advisors, LLC, as the Servicer

By
Name
Title

Consent of Administrative Agent if required under the Credit Agreement:

KeyBank National Association, as Administrative Agent

By
Name
Title

Exhibit E-3

Exhibit F

Form of Loan Checklist Delivery Letter

KeyBank National Association

1000 McCaslin Boulevard

Superior, Colorado 80027

Attn: Richard Andersen

Phone: (720) 304-1247

Fax: (216) 370-9166

E-mail: Richard_S_Andersen@key.com

__________________, 20__

Re:	Credit Agreement dated as of March 30, 2023(as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the BCCI SPV-1, LLC, as Borrower (the “Borrower”), Brightwood Capital Advisors, LLC, as Servicer (the “Servicer”), the Lenders from time to time party thereto, KeyBank National Association, as the Administrative Agent (the “Administrative Agent”) and as the syndication agent (the “Syndication Agent”), U.S. Bank National Association, as the collateral custodian (the “Collateral Custodian”) and U.S. Bank Trust Company, National Association, as the paying agent (together with its successors and assigns in such capacity, the “Paying Agent”).

Ladies and Gentlemen:

As required under Sections 2.2(b)(iv), 2.15(a) and 2.15(c) of the Credit Agreement, the Borrower hereby certifies as follows:

(a)            Annex A hereto sets forth each of the Eligible Loan(s) to be acquired or funded in connection with the Advance; and

(b)            Attached hereto is a Transferred Loan Checklist for each such Eligible Loan, listing the documents required, in accordance with the Transaction Documents, to be in the Loan File for each such Eligible Loan and which shall be delivered to the Collateral Custodian.

Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

IN WITNESS WHEREOF, each of the undersigned has executed the Borrowing Notice this day of _____ day of __________, _____.

BCCI SPV-1, LLC, as Borrower

By:
Name:
Title:

Exhibit F-2

Form of Transferred Loan Checklist

Transferred Loan Checklist – [Obligor Name] – [Loan Type, Lien Type]
BCCI SPV-1, LLC
Document Name	Document Description (if applicable)	Document Date (if applicable)	Document Type (Original or Copy)	Amount (#/$)	Date Sent
Note (as applicable)
Lost Note Affidavit (as applicable)
Loan Agreement (as applicable)
Credit Agreement (as applicable)
Note Purchase Agreement (as applicable)
Security Agreement (as applicable)
IP Security Agreement (as applicable)
UCC Financing Statement (as applicable)
Sale and Servicing Agreement (as applicable)
Acquisition Agreement (as applicable)
Subordination Agreement (as applicable)
Intercreditor Agreement (as applicable)
Guarantee (as applicable)
Insurance Policy (as applicable)
Participation Agreement (as applicable)
Assignment Agreement (as applicable)
Assumption Agreement (as applicable)
Amendments (as applicable)
Modifications (as applicable)
Fee Letter (as applicable)
Perfection Certificate (as applicable)
List all other applicable documents:

Exhibit F-3

Exhibit G

Form of Borrowing Base Certificate

[Form of Borrowing Base Certificate shall be in form of the Borrowing Base Certificate attached to the initial Borrowing Notice delivered to the Administrative Agent.]

Exhibit H

Form of Custodial Receipt

Brightwood Capital Advisors, LLC

810 Seventh Avenue, 26th Floor

New York, New York 10019

KeyBank National Association

1000 McCaslin Boulevard

Superior, Colorado 80027

Attn: Richard Andersen

Phone: (720) 304-1247

Fax: (216) 370-9166

Re:	Credit Agreement dated as of March 30, 2023 (as amended, restated, supplemented, or otherwise modified, the “Agreement”) among BCCI SPV-1, LLC, as the borrower (the “Borrower”), Brightwood Capital Advisors, LLC, as the servicer (the “Servicer”), the financial institutions from time to time a party thereto as lenders (the “Lenders”), KeyBank National Association, as administrative agent (the “Administrative Agent”), U.S. Bank National Association, as the collateral custodian (the “Collateral Custodian”) and U.S. Bank Trust Company, National Association, as paying agent (the “Paying Agent”)

Ladies and Gentlemen:

In accordance with the provisions of Section 13.2(b)(i) of the above-referenced Agreement, the undersigned, as Collateral Custodian, hereby certifies and confirms that with respect to each of the Eligible Loans listed on the Loan List annexed hereto as Schedule A, except as noted on the Exception Report attached hereto as Exhibit A;

(i)            all Required Loan Documents listed on the respective Transferred Loan Checklist are in the Collateral Custodian’s possession; and

(ii)           all Required Loan Documents listed on the respective Transferred Loan Checklist have been reviewed in accordance with the Review Criteria (as defined in the Agreement) and appear regular on their face and relate to such applicable Loan File.

The Collateral Custodian shall have no liability for or obligation with respect to, and shall not be construed or obliged to make any representation or warranty as to: (i) the validity, sufficiency, marketability, genuineness, value, contents or enforceability of any Required Loan Documents; (ii) the validity, adequacy or perfection of any lien upon or security interest purported to be evidenced or created thereby; or (iii) to determine that the contents of any Required Loan Document are appropriate for the represented purpose or that any Required Loan Document has actually been recorded or filed, as maybe applicable, or that any Required Loan Document is other than what it purports on its face to be.

U.S. Bank National Association, as the Collateral Custodian

By:
Name:
Title:

Exhibit H-1

Schedule A to Custodial Receipt

Loan List

Exhibit H-2

Exhibit A to Custodial Receipt

Exceptions Report

Exhibit H-3

EXHIBIT I-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 30, 2023 (as amended, restated, supplemented, or otherwise modified, the “Credit Agreement”) among BCCI SPV-1, LLC, as the borrower (the “Borrower”), Brightwood Capital Advisors, LLC, as the servicer (the “Servicer”), the financial institutions from time to time a party thereto as lenders (the “Lenders”), KeyBank National Association, as administrative agent (the “Administrative Agent”) and as the syndication agent (the “Syndication Agent”), U.S. Bank National Association, as collateral custodian (the “Collateral Custodian”) and U.S. Bank Trust Company, National Association, as paying agent (the “Paying Agent”)

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT I-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 30, 2023 (as amended, restated, supplemented, or otherwise modified, the “Credit Agreement”) among BCCI SPV-1, LLC, as the borrower (the “Borrower”), Brightwood Capital Advisors, LLC, as the servicer (the “Servicer”), the financial institutions from time to time a party thereto as lenders (the “Lenders”), KeyBank National Association, as administrative agent (the “Administrative Agent”) and as the syndication agent (the “Syndication Agent”), U.S. Bank National Association, as collateral custodian (the “Collateral Custodian”) and U.S. Bank Trust Company, National Association, as paying agent (the “Paying Agent”)

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT I-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 30, 2023 (as amended, restated, supplemented, or otherwise modified, the “Credit Agreement”) among BCCI SPV-1, LLC, as the borrower (the “Borrower”), Brightwood Capital Advisors, LLC, as the servicer (the “Servicer”), the financial institutions from time to time a party thereto as lenders (the “Lenders”), KeyBank National Association, as administrative agent (the “Administrative Agent”) and as the syndication agent (the “Syndication Agent”), U.S. Bank National Association, as collateral custodian (the “Collateral Custodian”) and U.S. Bank Trust Company, National Association, as paying agent (the “Paying Agent”)

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT I-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 30, 2023 (as amended, restated, supplemented, or otherwise modified, the “Credit Agreement”) among BCCI SPV-1, LLC, as the borrower (the “Borrower”), Brightwood Capital Advisors, LLC, as the servicer (the “Servicer”), the financial institutions from time to time a party thereto as lenders (the “Lenders”), KeyBank National Association, as administrative agent (the “Administrative Agent”) and as the syndication agent (the “Syndication Agent”), U.S. Bank National Association, as collateral custodian (the “Collateral Custodian”) and U.S. Bank Trust Company, National Association, as paying agent (the “Paying Agent”)

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any note(s) evidencing such Advance(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Transaction Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT J

FORM OF JOINDER AGREEMENT

Reference is made to the that certain Credit Agreement dated as of March 30, 2023 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among BCCI SPV-1, LLC, as Borrower (the “Borrower”), Brightwood Capital Advisors, LLC, as Servicer (the “Servicer”), the Lenders from time to time party thereto, KeyBank National Association, as the Administrative Agent (the “Administrative Agent”) and as the syndication agent (the “Syndication Agent”), U.S. Bank National Association, as Collateral Custodian (the “Collateral Custodian”) and U.S. Bank Trust Company, National Association, as the paying agent (together with its successors and assigns in such capacity, the “Paying Agent”). Capitalized terms used and not otherwise defined herein are used with the meanings set forth or incorporated by reference in the Credit Agreement.

__________________ (the “New Lender[s]”; [and together with ___________ as the “New Managing Agent”, the “New Lender Group”)], the Administrative Agent and the Borrower agree as follows:

1.           Borrower has requested that the [New Lender Group become a “Lender Group”][the New Lender(s)] under the Credit Agreement.

2.           The effective date (the “Joinder Date”) of this Joinder Agreement shall be the later of (i) the date on which a fully executed copy of this Joinder Agreement is delivered to the Administrative Agent and (ii) the date of this Joinder Agreement.

3.           By executing and delivering this Joinder Agreement, [both the New Managing Agent and] the New Lender[s] (i) confirms that it has received a copy of the Credit Agreement and such Transaction Documents and other documents and information requested by it, and that it has, independently and without reliance upon Borrower, any Lender, any Managing Agent or the Administrative Agent, and based on such documentation and information as it has deemed appropriate, made its own decision to enter into this Joinder Agreement; (ii) agrees that it shall, independently and without reliance upon Borrower, any Lender, any Managing Agent or the Administrative Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and any of the Transaction Documents; (iii) appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers and discretion under the Credit Agreement and the Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; (iv) agrees that it shall perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as [a Managing Agent and] a Lender][, respectively]; [and] (v) specifies as its address for notices the office set forth beneath its name on the signature pages of this Joinder Agreement; [and (vi), in the case of the New Lender[s], appoints and authorizes the New Managing Agent as its Managing Agent to take such action as a managing agent on its behalf and to exercise such powers under the Credit Agreement, as are delegated to the Managing Agents by the terms thereof].

4.           On the Joinder Date of this Joinder Agreement, [both of the New Managing Agent and] the New Lender[s] shall join in and be a party to the Credit Agreement and, to the extent provided in this Joinder Agreement, shall have the rights and obligations of [a Managing Agent and] a Lender[, respectively,] under the Credit Agreement.

5.           This Joinder Agreement may be executed by one or more of the parties on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

6.           This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

7.           Each of the New Lender[s] [and New Managing Agent] represents and warrants for the benefit of Administrative Agent and Borrower that such New Lender meets the definition of Eligible Assignee in the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule I hereto.

* * * * *

Schedule I

to

Joinder Agreement

Dated ______ __, 20__

Section 1.

The “Commitment[s]” with respect to the New Lender[s] [is][are]:

[New Lender]	$[______________]

[Section 2.

The “Group Advance Limit” with respect to the New Lender Group is $[_____].]

NEW LENDER[S]:	[NEW LENDER]

By:
Name:
Title:

Address for notices:
[Address]

[NEW MANAGING AGENT:	[NEW MANAGING AGENT]

By:
Name:
Title:

Address for notices:

[Address]]

Consented to this ___ day of ___________, 20__ by:

KEYBANK NATIONAL ASSOCIATION
as Administrative Agent

By:
Name:
Title:

BCCI SPV-1, LLC
as Borrower

By Brightwood Capital Corporation I,

its manager

By:

Name:

Title:

By:

Name:

Title:

]

Schedule I

Places of Business; Locations Of Records

Chief Executive Office and Places of Business:

BCCI SPV-1, LLC c/o Brightwood Capital Advisors, LLC 810 Seventh Avenue, 26th Floor New York, New York 10019

Location of Records:

BCCI SPV-1, LLC c/o Brightwood Capital Advisors, LLC 810 Seventh Avenue, 26th Floor New York, New York 10019

Schedule II

Schedule of Documents

In addition to, and not in limitation of, the conditions specified in Section 3.1 of the Credit Agreement described below, the following documents must be received by the Administrative Agent in form and substance satisfactory to the Administrative Agent on or prior to the Effective Date:

1.           Executed copies of the Master Transfer Agreement, duly executed by the parties thereto and all amendments thereto.

2.           Executed copies of the Credit Agreement, duly executed by the parties thereto complete with all Exhibits and Schedules thereto.

3.           A certificate of the Secretary of the Originator, the Servicer, and the Borrower certifying:

(a)           a copy of the resolutions or other action of its board of directors or member certified by its Secretary authorizing such Person’s execution, delivery and performance of this Agreement and the other documents to be delivered by it hereunder;

(b)           the names and signatures of the officers authorized on its behalf to execute this Agreement and any other documents to be delivered by it hereunder;

(c)           a copy of such Person’s Limited Liability Company Agreement, or Limited Partnership Agreement, as applicable; and

(d)           such Person’s certificate of formation or certificate of limited partnership, as applicable;

(e)           that its representations and warranties set forth in the Transaction Documents to which it is a party are true and correct in all material respects as of the Effective Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(f)           in the case of the Borrower and the Servicer, as applicable, as to the absence of a Servicer Termination Event, an Event of Default, or an Unmatured Event of Default under the Credit Agreement.

4.           A good standing certificate for the Originator, the Servicer and the Borrower issued by the secretary of state of its state of incorporation/formation.

5.           Pre-filing state and federal tax lien, judgment lien and UCC lien searches against the Originator and the Borrower from its jurisdiction of organization and from the jurisdiction where its chief executive office is located.

6.           UCC financing statements in form suitable for filing under the UCC naming the Originator, as a debtor, and the Administrative Agent, as secured party or total assignee.

7.           UCC financing statements in form suitable for filing under the UCC naming the Borrower, as debtor, and the Administrative Agent, as secured party.

8.           Lender Fee Letter executed by the parties thereto.

9.           Administrative Agent Fee Letter executed by the parties thereto.

10.         Opinions of legal counsel for the Originator, the Servicer and the Borrower reasonably acceptable to the Administrative Agent covering:

(a)           enforceability, non-contravention, and corporate matters;

(b)           security interest matters;

(c)           true sale matters; and

(d)           non-consolidation matters.

11.         Opinions of legal counsel for the Collateral Custodian reasonably acceptable to the Administrative Agent covering enforceability, non-contravention, and corporate matters.

Schedule II-2

Schedule III

Loan List

[Loan List from Servicer Report, which was provided by the Borrower to the Administrative Agent prior to the Effective Date, is on file with the Administrative Agent.]

Schedule IV

Brightwood Credit Policy

[To be attached]

Schedule V

Forms of Originator’s Standard Documents

None as of Effective Date.

Schedule VI

DBRS Industry Classification Groups

Code Industry

1	Aerospace & Defense
2	Air transport
3	Automotive
4	Beverage & Tobacco
5	Radio & Television
6	Brokers, Dealers & Investment houses
7	Building & Development
8	Business equipment & services
9	Cable & satellite television
10	Chemicals & plastics
11	Clothing/textiles
12	Conglomerates
13	Containers & glass products
14	Cosmetics/toiletries
15	Drugs
16	Ecological services & equipment
17	Electronics/electrical
18	Equipment leasing
19	Farming/agriculture
20	Financial intermediaries
21	Food/drug retailers
22	Food products
23	Food service
24	Forest products
25	Health care
26	Home furnishings
27	Lodging & casinos
28	Industrial equipment
29	Insurance
30	Leisure goods/activities/movies
31	Nonferrous metals/minerals
32	Oil & gas
33	Publishing
34	Rail industries
35	Retailers (except food & drug)
36	Steel
37	Surface transport
38	Telecommunications
39	Utilities
40	Miscellaneous
41	Sovereign

Schedule VII

[Reserved].

Schedule VIII

Risk Factor

Obligor DBRS Rating	Obligor Moody’s Rating	Risk Factor
AAA	Aaa	1
AA (high)	Aa1	10
AA	Aa2	20
AA (low)	Aa3	40
A (high)	A1	70
A	A2	120
A (low)	A3	180
BBB (high)	Baa1	260
BBB	Baa2	360
BBB (low)	Baa3	610
BB (high)	Ba1	940
BB	Ba2	1350
BB (low)	Ba3	1766
B (high)	B1	2220
B	B2	2720
B (low)	B3	3490
CCC (high	Caa1	4770
CCC or lower	Caa2 or lower	6500

Schedule IX

Diversity Score

Calculated as follows:

(a)	An “Issuer Par Amount” is calculated for each Obligor of an Eligible Loan, and is equal to the Outstanding Loan Balance of all Eligible Loans issued by that Obligor and all Affiliates.

(b)	An “Average Par Amount” is calculated by summing the Issuer Par Amounts for all Obligors, and dividing by the number of Obligors.

(c)	An “Equivalent Unit Score” is calculated for each Obligor, and is equal to the lesser of (i) one and (ii) the Issuer Par Amount for such issuer divided by the Average Par Amount.

(d)	An “Aggregate Industry Equivalent Unit Score” is then calculated for each of the DBRS Industry Classification Groups and is equal to the sum of the Equivalent Unit Scores for each Obligor in such industry classification group.

(e)	An “Industry Diversity Score” is then established for each DBRS Industry Classification Group by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided, that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores.

(f)	The “Diversity Score” is then calculated by summing each of the Industry Diversity Scores for each DBRS Industry Classification Group.

For purposes of calculating the Diversity Score, Affiliated issuers in the same industry are deemed to be a single issuer, except as otherwise agreed to by the Administrative Agent

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry, Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry, Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

Schedule IX-2

Schedule X

DBRS Risk Scores

The “DBRS Risk Score” relating to any Loan at any time is the percentage set forth in the table below opposite the DBRS Long Term Rating of such Loan at such time:

DBRS Long Term Rating	DBRS Risk Score
AAA	0.0987
AA (high)	0.1539
AA	0.2091
AA (low)	0.2994
A (high)	0.4801
A	0.5704
A (low)	0.9643
BBB (high)	1.7521
BBB	2.1460
BBB (low)	2.9528
BB (high)	6.9863
BB	8.5997
BB (low)	11.9572
B (high)	17.3292
B	22.0296
B (low)	31.8670
CCC (high)	48.2625
CCC	54.8208
CCC (low)	77.4104
CC, C or D	100.0000

If any Loan does not have a DBRS Long Term Rating, the DBRS Risk Score for such Loan will be determined as provided below:

(a) If a Credit Estimate has been obtained and has not expired, the DBRS Risk Score will be as set forth in the Credit Estimate.

(b) If a Credit Estimate has not been obtained:

(i) the DBRS Risk Score of such Loan shall be 48.2625 for the first 90 days; provided that if the Servicer reasonably expects the Credit Estimate for such Loan to be 31.8670 or lower, the DBRS Risk Score for such Loan shall be 31.8670 for the first 45 days; provided further that if two or more Credit Estimates have been received by the Borrower for such Loan after the Closing Date that each assign a DBRS Risk Score that is higher than the DBRS Risk Score determined by the Servicer for such Loan in accordance with this clause (i), then the DBRS Risk Score for all subsequently acquired Loans for which Credit Estimates shall have been requested and not obtained shall be 48.2625 for the first 90 days from the acquisition of such Loan; and

(ii) after 90 days from the acquisition of such Collateral Loan, unless such Loan has received a Credit Estimate, the DBRS Risk Score shall be 77.4104.

(c) If a Credit Estimate has previously been obtained but has expired:

(i) the DBRS Risk Score shall remain the same for the first 30 days past the expiration;

(ii) if a new Credit Estimate has not been obtained within 30 days, the DBRS Risk Score shall be the higher of the DBRS Risk Score set forth in the expired Credit Estimate, and 48.2625; and

(iii) if a new Credit Estimate has not been obtained within 90 days, the DBRS Risk Score shall be 77.4104.

(d) If the Loan is a Defaulted Loan, the DBRS Risk Score shall be 100.0000.

For the avoidance of doubt, all Loans will be assigned a DBRS Risk Score in accordance with the above procedures.

Schedule XI

DBRS Rating Procedure

The “DBRS Rating” for an Obligor, Lender, Selling Institution or other Person (collectively referred to as the “Obligor” for purposes of this Schedule) means the DBRS Long Term Rating for such Obligor determined in accordance with Part A of this Schedule.

Part A: Long Term Ratings

The “DBRS Long Term Rating” for an Obligor will, on any date, be the rating of such Obligor determined as provided below:

(1) if there is a DBRS public long term rating of such Obligor at such date, such DBRS public long term rating;

(2) if a DBRS Long Term Rating for such Obligor cannot be determined under clause (1) above, but a Moody’s Rating, S&P Rating and Fitch Rating (each, a “public long term rating”) are all available at such date, the DBRS Long Term Rating will be the DBRS Equivalent of such public long term rating remaining after disregarding the highest and lowest such public long term ratings from such Rating Agencies. For this purpose, if more than one public long term rating has the same highest DBRS Equivalent or the same lowest DBRS Equivalent, then in each case one of such public long term ratings shall be so disregarded;

(3) if a DBRS Long Term Rating for such Obligor cannot be determined under clauses (1) through (2) above, but public long term ratings of such Obligor by any two of Moody’s, Fitch and S&P are available at such date, the DBRS Equivalent of the lower such public long term rating; and

(4) if a DBRS Long Term Rating for such Obligor cannot be determined under clauses (1) through (3) above, but a public long term rating of such Obligor by only one of Moody’s, Fitch or S&P is available at such date, the DBRS Equivalent of such available public long term rating; provided that, for purposes of calculating the DBRS Long Term Rating, each applicable rating that is under review by DBRS with negative implication at the time of calculation will be treated as having been downgraded by one rating subcategory.

If at any time a DBRS Long Term Rating for an Obligor cannot be determined under clauses (1) through (4) above, then such Obligor will be deemed not to have a DBRS Long Term Rating at such time.

The “DBRS Equivalent” of any rating by Moody’s, Fitch or S&P will be the rating set forth below under the heading “DBRS Rating” opposite the applicable rating by Moody’s, Fitch or S&P, provided that, for purposes of the determination of the Moody’s, Fitch or S&P Rating, if the applicable rating assigned by Moody’s, Fitch or S&P to an Obligor or its obligations is on “credit watch negative” or equivalent language, such rating will be treated as being one sub-category below such assigned rating:

Long Term Rating Equivalents

DBRS Rating	Moody’s	S&P	Fitch
AAA	Aaa	AAA	AAA
AA (high)	Aa1	AA+	AA+
AA	Aa2	AA	AA
AA (low)	Aa3	AA-	AA
A(high)	A1	A+	A+
A	A2	A	A
A (low)	A3	A-	A-
BBB (high)	Baa1	BBB+	BBB+
BBB	Baa2	BBB	BBB
BBB (low)	Baa3	BBB-	BBB-
BB (high)	Ba1	BB+	BB+
BB	Ba2	BB	BB
BB (low)	Ba3	BB-	BB-
B (high)	B1	B+	B+
B	B2	B	B
B (low)	B3	B-	B-
CCC (high)	Caa1	CCC+	CCC+
CCC	Caa2	CCC	CCC
CCC (low)	Caa3	CCC-	CCC-
CC	Ca	CC	CC
D	D, LD	D, SD	D, RD

Schedule XII

Investor Rating Summary Description (Risk Rating 1-10)

Schedule XIII

Portfolio Monitoring Process

(as set forth in the Brightwood Capital Corporation I Private Placement Memorandum)

Schedule XIV

Collection Account and Operating Account Details

Collection Account	U.S. Bank National Association Account Number 225052-700

Interest Collection Subaccount	U.S. Bank National Association Account Number 225052-201

Principal Collection Subaccount	U.S. Bank National Association Account Number 225052-202

Operating Account	U.S. Bank National Association Account Number 225052-200